                                                                    Exhibit 10.4

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                          LICENSE AND SUPPLY AGREEMENT

         This LICENSE AND SUPPLY AGREEMENT (the "Agreement") is entered into as of May 27, 2003 (the "Effective Date") between CORIXA CORPORATION, a Delaware corporation, with its principal place of business at 1124 Columbia Street, Suite 200, Seattle, WA 98104, U.S.A. and its subsidiary Coulter Pharmaceutical, Inc. (referred to individually as "Corixa Corporation" and "Coulter Pharmaceutical", respectively, and collectively as "Corixa"), and GLAXOSMITHKLINE INC., a corporation amalgamated and continued under the laws of Canada, with its principal place of business at 7333 Mississauga Road North, Mississauga, Ontario, Canada L5N 6L4 ("GSK Canada"). Both Corixa and GSK Canada are referred to individually as a "Party" and collectively as the "Parties."

         WHEREAS, Corixa has rights to and is developing Bexxar therapy, a therapeutic antibody product pending FDA approval; and

         WHEREAS, GSK Canada possesses development, marketing and distribution capability for therapeutic products in Canada; and

         WHEREAS, Corixa Corporation and GSK Canada entered into a Conditional Letter of Intent on February 17, 2003 (the "LOI") under which the Parties have made preparations to register such product in Canada and which is terminated by the signing of this Agreement; and

         WHEREAS, GSK Canada desires to obtain rights to commercialize such product in Canada for the treatment of humans, and Corixa is willing to grant such rights on the terms and conditions hereof; and

         WHEREAS, GSK Canada desires to obtain finished antibody for such product from Corixa, and Corixa is willing to provide such antibody on the terms and conditions hereof; and

         NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

         1.       DEFINITIONS

         The following terms shall have the following meanings as used in this
Agreement:

                  1.1 "AFFILIATE" means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word "control" (including, with correlative meaning, the terms "controlled by" or "under the common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

                  1.2 "ANNUAL CLINICAL FTE RATE" shall mean the amount to be paid by GSK Canada to Corixa for the services of one FTE. The Annual Clinical FTE Rate will be US[*] per year for calendar year 2003. For each subsequent calendar year, this rate will be adjusted by the percentage change in the monthly Consumer Price Index for the immediately preceding December as compared to the base month of December 2002. The index source will be the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor and covering Seattle, Tacoma and Bremerton (all in the state of Washington). Should indices covering all of the foregoing areas not be available, then the national index will be used as the reference.

                  1.3 "ANNUAL NET SALES" shall mean, with respect to a particular calendar year, the total Net Sales for such calendar year.

                  1.4 "BATCH CERTIFICATE" shall mean (a) a certificate issued by the manufacturer of a lot or batch of a drug that is exported from the country of manufacture under a mutual recognition agreement, which certificate includes (i) a detailed description of such drug, (ii) analytical test methods and results performed on such lot or batch, (iii) addresses of the buildings where such lot or batch was manufactured, packaged, labeled and tested, (iv) a master production document for such drug, and (v) certification that Good Manufacturing Practices were followed; or (b) such other consistent, but more detailed definition as provided in the Quality Policy Manual.

                  1.5      "BI PHARMA" SHALL MEAN Boehringer Ingelheim Pharma
KG.

                  1.6 "BI PHARMA AGREEMENTS" shall mean (a) the Supply Agreement between Coulter Pharmaceutical and BI Pharma dated November 3, 1998, as amended by (i) letter agreements dated July 17, 2001 and January 11, 2002 and
(ii) an amendment dated February 24, 2003, and (b) the Contract Research and Development Agreement between Coulter Pharmaceutical and Dr. Karl Thomae GmbH dated October 22, 1997.

                  1.7 "BLA" shall mean a Biologics License Application, as defined by the regulations promulgated under the FD&C Act and the United States Public Health Services Act and any supplements thereunder, as amended from time to time.

                  1.8 "BUSINESS DAY" OR "BUSINESS DAY" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Washington and/or Ontario are obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days (or business days) are specified.

                  1.9 "CERTIFICATE OF ANALYSIS" shall mean (a) a certificate issued by the manufacturer of a lot or batch of a drug, which certificate (i) certifies that the lot was tested in accordance with Good Manufacturing Practice and Good Laboratory Practice, (ii) includes the analytical test results for such lot of drug, (iii) is in conformance with the applicable NDS, and (iv) states whether such drug is manufactured in accordance with the Specifications and cGMPs;

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                                       2.

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or (b) such other consistent, but more detailed definition as provided in the
Quality Policy Manual.

                  1.10 "CERTIFICATE OF MANUFACTURE" shall mean (a) a certificate issued by a vendor to a distributor or importer, which certificate
(i) attests that a specific lot or batch of drug has been produced in accordance with its master production documents, (ii) includes a detailed summary of current batch documentation, with reference to respective dates of revision, manufacture and packaging, and (iii) is signed and dated by the quality assurance department of such vendor; or (b) such other consistent, but more detailed definition as provided in the Quality Policy Manual.

                  1.11 "CLINICAL TRIAL" shall mean a trial, conducted by a Party or a licensee of a Party, in which the Product is administered to humans for one or more purposes, including, without limitation, with the goal of (a) generating data to support an application for Regulatory Approval of the Product, (b) familiarizing physicians with the use of the Product prior to Initial Approval or (c) generating data in connection with, and familiarizing physicians with, the use of the Product after Initial Approval.

                  1.12 "COLD COMPONENT" shall mean two 20ml vials of Tositumomab and one 3ml vial of Tositumomab.

                  1.13 "CONFIDENTIAL INFORMATION" shall have the meaning given such term in Section 9.1.

                  1.14 "CONTROLLED" means, with respect to any gene, protein, compound, material, Information or intellectual property right, that the Party owns or has a license to such gene, protein, compound, material, Information or intellectual property right and has the ability to grant to the other Parties access, a license or a sublicense (as applicable) to such gene, protein, compound, material, Information or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangements with any Third Party (or in the case of Corixa, with SB) existing at the time such Party would first be required hereunder to grant the other Parties such access, license or sublicense.

                  1.15 "CORIXA INTELLECTUAL PROPERTY RIGHTS" shall mean, subject to Section 7.3(f), (a) all Intellectual Property Rights that are Controlled by Corixa during the term of this Agreement, including those Patents set forth in Exhibit A (which Corixa may update from time to time) but excluding any Intellectual Property Rights that Corixa obtains Control of as a result of a merger or acquisition, and (b) all Intellectual Property Rights Controlled by Corixa that are (i) licensed by Corixa after the Effective Date pursuant to
Section 2.6 or (ii) developed, after the Effective Date and during the term of this Agreement, by Corixa or by one of Corixa's licensees for the Product in the Corixa Territory.

                  1.16 "CORIXA POST-APPROVAL TRIAL" shall have the meaning set forth in Section 3.9(b).

                  1.17 "CORIXA TERRITORY " shall mean all countries and territories of the world except those in the Territory.

                                       3.

                  1.18 "CROSS-TERRITORY CLINICAL TRIAL" shall mean a Clinical Trial conducted in the Territory and in at least one country or territory in the Corixa Territory.

                  1.19     "DANA-FARBER AGREEMENTS" shall mean:

                           (a)      Agreement between Coulter Corporation and
Dana-Farber Cancer Institute, Inc., dated April 1, 1994;

                           (b)      Assignment Agreement among Coulter
Pharmaceutical, Coulter Corporation, Interwest Partners V, L.P. and Interwest Investors V, dated February 24, 1995; and

                           (c)      Agreement Regarding Sublicenses among
Dana-Farber Cancer Institute, Coulter Corporation and Coulter Pharmaceutical, dated December 2, 1998.

                  1.20 "DEL" shall mean a Drug Establishment License, as defined by regulations promulgated by Health Canada.

                  1.21 "DILIGENT EFFORTS" means the level of efforts required to carry out obligations or tasks in a sustained manner consistent with the efforts a major Canadian pharmaceutical corporation devotes to a high priority therapeutic product of similar market potential, profit potential or strategic value resulting from its own research and/or development efforts, based on conditions then prevailing. Diligent Efforts requires that the Party:
(a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

                  1.22 "DIN" shall mean a Drug Identification Number, as defined by regulations promulgated by Health Canada.

                  1.23 "EXISTING SUPPLY AGREEMENTS" shall have the meaning set forth in Section 4.1.

                  1.24 "FD&C ACT" shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

                  1.25 "FDA" shall mean the United States Food and Drug Administration or its successor.

                  1.26 "FIELD" shall mean the treatment, prevention or palliation of any indication in humans. [*] shall [*] of [*].

                  1.27 "FIRST COMMERCIAL SALE" shall mean the first commercial sale of the Product in the Territory after the Product has been granted Regulatory Approval by Health Canada.

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                                       4.

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                  1.28     "FORCE MAJEURE" shall have the meaning set forth in
Section 13.7.

                  1.29 "FTE" means the equivalent of one person working full time for or on behalf of Corixa for one 12-month period in a clinical or regulatory capacity, which shall correspond to no less than 2000 hours per year.

                  1.30 "GOOD CLINICAL PRACTICE" OR "GCP" shall mean the then current standards for clinical trials for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidances promulgated thereunder, including without limitation the Code of Federal Regulations, as amended from time to time.

                  1.31 "GOOD LABORATORY PRACTICE" OR "GLP" shall mean the then current standards for laboratory activities for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidances promulgated thereunder, including without limitation the Code of Federal Regulations, as amended from time to time.

                  1.32 "GOOD MANUFACTURING PRACTICE" OR "GMP" shall mean the current standards for the manufacture of pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidances promulgated thereunder, including without limitation the Code of Federal Regulations, as amended from time to time.

                 1.33 "GSK CANADA INTELLECTUAL PROPERTY RIGHTS" shall mean all Intellectual Property Rights that are Controlled by GSK Canada during the term of this Agreement and that disclose, claim or embody Inventions.

                  1.34 "HEALTH CANADA" means the federal Canadian regulatory agency having jurisdiction over the manufacture, distribution, use and sale of the Product in the Territory, and includes the Biologic and Genetic Therapies Directorate of Health Canada or its successor.

                  1.35 "HOT COMPONENT" shall mean two 30ml vials of Iodine I 131 Tositumomab, one for dosimetric purposes and one for therapeutic purposes. Based on Corixa's experiences to date, approximately [*] of patients require a second therapeutic vial of Iodine I 131 Tositumomab. For such patients, a Hot Component will consist of three 30ml vials of Iodine I 131 Tositumomab, one for dosimetric purposes and two for therapeutic purposes.

                  1.36 "INFORMATION" means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

                  1.37 "INITIAL APPROVAL" shall mean the first approval of an NDS for the Product by Health Canada.

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                                       5.

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                  1.38     "INITIAL ROYALTY PERIOD" shall mean the period
commencing upon the First Commercial Sale and ending at the later to occur of:
(a) the expiration of the last-to-expire Patent in the Territory within the Corixa Intellectual Property Rights that claims the Product or its manufacture, formulation or use, and (b) the end of the calendar year in which the tenth
(10th) anniversary of the First Commercial Sale occurs.

                  1.39 "INTELLECTUAL PROPERTY RIGHTS" shall mean all Patents, copyrights, know-how, Information, or any other intellectual property other than trademarks that relate to the development, manufacture, importing, use, marketing, offer for sale and/or sale of the Product. The term "Intellectual Property Rights" shall include any rights obtained by any Party from a Third Party, including those obtained pursuant to Section 2.6, subject to the terms and conditions of the agreements in which such rights were conferred. The term "Intellectual Property Rights," however, shall not include Patents, copyrights, know-how, Information, or any other intellectual property of any Party for the [*], whether developed prior to or after the Effective Date.

                  1.40 "INVENTION" means any invention, development, result, know-how or other Information, and all intellectual property relating thereto, made, discovered or developed (a) solely by a Party and its employees, agents, contractors (including clinical research organizations) or sublicensees pursuant to work performed under the Agreement or (b) jointly by the Parties and their employees, agents or sublicensees pursuant to work performed under the Agreement.

                  1.41 "IODINE I 131 TOSITUMOMAB" shall mean a therapeutic, prophylactic or palliative product that (a) contains or comprises the IgG(2a) anti-CD20 murine monoclonal antibody conjugated with (131)Iodine that was one of the active agents tested in Corixa's clinical trials with Protocol Nos. RIT-II-004 and CP-97-012, (b) is supplied at [*] protein and activity concentrations of (i) [*] mg/mL and [*] mCi/mL (at calibration), respectively, for the dosimetric dosage form and (ii) [*] mg/mL and [*] mCi/mL (at calibration), respectively, for the therapeutic dosage form, and (c) has been formulated with [*] (or another formulation agreed upon in writing by the Parties). Except as otherwise specified in this Agreement, Iodine I 131 Tositumomab shall mean only filled material.

                  1.42 "JOINT MARKETING COMMITTEE" and "JMC" shall have the meanings given such terms in Section 3.2(a).

                  1.43 "JOINT OTHER INVENTIONS" means any and all Other Inventions made jointly by employees or agents of Corixa and GSK Canada pursuant to work conducted under the Agreement.

                  1.44 "LICENSED MARK" shall mean a trademark that has been registered or applied for in the Territory and is set forth on Exhibit C, which may be updated by Corixa from time to time in accordance with Section 8.4(a) or 8.4(b).

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                                       6.

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                  1.45     "LICENSED PRODUCT" shall mean the Product when it is
promoted, offered for sale or sold under (a) the Licensed Marks "BEXXAR" and "POWERED BY CORIXA" and (b) all other Licensed Marks agreed upon by the Parties.

                  1.46 "LICENSED SERVICES" shall mean all promotion, advertising or other services that are (a) performed under (i) the Licensed Mark "BEXXAR", (ii) if requested by Corixa for use with respect to such service, the Licensed Mark "POWERED BY CORIXA", and (iii) all other Licensed Marks agreed upon by the Parties with respect to such service, (b) related to the Product, and (c) approved in writing by Corixa.

                  1.47 "LOI" shall have the meaning set forth in the preamble to this Agreement.

                  1.48 "MARKETING PLAN" shall mean the plan (a) that specifies the means by which GSK Canada or its sublicensee intends to commercialize the Product in the Territory after it obtains Initial Approval, including a detailed description of and estimated timeline for all marketing and promotional activities and (b) that is prepared, reviewed and approved in accordance with the procedures set forth in Section 3.5.

                  1.49     "MCKESSON" shall mean McKesson BioServices
Corporation.

                  1.50 "MCKESSON AGREEMENT" means the Pharmaceutical Services Agreement between Coulter Pharmaceutical and McKesson, dated February 7, 2000.

                  1.51 "MICHIGAN AGREEMENT" shall mean (a) the Commercialization Agreement between Coulter Corporation and the Regents of the University of Michigan, dated November 1, 1994, (b) the Assignment of the Commercialization Agreement among Coulter Pharmaceutical, Coulter Corporation and the Regents of the University of Michigan, dated April 1, 1995, and (c) the Amendment to Commercialization Agreement between Coulter Pharmaceutical and the Regents of the University of Michigan, dated June 1, 1997.

                  1.52 "NDS" shall mean a New Drug Submission or a Supplemental New Drug Submission, as defined by regulations promulgated by Health Canada, or any other application for Regulatory Approval in the Territory that is the equivalent of a BLA.

                  1.53 "NET SALES" shall mean the gross amounts invoiced for sales of the Product in the Territory by GSK Canada or its Affiliates or sublicensees, as appropriate, to Third Parties, less the following items: (a) trade, quantity and cash discounts or rebates actually allowed and taken and any other adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods and recall returns; (b) credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations; (c) any Tax levied on the sale, transportation or delivery of the Product and borne by the seller thereof; (d) payments or rebates paid in connection with sales of the Product to any governmental or regulatory authority in respect of any medical insurance funded by a state, provincial or federal government; and (e) any charge for freight, insurance or other transportation costs charged to the customer. For clarity, Net Sales

                                       7.

shall not include sales of the Product by and between GSK Canada and its Affiliates or sublicensees (except where such Affiliates or sublicensees are end users).

                  1.54 "NORDION" shall mean MDS Nordion, a division of MDS (Canada) Inc.

                  1.55 "NORDION AGREEMENTS" shall mean (a) the Bexxar Supply Agreement between MDS (Canada) Inc., through its division, Nordion, and Coulter Pharmaceutical and Corixa Corporation expected to be dated in June, 2003; and
(b) the Supply Agreement for I-131 between Coulter Pharmaceutical and Nordion dated September 13, 2000.

                  1.56 "OTHER INVENTION" means any Invention that is not a Product Invention.

                  1.57 "PACKAGED BULK DRUG SUBSTANCE" shall mean bulk Tositumomab that is used solely in the manufacture of Iodine I 131 Tositumomab.

                  1.58 "PATENT" means (a) unexpired letters patent (including inventor's certificates) that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

                  1.59 "POTENTIAL LICENSED MARK" shall mean a trademark that has not been registered or applied for in the Territory and is set forth on Exhibit D.

                  1.60 "PRODUCT" shall mean Tositumomab and Iodine I 131 Tositumomab, either (a) together or (b) individually for use in connection with each other.

                  1.61 "PRODUCT INVENTION" means any Invention that pertains to the Product or its development, manufacture, formulation or use.

                  1.62 "QA/QC COSTS" shall mean Corixa's internal and external costs of quality assurance and quality control work performed by or on behalf of Corixa related to Product release and Product testing of the Cold Component and Hot Component determined in accordance with this Section 1.62, but only to the extent that such quality assurance and quality control work is required by FDA, Health Canada or other relevant regulatory authorities. QA/QC Costs shall be computed consistent with Article 1.71 of the SB Agreement, and shall include a reasonable allocation of Corixa's facility overhead, but shall exclude any allocation of the costs of establishing or validating a facility or any costs of excess capacity.

                  1.63 "QUALIFYING CLINICAL TRIAL" shall mean [*] in the [*] on [*].

                  1.64 "QUALITY POLICY MANUAL" shall have the meaning set forth in Section 4.11.

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                                       8.

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                  1.65     "REGULATORY APPROVAL" means any and all approvals
(including supplements, amendments, label expansions, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a product in a regulatory jurisdiction.

                  1.66     "SB" shall mean SmithKline Beecham Corporation.

                  1.67 "SB AGREEMENT" shall mean the Collaboration Agreement between Coulter Pharmaceutical and SB dated October 23, 1998, as amended by letter agreements dated April 20, 2000, February 12, 2001, and October 18, 2001.

                  1.68 "SCHEDULED BATCH COMPLETION DATE" shall have the meaning set forth in the Nordion Agreements. Corixa shall promptly inform GSK Canada, in the same manner in which it informs SB, of any planned deviations from the normal practice of [*] being the Scheduled Batch Completion Date for therapeutic Iodine I 131 Tositumomab and [*] being the Scheduled Batch Completion Date for diagnostic Iodine I 131 Tositumomab.

                  1.69 "SOLE OTHER INVENTIONS" means any and all Other Inventions made, discovered or developed solely by one Party's employees, agents, contractors (including clinical research organizations) or sublicensees pursuant to work performed under the Agreement.

                  1.70 "SPECIFICATIONS" shall mean the requirements and standards pertaining to Tositumomab or Iodine I 131 Tositumomab (depending upon context) and consistent with filings made for Regulatory Approval for the Product and all relevant written agreements between Corixa and a Third Party or SB with respect to manufacture or supply of Tositumomab, Iodine I 131 Tositumomab or the Product, which specifications have been agreed upon by the Parties in writing prior to the Effective Date, as may be modified from time to time in accordance with the procedures set forth in the Quality Policy Manual. The Specifications shall be release or stability specifications, as applicable, and each reference to Specifications shall mean the type of such specifications appropriate to the context.

                  1.71 "STANDARD COST OF GOODS" shall mean the cost of Cold Component, Hot Component, or Therapy and shall be computed using, unless otherwise provided, United States generally accepted accounting principles. Standard Cost of Goods shall include, without limitation, the following:

                           (a)      payments made by Corixa to Third Parties in
respect to such Cold Component, Hot Component or Therapy, including, but not limited to, the transfer price for such Cold Component, Hot Component or Therapy, costs of conjugating Tositumomab with (131)Iodine, cancellation payments, readiness payments and facilities charges owed to such Third Parties, plus

                           (b)      QA/QC Costs, plus

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                                       9.

                           (c)      the cost of forward foreign currency
contracts to protect against risk of changes in foreign exchange rates, provided that such costs are approved in advance by the Parties, plus

                           (d)      Corixa's out-of-pocket costs of freight and
tariffs associated with transporting such Cold Component, Hot Component or Therapy from the source of manufacture to the end user (or, in the case of Cold Component, to GSK Canada's storage facility in Canada), inclusive of interim points of delivery, but excluding (i) any such costs which are separately invoiced to a customer, and (ii) the personnel expenses involved in the management of supply chain logistics other than Corixa's cost of [*] FTE's in materials management, but excluding

                           (e)      depreciation, indirect costs other than
those specifically included, inventory holding costs other than those paid directly to third parties, and the costs of inventory write-offs.

Standard Cost of Goods will be computed annually in accordance with the methods described in Exhibit B unless Corixa and SB agree upon new methods for computing "Cost of Goods" pursuant to the SB Agreement, in which case it shall be computed in accordance with such new methods.

                  1.72 "TAXES" shall mean any present or future sales or use, value added, ad valorem or similar amounts (including in particular Goods and Services Tax, Harmonized Sales Tax and Quebec Sales Tax), stamp or other taxes, customs, duties, levies, imposts, deductions, charges, fees, withholdings, liabilities, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, assessed or withheld by any jurisdiction, by any political subdivision thereof or therein or by any other government or taxing authority of any kind, but excluding any tax payable on any income or gain.

                  1.73 "TERRITORY" shall mean the country of Canada and all provinces and territories thereof.

                  1.74 "THERAPY" shall mean two Cold Components and one Hot Component for administration to a single patient, unless otherwise adjusted by mutual agreement of the Parties.

                  1.75     "THIRD PARTY" means any entity other than (a) Corixa,
(b) GSK Canada or (c) an Affiliate of either of them.

                  1.76 "THIRD PARTY ROYALTIES" means all payments owed to Third Parties as a result of agreements entered into by Corixa pursuant to
Section 2.6, including all agreements granting Corixa licenses to intellectual property rights that the Parties were aware of on the Effective Date, but excluding any agreements entered into by Corixa pursuant to Section 2.6 that pertain to intellectual property rights that Corixa had actual knowledge on the Effective Date would be infringed by the sale of the Product in the Territory by GSK Canada or its sublicensee but which knowledge Corixa did not disclose to GSK Canada.

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                                       10.

                  1.77 "TOSITUMOMAB" shall mean a therapeutic, prophylactic or palliative product that (a) contains or comprises the IgG(2a) anti-CD20 murine monoclonal antibody that (i) was administered to patients in Corixa's clinical trials with Protocol Nos. RIT-II-004 and CP-97-012 and (ii) has not been conjugated with (131)Iodine or any other isotope, molecule, compound or moiety, (b) is supplied as [*] mg/mL in [*]-mg and [*]-mg single-use vials and
(c) has been formulated with [*] and [*] (or another formulation agreed upon in writing by the Parties). Except as otherwise specified in this Agreement, Tositumomab shall mean only filled material.

         2.       LICENSES AND EXCLUSIVITY

                  2.1      LICENSES TO GSK CANADA

                           (a)      PATENTS AND KNOW-HOW. Subject to the terms
and conditions of this Agreement, Corixa hereby grants GSK Canada an exclusive, royalty-bearing license, under all Corixa Intellectual Property Rights (i) to develop the Product in the Field in the Territory, (ii) to use and import the Product in the Field in the Territory and (iii) to keep, offer for sale and sell the Product in the Field in the Territory.

                           (b)      TRADEMARKS. Subject to the terms and
conditions of this Agreement (including without limitation Article 8), Corixa hereby grants GSK Canada an exclusive, royalty-bearing license, to use the Licensed Marks in the Territory upon, or in relation to, the Product and the Licensed Services.

                           (c)      SUBLICENSING. GSK Canada may grant
sublicenses of the licenses set forth in Sections 2.1(a) and 2.1(b), except for the license in Section 2.1(a)(i) (which license may not be sublicensed under any conditions), if the following conditions are met:

                                    (i)      Initial Approval has already been
obtained;

                                    (ii)     GSK Canada provides Corixa with a
copy of the written sublicense agreement prior to execution and obtains Corixa's written consent, which shall not be unreasonably withheld or delayed, to execute such sublicense agreement;

                                    (iii)    GSK Canada may only grant a
sublicense of the licenses set forth in Section 2.1(a)(ii) and (iii) in conjunction with the grant, to such sublicensee, of a sublicense of the license set forth in Section 2.1(b);

                                    (iv)     GSK Canada may only grant a
sublicense of the license set forth in Section 2.1(b) in conjunction with the grant, to such sublicensee, of a sublicense of the licenses set forth in Section 2.1(a)(ii) and (iii); and

                                    (v)      the written agreement contractually
obligates the sublicensee to abide by the applicable provisions of this Agreement as if such sublicensee were GSK Canada and lists Corixa as a third-party beneficiary of such sublicense agreement.

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All sublicenses granted pursuant to this Section 2.1(c) shall terminate upon the termination of this Agreement.

                  2.2 NEGATIVE COVENANT. GSK Canada covenants that it shall not, nor shall it cause any Affiliate or sublicensee to, (a) knowingly use or practice directly or indirectly, any Corixa Intellectual Property Rights or Licensed Marks for any other purposes other than those expressly permitted by this Agreement or (b) develop, use, import, keep, offer for sale or sell the Product in any manner outside the scope of the licenses set forth in Section 2.1(a).

                  2.3      LICENSES TO CORIXA.

                           (a)      MANUFACTURING. Subject to the terms and
conditions of this Agreement, GSK Canada hereby grants to Corixa a worldwide, exclusive, royalty-free license (with the right to sublicense), under GSK Canada Intellectual Property Rights, to make and have made Tositumomab, Iodine I 131 Tositumomab, the Product and products containing a IgG(2a) anti-CD20 murine monoclonal antibody (whether or not it has been conjugated with (131)Iodine or any other isotope, molecule, compound or moiety).

                           (b)      COMMERCIALIZATION. Subject to the terms and
conditions of this Agreement, GSK Canada hereby grants to Corixa an exclusive, royalty-free license (with the right to sublicense), under GSK Canada Intellectual Property Rights, to develop, use, sell, offer for sale, and import, solely in the Corixa Territory, Tositumomab, Iodine I 131 Tositumomab, the Product and products containing a IgG(2a) anti-CD20 murine monoclonal antibody (whether or not it has been conjugated with (131)Iodine or any other isotope, molecule, compound or moiety).

                  2.4 NEGATIVE COVENANT. Corixa covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to, knowingly use or practice directly or indirectly, any GSK Canada Intellectual Property Rights for any other purposes other than those expressly permitted by this Agreement.

                  2.5 EXISTING THIRD PARTY LICENSES. GSK Canada acknowledges and agrees to be bound by all provisions of the Dana-Farber Agreements and Michigan Agreements and all amendments thereto (including, without limitation, those provisions regarding royalty payments (as described in greater detail in Section 6.4), insurance and indemnification), to the extent that such provisions are applicable to activities performed in or for the benefit of the Territory pursuant to this Agreement. The Parties agree that the foregoing does not require GSK Canada to fulfill obligations arising under the Dana-Farber Agreements and Michigan Agreements as a result of the activities, for the benefit of the Corixa Territory, of Corixa or Corixa's other licensees, or to be responsible or liable for any failure or breach by Corixa of any of its obligations under any of those agreements, unless such failure or breach was due to GSK Canada's action or inaction. Corixa shall provide GSK Canada with each proposed amendment of the Dana-Farber Agreements or Michigan Agreements, and GSK Canada shall have reasonable opportunity to comment on such proposed amendment before it becomes effective.

                  2.6      NEW THIRD PARTY LICENSES.

                           (a)      In the event that the Parties agree that one
or more licenses under intellectual property held by a Third Party are necessary or desirable in order to assure that the

                                       12.

activities contemplated by this Agreement do not infringe the intellectual property rights of such Third Party, then Corixa shall use commercially reasonable efforts to obtain such license(s) from such Third Party, with the right to grant sublicense(s) to GSK Canada of the scope set forth in Section 2.1(a).

                           (b)      If the payments owed under a license
described in Section 2.6(a) would be Third Party Royalties, then prior to entering into the license agreement, Corixa shall obtain GSK Canada's consent to the economic terms of such license, provided that such consent shall not be unreasonably withheld or delayed. By giving such consent, GSK Canada acknowledges and agrees to be bound by all provisions of such license agreement (including, without limitation, those provisions regarding royalty payments (as described in greater detail in Section 6.5), insurance and indemnification), to the extent that such provisions are applicable to activities performed in or for the benefit of the Territory pursuant to this Agreement. The Parties agree that the foregoing does not require GSK Canada to fulfill obligations arising under such license agreement as a result of the activities, for the benefit of the Corixa Territory, of Corixa or Corixa's other licensees, or to be responsible or liable for any failure or breach by Corixa of any of its obligations under any of those agreements, unless such failure or breach was due to GSK Canada's action or inaction. Allocation between the Parties of the amounts payable to such Third Party on account of such license agreement shall be as set forth in
Section 6.5.

                           (c)      If the payments owed under a license
described in Section 2.6(a) would not be Third Party Royalties, then Corixa need not obtain GSK Canada's consent before entering into the license, and Corixa shall be responsible for all payments owed under the license, provided that GSK Canada timely and accurately provides all information requested by Corixa to calculate and substantiate the amount of such payments.

                  2.7 EXCLUSIVITY. If GSK Canada or its Affiliate or sublicensee files an NDS or other application for Regulatory Approval in the Territory, to market an antibody directed at CD20 (other than the Product and whether or not such antibody is conjugated to any isotope, molecule, compound or moiety) for the same indication for which GSK Canada plans to seek, is seeking or has received Regulatory Approval in the Territory for the Product, GSK Canada shall immediately notify Corixa. Corixa may at any time thereafter, upon six months prior written notice to GSK Canada, terminate this Agreement or convert the licenses contained in Section 2.1 to nonexclusive. If GSK Canada fails to notify Corixa immediately after the filing of such an NDS, Corixa may nevertheless terminate this Agreement or convert the licenses contained in
Section 2.1 to nonexclusive, but the length of the prior notice period shall be decreased by the amount of time of GSK Canada's delay in providing notification to Corixa of such NDS filing.

                  2.8 RIGHT OF FIRST NEGOTIATION. If Corixa or any Affiliate of Corixa that Corixa controls (as such term is defined in Section 1.1) develops a therapeutic antibody directed at CD20 (other than the Product and whether or not such antibody is conjugated to any isotope, molecule, compound or moiety) for the same indication for which GSK Canada plans to seek, is seeking or has received Regulatory Approval in the Territory for the Product and Corixa has the ability to grant a license to GSK Canada to develop and market such antibody in the Territory for such indication, then Corixa shall, at any time prior to the earlier of (a) Corixa's filing an NDS or other application for Regulatory Approval in the Territory, to market such antibody for such indication or (b) Corixa's granting to a Third Party a license to develop and market in the

                                       13.

Territory such antibody for such indication, offer GSK Canada the opportunity to consider whether it wishes to acquire a license to develop and market in the Territory such antibody for such indication as follows: Corixa shall provide to GSK Canada under confidentiality such information and data as Corixa reasonably determines is sufficient to enable GSK Canada to evaluate whether it wishes to acquire such a license. GSK Canada shall have [*] days following receipt of such information in which to inform Corixa in writing that it is interested in acquiring such a license. Thereafter, the Parties shall negotiate in good faith for [*] days on the terms of a license agreement. If GSK Canada fails to notify Corixa of its interest or the Parties fail to execute a written license agreement within the applicable period, then GSK Canada shall have no rights with respect to such antibody, and Corixa shall have unrestricted rights (without compensation to GSK Canada) to develop and market such antibody in the Territory for any indication and to grant a Third Party a license to do so. The right of first negotiation under this Section 2.8 shall expire upon the earlier of (i) the end of the Initial Royalty Period and (ii) termination of this Agreement.

                  2.9 CONVERSION TO DISTRIBUTORSHIP. If at any time during the term of this Agreement, the Parties agree or GSK Canada decides and notifies Corixa in writing that GSK Canada does not need any of the licenses granted by Corixa in Section 2.1(a) to develop, use, import, offer for sale or sell the Product in the Field in the Territory, this Agreement shall automatically convert to an exclusive distribution agreement for the Territory in the Field. GSK Canada shall nevertheless remain obligated to make all payments specified in this Agreement, including without limitation the royalty payments set forth in Sections 6.3, 6.4 and 6.5.

         3.       REGISTRATION AND MARKETING

                  3.1 OVERVIEW. GSK Canada shall be responsible for carrying out all registration and marketing activities for the Product in the Territory and for bearing all costs associated with such activities. As set forth in greater detail in Section 3.10(b), Corixa shall provide, at GSK Canada's expense, reasonable assistance to GSK Canada (a) in connection with obtaining Initial Approval for the Product in the Territory, and (b) subject to the availability of Corixa FTEs, in connection with any regulatory filings or Regulatory Approvals for the Product in the Territory determined by GSK Canada to be necessary or desirable following the obtaining of Initial Approval.

                  3.2      JOINT MARKETING COMMITTEE (JMC)

                           (a)      PURPOSE; FORMATION. Within thirty (30) days
after the Effective Date, the Parties will appoint their respective representatives to a committee to oversee, coordinate and provide strategic direction to the commercialization of the Product for and in the Territory and to approve the plans, budgets and resource allocations for such activities (the "Joint Marketing Committee" or "JMC"). The JMC may discuss regulatory matters as they come up from time to time.

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                           (b)      MEMBERSHIP. Corixa and GSK Canada shall each
initially appoint two (2) representatives to the JMC. GSK Canada's initial JMC representatives shall be [*] and [*]; Corixa's initial JMC representatives shall be [*] and [*]. The JMC may change its size from time to time by mutual consent of its members; provided that the JMC shall at all times consist of an equal number of representatives of each of Corixa and GSK Canada. Corixa and GSK
Canada may each replace its JMC representatives at any time upon written notice to the other Party. At least one (1) of each Party's representatives on the JMC will have the title of Vice-President (or a comparable position) or above for such Party. The JMC may invite nonmembers to participate in the discussions and meetings of the JMC, provided that such participants shall have no voting authority at the JMC.

                           (c)      CHAIRPERSON. GSK Canada shall name, from
among its JMC representatives, a chairperson of the JMC. The chairperson shall be responsible for administering JMC meetings but shall have no additional powers or rights beyond those held by the other representatives on the JMC. The chairperson will be responsible for preparing minutes of JMC meetings, which shall be circulated for review and approval by all members within thirty (30) days after each meeting.

                           (d)      DECISION-MAKING. The JMC shall act by
unanimous vote, with each Party having one (1) vote. The Parties shall engage in good faith discussions to reach agreement on all issues presented. If the JMC becomes deadlocked on an issue, then [*] shall be the decision maker on all issues relating to [*], and [*] or [*], and any Party may refer the matter for dispute resolution pursuant to Section 13.1 by written notice to the other Parties if the issue is related to any other subject. Notwithstanding the foregoing, (i) [*] shall not have the authority to make any deadlock-ending decisions with respect to [*], and (ii) if the JMC becomes deadlocked on any issue that affects [*] shall not be the decision maker with respect to such issue and either Corixa or GSK Canada may refer the matter for dispute resolution pursuant to Section 13.1 by written notice to the other Party.

                           (e)      MEETINGS. The JMC shall meet at least once
per calendar quarter throughout the term of this Agreement, unless the Parties mutually agree in writing to a different frequency or to disband the JMC. Any member of the JMC may call a special meeting of the JMC from time to time to address issues in connection with which a decision or review is reasonably required prior to the next regularly scheduled JMC meeting. The JMC will meet at locations alternately selected by Corixa and by GSK Canada. The JMC may meet by video or audio conference. Meetings of the JMC will be effective only if a representative of each Party is present or participating. Each Party shall bear all expenses it incurs in regard to participating in JMC meetings, including all travel and living expenses.

                           (f)      SPECIFIC RESPONSIBILITIES OF THE JMC. In
addition to its general responsibility to oversee, monitor, review, coordinate and provide strategic direction to the commercialization of the Product for and in the Territory, the JMC shall in particular:

                                    (i)      review, coordinate and approve all
plans for marketing activities with respect to the Product in or for the Territory;

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                                    (ii)     facilitate the flow of information
between the Parties with respect to such activities for the Product in the Territory;

                                    (iii)    oversee the activities of GSK
Canada in marketing, selling and distributing the Product in the Territory, including pre-launch and post-launch activities;

                                    (iv)     review and comment on the Marketing
Plan and all updates thereto, as provided in Section 3.5;

                                    (v)      monitor GSK Canada's compliance
with the Marketing Plan; and

                                    (vi)     perform any other functions set
forth for the JMC in this Agreement.

                           (g)      LIMITED AUTHORITY. The JMC shall have no
authority to amend this Agreement.

                  3.3 SUBTEAMS FROM SB AGREEMENT. The Joint Finance Subteam and the Joint Manufacture and Supply Chain Subteam established by SB and Corixa pursuant to the SB Agreement may periodically provide information to the JMC to help it coordinate the activities of the Parties and SB and optimize the implementation of this Agreement. Such subteams shall not have any decision-making authority with respect to this Agreement.

                  3.4      DILIGENCE.

                           (a)      GENERAL REQUIREMENT. GSK Canada shall use
Diligent Efforts to: (i) obtain Regulatory Approval of the Product in the Territory, (ii) obtain reimbursement, promote, market and sell the Product in the Territory, and (iii) carry out the tasks set forth in the Marketing Plan at the times specified therein.

                           (b)      SPECIFIC ACTIONS. In partial fulfillment of
the diligence obligations set forth in Section 3.4(a), GSK Canada shall perform the following actions by the dates specified herein, subject to Section 3.4(c):

                                   (i)      [*] by [*];

                                   (ii)     [*]; and

                                   (iii)    [*]

                           (c)      The Parties acknowledge and agree that,
while failure to perform the actions set forth in Section 3.4(b) by the specified dates shall constitute a material breach of the diligence obligations set forth in Section 3.4(a), performance of such actions by such dates shall not be sufficient to fulfill such diligence obligations in their entirety. If GSK Canada fails to perform one or more actions set forth in Section 3.4(b) by the date(s) specified therefor in

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Section 3.4(b), Corixa may terminate this Agreement pursuant to Section 10.3 unless (i) such failure was due to a Force Majeure event, in which case GSK Canada shall be entitled to an extension of time equal to the duration of such Force Majeure event; or (ii) such failure was due to Corixa's (1) failure to review and approve the plans and protocols in respect of the Clinical Trial in a timely manner pursuant to Section 3.7(a) or (2) material breach of its obligations under Section 3.10(b), in which case GSK Canada shall be entitled to an extension of time equal to the delay attributable to such failure or breach. Corixa shall be presumed to have fulfilled its obligations under Sections 3.7(a) and 3.10(b), if Corixa provides or has provided, pursuant to and in accordance with the terms of this Agreement and/or the LOI, [*] or more to GSK Canada for assistance in matters specified therein. For the purposes of Section 3.4(b)(ii), a Force Majeure event shall include delays in obtaining Initial Approval due to Health Canada's action or inaction, provided that such delays are outside of GSK Canada's control and not attributable to GSK Canada's action or inaction (including, without limitation, (A) delay or errors in filing of documents necessary to obtain Initial Approval, (B) delay or errors in responding to inquiries or requests from Health Canada, or (C) insufficiency of data or responses provided to Health Canada). For the purposes of Section 3.4(b)(iii), a Force Majeure event shall include supply Product limitations outside of GSK Canada's control but shall not include supply limitations arising from GSK Canada's failure to forecast or order sufficient amounts of Product.

                  3.5 MARKETING PLAN. GSK Canada shall submit a proposed Marketing Plan to the JMC by the later of (a) [*] and (b) [*] after filing the NDS for the Product in the Territory. Prior to such submission, GSK Canada shall use reasonable efforts to keep the JMC informed of its marketing plans for the Product in the Territory. The JMC may suggest revisions to the Marketing Plan or any updated Marketing Plan and GSK Canada shall consider in good faith the JMC's proposed revisions to such Marketing Plan and incorporate those that are commercially reasonable. GSK Canada shall update the Marketing Plan each time it obtains a new Regulatory Approval for the Product in the Territory and no less often than once a year.

                  3.6 TRANSFER OF PRE-EXISTING DATA. All preclinical and clinical data relating to the Product that were provided to GSK Canada pursuant to the LOI are the Confidential Information of Corixa, and GSK Canada may use such data solely for the purpose of obtaining Regulatory Approval of or marketing the Product in the Territory. Corixa shall also make reasonable efforts to arrange for GSK Canada to have a right of cross reference on all regulatory filings in the Corixa Territory, made prior to the Effective Date and by Corixa, that include data from a Clinical Trial initiated prior to the Effective Date, provided that Corixa shall not be obligated to make any payments to its licensees or corporate partners in the Corixa Territory to fulfill such obligation. If such efforts are successful, GSK Canada shall have the right to use, solely for the purpose of obtaining Regulatory Approval of or marketing the Product in the Territory, any data generated or created in relation to or as a result of such regulatory filings.

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                  3.7      CLINICAL TRIALS SOLELY IN THE TERRITORY.

                           (a)      RESPONSIBILITIES.

                                    (i)      GSK CANADA. GSK Canada shall be
responsible for planning, deciding whether or not to perform, and performing all Clinical Trials conducted solely in the Territory that are initiated after the Effective Date and shall bear all expenses associated with such activities. GSK Canada shall conduct such Clinical Trials in accordance with GCP and any other applicable requirements for clinical trial activities under the laws, rules or regulations of the Territory.

                                    (ii)     QUALIFYING CLINICAL TRIAL.

                                             (1)      As of the Effective Date,
GSK Canada is considering conducting a Qualifying Clinical Trial. Subject to
Section 3.9(b), if GSK Canada plans or conducts a Qualifying Clinical Trial at a time when Corixa [*] planning or conducting the Corixa Post-Approval Trial, GSK Canada shall ensure that the [*]. The Parties shall [*], via the JMC, to [*] with the understanding that Corixa [*], with respect to issues concerning the Corixa Post-Approval Trial. If Corixa performs training on behalf of GSK Canada with respect to a Qualifying Clinical Trial, then GSK Canada shall reimburse Corixa, within thirty (30) day of Corixa's invoice, for all out-of-pocket and personnel expenses (which personnel expenses shall be calculated at the Annual Clinical FTE Rate) incurred in connection with providing such training.

                                             (2)      At least forty-five (45)
days before the planned start date of a Qualifying Clinical Trial, GSK Canada shall submit to Corixa the concept protocol, protocol timelines and proposed clinical sites for such Clinical Trial that GSK Canada circulates internally in accordance with its then current approval requirements for a clinical trial. Such concept protocol shall include the following sections: rationale, objective(s), endpoint(s), study design, dose rationale, study population, study assessments and procedures, data analysis and statistical considerations, and data management. Corixa shall review such concept protocol within fifteen (15) days. GSK Canada shall also submit to Corixa the full protocol for such Qualifying Clinical Trial. Corixa shall review such full protocol within fifteen
(15) days. GSK Canada shall not initiate any Qualifying Clinical Trial before it receives Corixa's written approval which shall not be unreasonably withheld or delayed, of the concept protocol as well as the full protocol for such Qualifying Clinical Trial. GSK Canada shall not be required to reimburse Corixa for expenses Corixa incurs in connection with its review of the concept protocol and full protocol pursuant to this Section 3.7(a)(ii)(2).

                                    (iii)    OTHER CLINICAL TRIALS. With respect
to each Clinical Trial to be conducted solely in the Territory and that is not a Qualifying Clinical Trial, GSK Canada shall submit the protocols for such Clinical Trial at least sixty (60) days before GSK Canada intends to initiate such Clinical Trial. Corixa shall review such protocols in a timely manner. GSK Canada shall not initiate such Clinical Trial before it receives Corixa's written approval, which shall not be unreasonably withheld or delayed, of such protocols for such Clinical Trial.

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GSK Canada shall not be required to reimburse Corixa for expenses Corixa incurs in connection with its review of such Clinical Trial protocols for approval purposes.

                                    (iv)     ADVICE FROM CORIXA. GSK Canada may
seek Corixa's advice and assistance regarding the conduct of Clinical Trials solely in the Territory, including the transfer of any necessary documents and information. Corixa shall provide in a timely manner, and, subject to Corixa's reasonable availability, in no event later than 15 business days from the date of Corixa's receipt of such request, all such advice and assistance that is reasonably requested by GSK Canada for provision in such timeframe, and GSK Canada shall reimburse Corixa, within thirty (30) day of Corixa's invoice, for all out-of-pocket and personnel expenses (which personnel expenses shall be calculated at the Annual Clinical FTE Rate) incurred in connection with providing such advice and assistance, including advice and assistance provided at GSK Canada's request following Corixa's rejection of Clinical Trial protocols submitted by GSK Canada for Corixa's approval.

                           (b)      ACCESS TO DATA. Within thirty (30) days
after the beginning of each calendar quarter during the term of this Agreement, GSK Canada shall provide Corixa with copies of all analyzed data in GSK Canada's possession at such time that were analyzed during the preceding calendar quarter and were generated or analyzed (i) as a result of any Clinical Trial conducted by GSK Canada solely in the Territory or (ii) in relation to or as a result of a regulatory filing for the Product in the Territory. Corixa may publish or otherwise publicly disclose such data only after the primary analysis and underlying data have been reviewed and released by GSK Canada. Subject to the foregoing and the nondisclosure obligations of Section 9.1, Corixa may nevertheless use such data at any time for any purpose relating to the Product in the Corixa Territory. GSK Canada shall arrange for Corixa to have a right of cross reference on all regulatory filings in the Territory made by or on behalf of GSK Canada that include data from any Clinical Trial conducted by GSK Canada solely in the Territory.

                  3.8 CLINICAL TRIALS SOLELY IN THE CORIXA TERRITORY. Corixa shall provide written notice to GSK Canada regarding the existence of any Clinical Trial that is initiated after the Effective Date and conducted solely in the Corixa Territory. In the event that GSK Canada desires to participate financially in such a Clinical Trial that is being conducted solely by Corixa, then Corixa shall in good faith attempt to permit GSK Canada to do so on commercially reasonable terms. In the event that GSK Canada desires to participate financially in such a Clinical Trial that is being conducted, in whole or in part, by another licensee of Corixa, then Corixa shall in good faith attempt to permit GSK Canada to do so on the terms that Corixa is subject to, with respect to the Territory, as a result of its agreements with such licensee. In the event that GSK Canada requires the data from any such Clinical Trial to assist in obtaining the Initial Approval for the Product in the Territory, GSK Canada shall provide written notice of such desire to Corixa and Corixa shall make reasonable efforts to arrange for GSK Canada to have a right of cross reference on all regulatory filings in the Corixa Territory made by Corixa that include data from such Clinical Trial, provided that Corixa shall not be obligated to make any payments to its licensees or corporate partners in the Corixa Territory or to breach any confidentiality obligations to such licensees or corporate partners, to fulfill such obligation. Such reasonable efforts shall include, where applicable, requesting permission from such licensee or corporate partner in the Corixa Territory to grant such right of cross reference.

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                  3.9      CROSS-TERRITORY CLINICAL TRIALS.

                           (a)      If either Corixa or GSK Canada desires to
conduct a Cross-Territory Clinical Trial, the Parties shall discuss this possibility. GSK Canada acknowledges that Corixa cannot conduct a Clinical Trial in the United States without the consent of SB or a Clinical Trial in Europe without the consent of Amersham PLC. Subject to Section 3.9(b), in the event that the Parties do not agree, neither Corixa nor GSK Canada shall have the right to conduct a Clinical Trial in each other's Territory. If the Parties agree to carry out a Cross-Territory Clinical Trial, the Parties shall give first consideration to using in such Cross-Territory Clinical Trial sites in the Territory that are identified by GSK Canada as long as such sites reasonably meet Corixa's standards for Clinical Trial sites. However, GSK Canada acknowledges that Corixa does not have sole control over the selection of sites for any Cross-Territory Clinical Trial that involves a country in the Corixa Territory in which Corixa has a licensee or corporate partner.

                           (b)      (i)      As of the Effective Date, [*] and
[*] are [*] pursuant to the [*] that [*] shall [*] with a copy of the [*] that are, as of the Effective Date, [*]. Unless [*] otherwise and GSK Canada agrees,
(1) [*] will [*] for [*] and (2) [*] will [*], subject to Section 3.9(b)(iv).

                                    (ii)     Corixa acknowledges GSK Canada's
[*] the planned Corixa Post-Approval Trial, including the [*], the planned [*], and GSK Canada's [*] Qualifying Clinical Trial referred to in Section 3.7(a)(ii) and [*], for purposes of Section 3.9(a) hereof, GSK Canada agrees to [*] which are authorized by the [*] established pursuant to the [*] or which, with the authorization of the [*], are made by Corixa pursuant to discussions with the FDA. Subject to Section 3.9(b)(i), during the [*], Corixa shall [*].

                                    (iii)    Corixa Regulatory and GSK Canada
Regulatory representatives shall discuss with Health Canada the requirements of [*] The Parties shall agree on the optimal process in respect of the filing and communications with [*] in accordance with such requirements relating to the [*] At the request of either Party, GSK Canada or Corixa shall provide reasonable assistance to the other Party with respect to [*], which may include the requirement to [*].

                                    (iv)     In the event that as a result of
the conduct of the [*], the Clinical Development Department of GSK Canada determines that [*] in effect on the Effective Date for the [*] and the associated tasks required to [*]. Notwithstanding the foregoing, except as required by the [*] arising from or related to the [*] unless the Parties first agree in writing upon [*].

                                    (v)      The Parties acknowledge that,
notwithstanding the foregoing, it is possible that GSK Canada may be performing the Qualifying Clinical Trial [*] In such case, both Parties shall operate through the JMC to define the optimal processes intended to [*]

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                  3.10     REGULATORY FILINGS IN THE TERRITORY.

                           (a)      GSK CANADA'S RESPONSIBILITIES. GSK Canada
shall at its own expense prepare, file and prosecute in its name all relevant regulatory filings for Products in the Territory. GSK Canada shall also be the holder of the NDSs, DINs, DELs and other applicable regulatory filings and approval documents for the Product in the Territory, and will at its own expense, be responsible for all administrative matters necessary to compile and submit the NDSs and other applicable regulatory filings for the Product in the Territory. GSK Canada shall also be responsible for maintaining the NDSs, DINs, DELs and other applicable regulatory filings and approval documents and will bear the registration renewal fees for the NDSs, DINs, DELs and other applicable regulatory filings and approval documents of the Product in the Territory. GSK Canada will keep Corixa informed of its regulatory activities regarding the Product in the Territory on an ongoing and timely basis not less than once each calendar quarter, unless no regulatory activities were conducted in the quarter. In addition, GSK Canada shall provide Corixa with drafts of all regulatory filings, including NDSs and other applicable regulatory filings, at least 60 days before they are filed except for: (i) the NDS prepared pursuant to the LOI, which GSK Canada shall provide to Corixa in installments as soon as practically possible and with a reasonable time to review, and (ii) any regulatory filing that is in response to an inquiry from Health Canada and for which the response deadline is less than 90 days after such inquiry, in which case GSK Canada shall provide the draft regulatory filing to Corixa a reasonable time in advance of filing. Corixa shall have the right to comment thereon, provided that it does so within the response deadline, and GSK Canada shall revise the draft before filing to implement all reasonable Corixa comments.

                           (b)      CORIXA'S RESPONSIBILITIES. In order to
assist GSK Canada's performance of the obligations set forth in Section 3.10(a), Corixa shall, in a diligent and timely manner, provide up to [*], including FTEs provided pursuant to the LOI, to:

                                    (i)      review with GSK Canada the BLA for
the Product in the United States;

                                    (ii)     advise GSK Canada regarding its
strategy and action plan for obtaining Initial Approval;

                                    (iii)    review and provide GSK Canada with
comments upon all draft regulatory filings provided by GSK Canada in accordance with Section 3.10(a);

                                    (iv)     participate in the preparation of
timely responses to questions posed by Health Canada regarding regulatory filings for the Product in the Territory; and

                                    (v)      subject to the availability of
Corixa FTEs, provide any additional advice and assistance reasonably requested by GSK Canada regarding obtaining Regulatory Approval for the Product in the Territory or making any regulatory filing with respect to the Product in the Territory.

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The foregoing obligations shall be waived to the extent that Corixa performed them pursuant to the LOI. If a greater number of FTEs is required to complete the tasks described above, then Corixa shall use reasonable efforts to provide them. GSK Canada shall reimburse Corixa for all reasonable out-of-pocket and personnel expenses (which personnel expenses shall be calculated at the Annual Clinical FTE Rate) incurred in connection with providing services described in this Section 3.10(b) within thirty (30) days of receipt of an invoice from Corixa. Corixa shall provide such invoices on a monthly basis (if there is a payment due).

                           (c)      COMMUNICATIONS WITH REGULATORY AUTHORITIES.
From and after the Effective Date, Corixa shall promptly, and in any event, within 30 days of receipt or mailing, as the case may be, provide to GSK Canada copies of all (i) material correspondence, including a copy of the Annual Report to the FDA, between Corixa and the FDA or any other applicable regulatory authority relating to the Product in the United States, and (ii) material regulatory correspondence regarding regulatory warning letters, the withdrawal or possible withdrawal of the Product in the United States, or otherwise bearing on or relating to the safety and efficacy of the Product in the United States.

                  3.11 REPORTING. GSK Canada shall prepare and provide to Corixa written reports within thirty (30) days following the end of each calendar quarter summarizing the work done by GSK Canada and its sublicensees pursuant to this Agreement, including with respect to obtaining Regulatory Approval of the Product in the Territory (which shall be done only by GSK Canada) and under the Marketing Plan (which shall be done by GSK Canada and/or its sublicensee), as applicable. Between such reports, GSK Canada shall keep Corixa reasonably informed of material developments relating to the activities performed by GSK Canada and its sublicensees hereunder, especially as to the Regulatory Approval of the Product in the Territory. In addition, GSK Canada shall inform Corixa in writing and in advance of implementation, of any decisions that GSK Canada ought reasonably to be expected to know that may significantly impact any part of the Corixa Territory for the Product.

                  3.12 RECORDS. GSK Canada and its sublicensees shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement. Such records shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Corixa shall have the right to review and copy, at Corixa's expense, such records at reasonable times to the extent necessary for Corixa to monitor GSK Canada's and its sublicensees' performance of its obligations under this Agreement.

                  3.13 PRICING. GSK Canada shall be responsible for [*] approval for the Product with the Patented Medicines Prices Review Board (the "PMPRB"), in accordance with PMPRB guidelines. GSK Canada shall keep Corixa informed regarding its pricing strategy and discussions with the PMPRB. At the request of GSK Canada, Corixa shall reasonably provide GSK Canada with pricing information in Corixa's possession or otherwise readily available to Corixa that is required by the PMPRB with respect to the Product in one or more countries of the Corixa Territory. After obtaining pricing approval from the PMPRB, the JMC shall determine,

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and revise from time to time if necessary, the price at which GSK Canada will sell the Product in the Territory.

                  3.14 REIMBURSEMENT. GSK Canada shall be responsible for obtaining reimbursements in the Territory from public and private payors.

                  3.15 COMPLIANCE. GSK Canada shall comply with all applicable laws, statutes, regulations, orders and health registration laws of any government entity in the Territory and with all other governmental and administrative requirements, policies and rules relating to the development, regulatory registration, importation, storage, distribution and marketing of the Product in the Territory.

         4.       MANUFACTURING AND SUPPLY OF THERAPIES.

                  4.1      GENERAL UNDERSTANDING.

                           (a)      EXISTING SUPPLY AGREEMENTS. Pursuant to the
BI Pharma Agreements, McKesson Agreement, and Nordion Agreements (the "Existing Supply Agreements"), Corixa has the ability to have Tositumomab and Iodine I 131 Tositumomab manufactured, stored and supplied to it and its licensees. Under this Agreement, Corixa will provide Therapies to GSK Canada for GSK Canada's use in the Territory in accordance with the terms of this Agreement. GSK Canada acknowledges and understands that Corixa's ability to supply Therapies to GSK Canada under this Agreement is limited by the BI Pharma Agreements, the McKesson Agreement, and the Nordion Agreements and Corixa's agreements with other suppliers and other licensees, including SB and Amersham PLC. Except to the extent that Section 4.3, 4.5 or 4.7 specifically requires GSK Canada to deal directly with Corixa rather than BI Pharma, Nordion or McKesson, GSK Canada hereby agrees to comply with all provisions of the Existing Supply Agreements (including any amendments thereof entered into in accordance with Section 4.1(b)) and all other agreements with Corixa suppliers as may exist in the future (and are entered into in accordance with Section 4.1(b)), to the extent that such provisions are applicable to Products intended for use in the Territory. The Parties agree that the foregoing does not require GSK Canada to fulfill obligations arising under such agreements as a result of the manufacture, storage or distribution of Products intended for use in the Corixa Territory.

                           (b)      NEW SUPPLY AGREEMENTS. Corixa shall notify
GSK Canada in writing prior to entering, during the term of this Agreement, into any new supply agreement(s) relevant to the manufacture, storage or distribution of Products intended for use in the Territory or amending any Existing Supply Agreement in a manner that alters the manufacture, storage or distribution of Products intended for use in the Territory. Corixa shall provide GSK Canada with a reasonable time, after such notification, to review and comment upon any such supply agreement(s) or amendment(s), and Corixa shall make reasonable efforts to implement all reasonable GSK Canada comments, provided that such comments do not benefit GSK Canada at the expense of Corixa or any of Corixa's licensees or corporate partners in the Corixa Territory. Following the execution of any such new supply agreement(s) or amendment(s) of any Existing Supply Agreement, the Parties shall amend this Agreement as necessary to make it consistent with the applicable terms of such supply agreement(s) or amendment(s). GSK Canada may terminate this Agreement, pursuant to Section 10.5(a), if it is materially adversely affected by the

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terms of any such new supply agreement(s) or amendment(s) or the corresponding amendment of this Agreement.

                           (c)      [*] AGREEMENTS. During that portion of the
term of this Agreement that the SB Agreement remains in force, Corixa and SB shall include GSK Canada in discussions regarding [*] for the United States (and possibly Canada) from [*] For clarity, the previous sentence does not confer upon GSK Canada [*]

                  4.2 REQUIREMENTS CONTRACT. Except as set forth in Sections 4.3(e), 4.3(f) and 4.16, and subject to GSK Canada's compliance with the forecasting and ordering obligations for Tositumomab and Iodine I 131 Tositumomab outlined in Sections 4.3(b), 4.3(c) and 4.3(d) and GSK Canada's compliance with the material terms and conditions of this Agreement, Corixa shall have manufactured and supply to GSK Canada all of its requirements in the Territory for Therapies in accordance with the Existing Supply Agreements. Corixa shall not be considered in breach of the foregoing obligation in the event that there are delays or interruptions in the manufacture or supply of Therapies or portions thereof, that are attributable to Third Parties. GSK Canada shall pay for such Therapies and any excess Tositumomab and Packaged Bulk Drug Substance ordered by it as set forth in Sections 6.7 and 6.8, respectively. GSK Canada shall obtain from Corixa all of GSK Canada's requirements for Therapies in the Territory, whether for development, marketing or commercial sale. GSK Canada acknowledges that the supply of Therapies may be subject to delays or interruptions due to suspended production during periods of scheduled maintenance of Nordion facilities in accordance with Section 4.6 of the Bexxar Supply Agreement expected to be dated in June, 2003. Corixa shall notify GSK Canada regarding the dates of such scheduled maintenance promptly after Corixa receives such information from Nordion.

                  4.3      FORECASTS AND ORDERING.

                           (a)      ANTICIPATED NUMBER OF THERAPIES. Corixa
anticipates being able to provide GSK Canada with up to the number of Therapies set forth below in the specified calendar years:

Calendar Year                      Maximum Number of Therapies
-------------                      ---------------------------
    2003                                      [*]
    2004                                      [*]
    2005                                      [*]

The foregoing estimates are based on the assumption that the percentage of patients requiring a second vial of Iodine I 131 Tositumomab will not exceed [*]

If Corixa becomes able to supply more than the specified number of Therapies in any one or more of the calendar years 2003, 2004 or 2005, then Corixa will provide to GSK Canada whatever number of additional Therapies the Parties agree upon. If the Parties fail to agree, then Corixa will provide to GSK Canada [*] of the additional Therapies. GSK Canada shall include

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such Corixa additional Therapies in the forecasts it supplies pursuant to
Sections 4.3(b), 4.3(c) and 4.3(d).

                           (b)      SUPPLY FROM BI PHARMA.

                                    (i)      No later than the [*] day of the
[*] month of each [*], GSK Canada shall furnish to Corixa, directly or via SB, a written rolling [*] forecast of GSK Canada's anticipated purchases of Therapies for the Territory which shall be consistent with the terms and conditions of the BI Pharma Agreements (the "BI Pharma Forecast"). The BI Pharma Forecast may be part of the forecast for the same time period that SB provides to Corixa pursuant to the SB Agreement, provided that such forecast is received by Corixa by the date specified in the previous sentence and further provided that the Therapies that GSK Canada intends to purchase will be separately identified in such forecast. Each BI Pharma Forecast shall cover a [*] forecast period starting the [*] day of the [*] after the [*] in which GSK Canada provided such BI Pharma Forecast to Corixa. By way of example, the BI Pharma Forecast which GSK Canada provides by [*] shall cover the period from [*] until [*], and the BI Pharma Forecast which GSK Canada provides by [*] shall cover the period from [*] until [*]. The BI Pharma Forecasts shall be submitted to Corixa in the format agreed upon by the Parties prior to the Effective Date (which format may be amended by Corixa during the term of this Agreement), and shall be consistent with the then-current manufacturing schedule of BI Pharma1. Such forecasts shall not call for supply of more than the maximum number of Therapies stated in
Section 4.3(a) for calendar years 2003, 2004 and 2005. GSK Canada shall be obligated to purchase from Corixa those portions of the BI Pharma Forecast that are binding under the BI Pharma Agreements. The payment terms for such purchases are set forth in Article 6 of this Agreement. Shortfalls shall be handled as set forth in Section 4.16.

                                    (ii)     In the event either Corixa or GSK
Canada desires to reduce the size of an order previously placed with BI Pharma for delivery within [*] months of such order, the percentage by which such order may be reduced under the BI Pharma Agreements shall be applied equally to the Territory and to the rest of the world unless the Parties otherwise agree. By way of example, if the BI Pharma Agreements permit a reduction in orders of up to [*] for orders with delivery dates during a specified time period in the future, and the Parties desire to reduce the order for that time period in the Territory by [*] and the Corixa Territory by [*] then the reduction for the Territory shall be limited to [*] while the order for the Corixa Territory is reduced by the full [*] In that case, by mutual agreement, any further reduction which would have been available for the order for the rest of the world may be reallocated to permit a further reduction in the order for the Territory.

                                    (iii)    If under the BI Pharma Agreements,
Corixa is obligated to take quantities of Tositumomab produced in excess of the total amount originally ordered by GSK Canada, Corixa and Corixa's other licensees and corporate partners (e.g., as a result of the inherent uncertainty of the quantity of material produced in each batch or due to minimum batch sizes), then at Corixa's option any excess quantities which Corixa is obligated to purchase shall

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(1) As of the Effective Date, BI Pharma manufactures Tositumomab and Packaged
Bulk Drug Substance [*] and delivers these items to McKesson and/or Nordion in approximately [*].

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be allocated as between the Territory and the Corixa Territory [*] on the basis of the [*] for delivery to each territory in [*].

                           (c)      SUPPLY FROM NORDION.

                                    (i)      No later than [*] prior to the
commencement of each [*] during the term of this Agreement, GSK Canada shall furnish to Corixa a written rolling [*] forecast of its anticipated purchase of Therapies for the Territory which shall be consistent with the terms and conditions of the Nordion Agreements (the "Nordion [*] Projection"). Such estimate is non-binding and for planning purposes only in order to allow Corixa to provide to Nordion GSK Canada's forecast, to ensure Nordion has all the materials necessary to manufacture Iodine I 131 Tositumomab, including, without limitation, enough available Isotope (as defined in the Nordion Agreements). Each Nordion [*] Projection shall cover a [*] forecast period starting the [*] day of the [*] after the [*] in which GSK Canada provided such Nordion [*] Projection to Corixa. By way of example, the Nordion [*] Projection which GSK Canada provides by [*] shall cover the period from [*] until [*]. The Nordion [*] Projections shall be submitted to Corixa in the format provided by Corixa by [*] (or any substitute format subsequently provided by Corixa). The number of Therapies called for in each Nordion [*] Projection shall not exceed the number of Therapies specified in the portion of the most recent BI Pharma Forecast that pertains to the forecast period, unless permitted by Corixa on account of the existence of excess GSK Canada-earmarked Tositumomab and Packaged Bulk Drug Substance at McKesson and/or Nordion (as a result of previous Nordion [*] Projections calling for fewer Therapies than the corresponding BI Pharma Forecasts).

                                    (ii)     During the period up to the [*]
anniversary of commencement of Commercial Supply (as defined in the Nordion Agreements), GSK Canada shall provide Corixa [*] prior to the [*] of each [*] with a written forecast of GSK Canada's requirements (the "Forecast") for Iodine I 131 Tositumomab for the [*] period commencing on such [*], as applicable, (the "Forecast Period"). The Forecast shall include the type of label to be used and shall set out Scheduled Batch Completion Dates. The first [*] of Scheduled Batch Completion Dates provided by GSK Canada in each Forecast shall be binding (the "Pre-Commercialization Firm Order"). The number of Therapies called for in each Forecast shall not exceed the number of Therapies specified in the portion of the most recent Nordion [*] Projection that pertains to the Forecast Period. For each [*] that is [*] of the Forecast Period for a particular Forecast (the "Firm Order"), if such Forecast specified that GSK Canada intended to purchase a number of Therapies (which number shall not be less than [*]) for such week and GSK Canada subsequently decides, prior to the placement of an order pursuant to
Section 4.3(c)(v) for such period, not to purchase any Therapies for such week, then GSK Canada shall pay Corixa a cancellation fee equal to [*] of any cancellation fee imposed upon Corixa pursuant to Section 9.2 of the Nordion Agreements. GSK Canada shall pay such fee within thirty (30) days of Corixa's invoice therefor.

                                    (iii)    During the period commencing after
the [*] anniversary of Commercial Supply, GSK Canada shall provide Corixa [*] prior to the [*] with a written forecast of GSK Canada's requirements (the "Commercial Forecast") for Iodine I 131 Tositumomab for

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the [*] period commencing on such [*] (the "Commercial Forecast Period"). The
Commercial Forecast shall include the type of label to be used and shall set out Scheduled Batch Completion Dates. The [*] of Scheduled Batch Completion Dates in each Commercial Forecast shall be binding (the "Post-Commercialization Firm Order"). The number of Therapies called for in each Commercial Forecast shall not exceed the number of Therapies specified in the portion of the most recent Nordion [*] Projection that pertains to the Commercial Forecast Period. For each week that is one of the [*] of the Commercial Forecast Period for a particular Commercial Forecast (the "Firm Order"), if such Commercial Forecast specified that GSK Canada intended to purchase a number of Therapies (which number shall not be less than [*]) for such week and GSK Canada subsequently decides, prior to the placement of an order pursuant to Section 4.3(c)(v) for such period, not to purchase any Therapies for such week, then GSK Canada shall pay Corixa a cancellation fee equal to [*] of any cancellation fee imposed upon Corixa pursuant to Section 9.2 of the Nordion Agreements. GSK Canada shall pay such fee within thirty (30) days of Corixa's invoice therefor.

                                    (iv)     Each Pre-Commercialization Firm
Order and Post-Commercialization Firm Order shall be known as a "Firm Order". For the avoidance of doubt, the term "binding", solely as used in Sections 4.3(c)(ii) and 4.3(c)(iii), refers to the requirement for GSK Canada to [*] produced at GSK Canada's request on the Scheduled Batch Completion Dates, [*] on each such Scheduled Batch Completion Date has been determined. By way of example, Exhibit E provides a schematic outlining the procedure provided for in Sections 4.3(c)(ii) and 4.3(c)(iii) above.

                                    (v)      At least [*] prior to each
Scheduled Batch Completion Date, GSK Canada shall electronically provide to Corixa, via the SB Bexxar Service Center, an order for all Therapies that it wishes to receive following such Scheduled Batch Completion Date. Each order shall specify the number of Therapies, the type(s) of label to be applied (including labels in respect of Clinical Trials), and the site(s) of delivery (provided that GSK Canada previously established, in accordance with Section 4.3(c)(vi), the legal authority of each such site to receive and possess the Therapies). For each such site, GSK Canada shall include in such order its account name, address, telephone number, radioactive license number, the expiration date and license limits of such radioactive license, safety officer contact name and phone number, date site was initiated (i.e. all training completed) and the site owner's federal business number. GSK Canada may change the site(s) of delivery of any Therapies or the number of Therapies to be produced for GSK Canada (provided that such changes, together with all other changes requested by Corixa or its other licensees, do not result in a change in [*]) with respect to a particular order, by electronic notice to Corixa, via the SB Bexxar Service Center, no later than [*] on the day that is [*] prior to the applicable Scheduled Batch Completion Date, provided GSK Canada previously established (in accordance with Section 4.3(c)(vi)) the legal authority of each site specified in such notice to receive and possess Therapies and that GSK Canada provides in such notice, the site-specific information identified above for each site that was not listed in the original order. The number of Therapies called for in each order shall not exceed the number of Therapies specified in the portion of the most recent Forecast or Commercial Forecast that pertains to such week. Each order shall be binding upon GSK Canada and GSK Canada shall purchase from Corixa the number of Therapies specified in such order, as

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modified by any changes thereto submitted in accordance with this Section
4.3(c)(v). The payment terms for such purchases are set forth in Article 6 of this Agreement. Shortfalls shall be handled as set forth in Section 4.16. If at any time during the term of this Agreement, GSK Canada does not provide the information described in this Section 4.3(c)(v) electronically via the SB Bexxar Service Center, then the deadlines set forth in this Section 4.3(c)(v) for providing such information to Corixa shall be adjusted to require GSK Canada to provide such information to Corixa [*] earlier than the deadline stated herein.

                                    (vi)     GSK Canada will provide Corixa with
a list of destinations to which Nordion may be requested by Corixa, on behalf of GSK Canada, to ship Iodine I 131 Tositumomab, no later than [*] days prior to the first shipment of Iodine I 131 Tositumomab to any such site(s). Corixa will notify GSK Canada regarding any regulatory requirements, identified by Nordion, for documentation establishing the legal authority of such site(s) to receive and possess (131) Iodine. GSK Canada shall promptly provide such documentation to Corixa, and Corixa shall in turn provide to Nordion all such documentation supplied by GSK Canada.

                           (d)      SUPPLY FROM McKESSON.

                                    (i)      No later than the [*], GSK Canada
shall furnish to Corixa a written rolling forecast for the [*] period commencing on the next calendar quarter (the "McKesson Forecast") of its requirements for McKesson to package and label Tositumomab. Such forecast shall be identify the number of vials of each product configuration to be labeled and packaged in each [*] in such [*] period.

                                    (ii)     At least [*] in advance of the date
that GSK Canada wishes to receive delivery of labeled and packaged Tositumomab in accordance with section 4.4(a) of this Agreement, GSK Canada shall provide a firm order request to Corixa, in the format provided by Corixa, that specifies the labeling and packaging run(s) to be performed by McKesson and date by which GSK Canada desires delivery. Corixa shall use commercially reasonable efforts to obtain a commitment from McKesson to perform such labeling and packaging services within the timeframe requested by GSK Canada. If McKesson fails to make such a commitment, Corixa shall negotiate with McKesson, on behalf of GSK Canada, an alternative labeling and packaging schedule that is reasonably acceptable to GSK Canada. GSK Canada shall purchase from Corixa, in accordance with the terms set forth in Article 6, all quantities of Tositumomab labeled and packaged by McKesson as a result of a firm order request provided by GSK Canada.

                           (e)      ORDERING OF SEPARATE BATCHES. If GSK Canada
provides Corixa with a binding forecast or order pursuant to Section 4.3(b) or 4.3(c), that if placed by Corixa with BI Pharma or Nordion, as applicable, would result in GSK Canada having an obligation to pay separate batch charges to Corixa pursuant to Section 6.7(b), then Corixa shall inform GSK Canada promptly after Corixa becomes aware of such circumstances and Corixa shall specify the deadline for GSK Canada to notify Corixa that it still wishes to place such binding forecast or order. If Corixa does not receive such notification from GSK Canada by such deadline, it shall not place such binding forecast or order with BI Pharma or Nordion, as applicable.

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                           (f)      ORDER CAUSING A BATCH SIZE INCREASE. If GSK
Canada provides Corixa with a binding forecast or order pursuant to Section 4.3(b) or 4.3(c), that if placed in its entirety by Corixa with BI Pharma or Nordion, as applicable, would result in GSK Canada having an obligation to pay increased batch size charges to Corixa pursuant to Section 6.7(c), then Corixa shall inform GSK Canada promptly after Corixa becomes aware of such circumstances and Corixa shall specify the deadline for GSK Canada to notify Corixa that it still wishes to place the entirety of such binding forecast or order. If Corixa does not receive such notification from GSK Canada by such deadline, it shall only place with BI Pharma or Nordion, as applicable, that portion of such binding forecast or order that does not necessitate a larger batch size than would have been made if GSK Canada had not attempted to place any binding forecast or order for such period.

                  4.4 VIAL LABELING AND PACKAGING. The Therapies provided to GSK Canada hereunder, including for Clinical Trial purposes, shall be vial labeled and packaged prior to delivery to GSK Canada as follows:

                           (a)      TOSITUMOMAB. GSK Canada shall provide to
McKesson (or another Third Party contract labeler of Corixa) pre-approved labels, cartons and leaflets for Tositumomab that comply with all applicable laws, rules and regulations in the Territory. Neither McKesson nor Corixa shall have any obligation to inspect or approve such labels, except for any obligations imposed by applicable laws, rules or regulations. At least [*] in advance of each labeling run, GSK Canada shall supply McKesson with the labels, cartons and leaflets required for such run and written instructions that specify the appropriate packaging components for each product configuration to be prepared in such run. GSK Canada shall inform Corixa prior to sending labels, cartons or leaflets to McKesson, and Corixa will promptly pass such information along to McKesson. The minimum batch size for vial labeling Tositumomab for provision to GSK Canada shall be [*] Cold Components, with the exception that, in calendar year 2003, [*] run will be performed on behalf of GSK Canada for [*] Cold Components ordered by GSK Canada for such year, even though such number is less than [*]. During the rest of the term of this Agreement, GSK Canada may request that vial labeling be performed upon batches of less than [*] Cold Components. Such reduced batch size vial labeling runs will be performed only if McKesson agrees to perform such runs and if GSK Canada agrees to [*] Labeled, packaged Tositumomab will be delivered to GSK Canada, in accordance with Section 4.5(a), in the shipping container that was validated by McKesson, on behalf of Corixa, prior to the Effective Date or any mutually agreed substitute for such shipping container. A temperature monitoring device shall be placed inside such shipping container.

                           (b)      IODINE I 131 TOSITUMOMAB. All Iodine I 131
Tositumomab shall be labeled with a primary label on the glass vial and a secondary label on the lead pig. GSK Canada shall provide to Nordion pre-approved secondary labels and leaflets (which leaflets shall be 8.5 x 11 inches in size) for Iodine I 131 Tositumomab that comply with all applicable laws, rules and regulations in the Territory. Neither Nordion nor Corixa shall have any obligation to inspect or approve such labels or leaflets, except for any obligations imposed by applicable laws, rules or regulations. At least [*] in advance of each labeling run, GSK Canada shall supply

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Nordion with the labels and leaflets required for such run and written instructions that specify the appropriate label(s) and leaflets for each product configuration to be prepared in such run.

                  4.5 DELIVERY; SHIPMENT; TITLE; DISTRIBUTION. The Cold Components of Therapies ordered by GSK Canada pursuant to Section 4.3(b) will be delivered to GSK Canada, pursuant to Section 4.5(a), whether or not GSK Canada places a corresponding order for Therapies pursuant to Section 4.3(c). The Hot Components of Therapies ordered pursuant to Section 4.3(c) shall be delivered to GSK Canada pursuant to Section 4.5(b).

                           (a)      TOSITUMOMAB.

                                    (i)      DELIVERY TO GSK CANADA. The
Tositumomab will be delivered to GSK Canada, FCA McKesson or an alternate Corixa supplier or repository. "FCA" shall be construed in accordance with INCOTERMS 2000 of the International Chamber of Commerce. Corixa shall, on behalf of GSK Canada, arrange for the exportation by GSK Canada of Tositumomab out of the United States and the importation by GSK Canada of Tositumomab into Canada pursuant to this Agreement. GSK Canada shall bear all expenses related to such exportation and importation and the delivery of Tositumomab to GSK Canada's storage facility, except for any shipping charges paid by Corixa pursuant to the McKesson Agreement (which shall be included in the amounts invoiced pursuant to Section 6.7).

                                    (ii)     DISTRIBUTION BY GSK CANADA.
Distribution of Tositumomab to radiopharmacies in the Territory shall be handled exclusively by GSK Canada and shall be in accordance with all applicable laws, rules and regulations. The expenses related to such distribution shall be solely the responsibility of GSK Canada.

                                             (1)      Corixa shall transmit
electronically to GSK Canada information regarding when GSK Canada should ship Tositumomab in order to fulfill orders received by the SB Bexxar Service Center from a radiopharmacy in the Territory.

                                             (2)      GSK Canada shall transmit
electronically to Corixa the following information regarding such shipment of
Tositumomab: the name of the carrier, the date of shipment, the shipment tracking number, and the estimated time of delivery.

                                             (3)      GSK Canada shall ensure
that the carrier electronically transmits to Corixa and the SB Bexxar Service Center proof of delivery of such Tositumomab to the radiopharmacy. (4) GSK Canada and Corixa shall develop and implement as soon as reasonably practicable an appropriate manual alternative to the electronic transmission process contemplated in Sections 4.5(a)(ii)(1)-(3) above and 4.5(b)(ii)(1)-(4) below to be available for use in the event that the electronic interface is not operative for any reason.

                           (b)      IODINE I 131 TOSITUMOMAB.

                                    (i)      DELIVERY TO GSK CANADA. The Iodine
I 131 Tositumomab will be delivered to GSK Canada, FCA Carrier's vehicle at Nordion's facility (or, if Section 3.2(c)(ii) of the Nordion Agreements applies, FCA Carrier's distribution center or hub or, if

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Section 3.2(c)(iii) of the Nordion Agreements applies, FCA the destination specified by GSK Canada for delivery of such Iodine I 131 Tositumomab). "FCA" shall be construed in accordance with INCOTERMS 2000 of the International Chamber of Commerce, and "Carrier" shall have the meaning set forth in the Nordion Agreements. GSK Canada shall bear the responsibility for all expenses related to the delivery of Packaged Bulk Drug Substance to Nordion's facility (which will be coordinated by Corixa). Such expenses are included in the computation of Standard Cost of Goods.

                                    (ii)     DISTRIBUTION ON BEHALF OF GSK
CANADA. GSK Canada shall bear the responsibility for all expenses related to the delivery of Iodine I 131 Tositumomab from Nordion's facility to GSK Canada's customers, as a component of the Standard Cost of Goods. For greater certainty, notwithstanding GSK Canada's responsibility for all delivery expenses as contemplated above, Corixa shall be responsible for coordinating, on GSK Canada's behalf, shipment orders and delivery confirmations for the GSK Canada Iodine I 131 Tositumomab (the "GSK Canada I 131 Product"). In particular, Corixa shall:

                                             (1)      transmit electronically to
Nordion shipment orders provided to Corixa by the SB Bexxar Service Center with respect the GSK Canada I 131 Product;

                                             (2)      receive electronically
from Nordion and/or the Carrier information relating to the delivery by Nordion of the GSK Canada I 131 Product to the Carrier;

                                             (3)      receive electronically
from the Carrier information relating to proof of delivery by the Carrier of the GSK Canada I 131 Product to the radiopharmacy; and

                                             (4)      update Corixa's internal
system to reflect the information received under (2) and (3) and promptly provide this same information electronically to the SB Bexxar Service Center.

                           (c)      TITLE. Title to the Tositumomab portion of
the individual Therapies shall pass to GSK Canada when the Tositumomab is delivered to GSK Canada as set forth in Section 4.5(a)(i). Title to the Iodine I 131 Tositumomab portion of the individual Therapies shall pass to GSK Canada when the Iodine I-131 Tositumomab is delivered to GSK Canada as set forth in
Section 4.5(b)(i).

                           (d)      LIABILITY. Corixa shall not have any
liability on account of its coordination of shipment orders or confirmation of delivery pursuant to Section 4.5(a) or 4.5(b). unless (i) Corixa was grossly negligent or engaged in willful misconduct or (ii) Corixa can obtain indemnification from McKesson or Nordion (as applicable), in which case Corixa shall use commercially reasonable efforts to recover such indemnification and GSK Canada shall be entitled to its pro rata share of such recovered indemnification.

                           (e)      DISTRIBUTION SYSTEM MODIFICATION. The
Parties acknowledge that the Bexxar distribution system for the Product, which includes the electronic distribution systems of Corixa, the Bexxar Service Center, McKesson and Nordion, and the interfaces among these

                                       31.

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systems, does not, as of the Effective Date, have the ability to perform the electronic functions described in Sections 4.5(a)(ii) and 4.5(b)(ii). Corixa will use commercially reasonable efforts to modify the components of the Bexxar distribution system that are owned by Corixa (the "Corixa Distribution System") to perform such functions. Corixa will also provide GSK Canada with an estimate of costs of such modifications on the Corixa Distribution System, including Corixa's out-of-pocket and personnel expenses. Within thirty (30) days of receipt of an invoice from Corixa, GSK Canada shall reimburse Corixa for all reasonable out-of-pocket and personnel expenses (which personnel expenses shall be calculated at the Annual Clinical FTE Rate, even though such personnel work in an information technology capacity rather than a clinical or regulatory capacity) incurred by Corixa in connection with such modification of the Corixa Distribution System. Corixa shall promptly forward to GSK Canada all invoices it receives from the Bexxar Service Center, McKesson and Nordion for expenses they incur in connection with such modification of their respective portions of the Bexxar distribution system, including out-of-pocket and personnel expenses. GSK Canada shall pay such invoices by the due dates. Corixa shall perform manually all of the electronic functions described in Sections 4.5(a)(ii) and 4.5(b)(ii):
(1) until such time as the distribution system modification is complete and the modified system has been fully tested and (2) at all times thereafter when the distribution system is not operational or is undergoing maintenance. The Parties shall work together to try to solve any problems Corixa encounters in trying to modify its distribution system to perform the electronic functions described in Sections 4.5(a)(ii) and 4.5(b)(ii), and the Parties are free to alter distribution communication responsibilities in any manner that reasonably solves such problems. The Parties shall comply with such altered responsibilities and shall not be in breach of any obligations set forth in Sections 4.5(a)(ii) and 4.5(b)(ii) that are superseded by such alteration.

                  4.6 STORAGE. GSK Canada shall store the Tositumomab provided to it pursuant to Section 4.5(a) in accordance with (i) Corixa's and McKesson's specifications for storage and (ii) all applicable laws, rules and regulations. It shall be GSK Canada's sole responsibility to establish and maintain a site for such activities. Once each year during the term of the Agreement, Corixa shall have the right to inspect such site, upon reasonable notice to GSK Canada of the scope and focus of the inspection and during normal business hours at a mutually agreed time, for compliance with such specifications and laws, rules and regulations.

                  4.7      COMPLIANCE WITH SPECIFICATIONS.

                           (a)      TOSITUMOMAB. For all Tositumomab provided to
GSK Canada hereunder, Corixa shall provide to GSK Canada, within fifteen (15) business days of McKesson's release, (i) BI Pharma's Certificate of Analysis and Batch Certificate, (ii) McKesson's Certificate of Manufacture, and (iii) a label specimen. GSK Canada shall review such items within ten (10) business days of receipt. Any Tositumomab ordered by GSK Canada but rejected by Corixa or its agent on account of failure to comply with the Specifications will not be delivered to GSK Canada. With respect to all Tositumomab not so rejected, GSK Canada shall provide approval to Corixa to ship Tositumomab to GSK Canada unless such analysis certificates provided by Corixa demonstrate that such Tositumomab does not conform with the Specifications. In such case, GSK Canada shall promptly inform Corixa and Corixa will reject such Tositumomab.

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GSK Canada will perform an identification test upon receipt of Tositumomab in
Canada. If the Tositumomab passes the identification test GSK Canada will release the Tositumomab. If the Tositumomab fails the identification test, GSK Canada shall promptly inform Corixa and reject the Tositumomab. In such case, Corixa and GSK Canada will discuss the batch rejection and identify the root cause. If the cause of the rejection was a result of the failure of either BI Pharma or McKesson to comply with the specified order and contract terms with Corixa, Corixa shall use commercially reasonable efforts to procure from BI Pharma or McKesson, as applicable, any remedy available to Corixa pursuant to the BI Pharma Agreement or McKesson Agreement, as applicable, for such identification test failure. Corixa shall make available to GSK Canada all remedies so procured by Corixa.

GSK Canada shall be responsible for setting up adequate facilities and procedures for handling, storing and disposing of Tositumomab that does not pass the identification test.

                           (b)      IODINE I 131 TOSITUMOMAB.

                                    (i)      For all Iodine I 131 Tositumomab
provided to GSK Canada hereunder, Corixa shall provide to GSK Canada (1) a label specimen, (2) Nordion's Certificate of Analysis and Certificate of Manufacture, and (3) BI Pharma's Certificate of Analysis and Batch Certificate for the Packaged Bulk Drug Substance used by Nordion. Corixa shall provide the BI Pharma documentation on a one-time basis following the release of each Packaged Bulk Drug Substance batch, and GSK Canada will be responsible for maintaining archived Packaged Bulk Drug Substance release documents for Packaged Bulk Drug Substance batches used at Nordion. After Corixa has completed its release of the Product, Corixa shall provide the label specimen and Nordion documentation by [*] on the [*], provided that there is not a delay in obtaining the requisite information from Nordion. If such Iodine I 131 Tositumomab is for therapeutic purposes and is manufactured by Nordion in a batch that includes Iodine I 131 Tositumomab intended for use in Europe (a "European Batch"), Corixa shall provide the label specimen and Nordion documentation by [*] on the [*], provided that there is not a delay in obtaining the requisite information from Nordion. Corixa will inform GSK Canada at least [*] prior to the [*] if the batch being made on such date is a European Batch.

                                    (ii)     GSK Canada shall review the items
provided by Corixa pursuant to Section 4.7(b)(i) within [*] after GSK Canada's receipt of the label specimen and Nordion documentation (but no later than [*] on the [*] or, with respect to each European Batch, no later than [*] on the day after the [*]), unless Corixa provides such label specimen and Nordion documentation more than [*] before the deadline for such provision (in which case, GSK shall complete such review within [*] of receipt). Any Iodine I 131 Tositumomab ordered by GSK Canada but rejected by Corixa or its agent on account of failure to comply with the Specifications will not be delivered to GSK Canada. With respect to all such Iodine I 131 Tositumomab not so rejected, GSK Canada shall send a facsimile to Corixa releasing such Iodine I 131 Tositumomab by the review deadline stated in this Section 4.7(b)(ii) (but not later than [*] on the [*] or, with respect to each European Batch, not

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                                       33.
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 later than [*] on the day after the [*], unless such Certificates of Analysis provided by Corixa demonstrates that such Iodine I 131 Tositumomab does not conform with the Specifications. In such case, GSK Canada shall promptly inform Corixa by telephone and Corixa will reject such Iodine I 131 Tositumomab, provided that the time for rejection has not passed. GSK Canada shall be responsible for setting up adequate facilities and procedures for handling, storing and disposing of Iodine I 131 Tositumomab that does not conform with Specifications and that has been shipped from Nordion prior to a determination of failure to comply with Specifications. GSK Canada shall not be responsible for any failure of Nordion to handle, store and dispose of Iodine I 131 Tositumomab that does not conform with Specifications and that has not been shipped from the Nordion facility at the time of determination of failure to comply with Specifications, except that GSK Canada shall pay all costs associated with Nordion's handling, storage and disposal of Iodine I 131 Tositumomab that fails to comply with Specifications on account of GSK Canada's error or omission. GSK Canada understands that [*]. Corixa will use commercially reasonable efforts to ensure that Nordion completes [*] as promptly as possible and within [*] of release. Corixa will forthwith provide GSK Canada with the results of such testing once received by Corixa.

                                    (iii)    GSK Canada understands that, under
the Nordion shipping practices in effect on the Effective Date, the Iodine I 131 Tositumomab that GSK Canada releases by the review deadline stated in Section 4.7(b)(ii) are eligible for shipment (1) by Purolator or FedEx, departing on the [*], (2) by Air Canada, departing [*], or (3) by truck, departing [*] and driving to Ottawa or Montreal hospitals.

                  4.8 CUSTOMER ORDERS. GSK Canada shall establish and maintain infrastructure to collect and collate customer orders for Therapies and to transfer information regarding such customer orders to Corixa's order fulfillment system utilizing the SB Bexxar Service Center as outlined in Exhibit
F. The manual ordering system depicted in Exhibit F shall only be used if the electronic ordering system depicted in Exhibit F is not functioning at the relevant time. The Parties acknowledge that Exhibit F shows the Parties' current understanding of a order fulfillment system that does not yet exist and that will be modified by the Parties over time.

                  4.9 MANUFACTURING REGULATORY COMPLIANCE. Any manufacture of Tositumomab and Iodine I 131 Tositumomab for development purposes or commercial sale in the Territory shall be performed by or on behalf of Corixa, in full compliance with GCP, GLP and GMP and all applicable United States laws and regulations (including regulations promulgated by the Nuclear Regulatory Commission or any successor thereto). If the FDA or Health Canada requires any changes to the manufacturing process as a condition of obtaining Regulatory Approval, then the Parties shall discuss whether to implement such changes and how to allocate between the Parties the costs associated with implementing such changes.

                  4.10 REGULATORY COMPLIANCE. GSK Canada shall be responsible for establishing and maintaining infrastructure to ensure that Tositumomab, Iodine I 131

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Tositumomab and the Product comply with applicable drug regulations in the
Territory. Corixa will be responsible for promptly notifying GSK Canada of any relevant safety and/or chemistry changes in order to permit GSK Canada to register such changes properly with Health Canada.

                  4.11 QUALITY POLICY MANUAL. Within ninety (90) days after the Effective Date, the Parties shall agree upon a written document that shall govern quality control issues with respect to Tositumomab and Iodine I 131 Tositumomab (the "Quality Policy Manual"). The Quality Policy Manual shall cover, in greater detail than set forth in Sections 4.12, 4.13, 4.14 and 4.15, changes, adverse event reporting, product complaints, and product recall. The Quality Policy Manual may also cover additional quality-related topics. In the event of a conflict between this Agreement and the Quality Policy Manual, the terms of this Agreement shall prevail.

                  4.12     CHANGES.

                           (a)      GENERALLY. Either Corixa or GSK Canada may
request a Specifications change intended to maintain high standards or to conform the Specifications with those for the United States. The Parties shall discuss in good faith the implementation of any such requested changes; provided, however, that Corixa shall not make any revisions to any aspect of the Product in the Territory without the prior written consent of GSK Canada in accordance with the Change Control Operating Procedure (as that phrase is defined in Section 4.12(c)). GSK Canada retains the right and responsibility for final approval of the Specifications and labels for the Product in the Territory. Either Corixa or GSK Canada may request a Specifications change required for compliance with a regulatory act or legal requirement imposed by an applicable governmental entity with jurisdiction in the Territory.

                           (b)      LABELING AND PACKAGING CHANGES. From time to
time GSK Canada may require labeling or packaging changes that will affect the labeling specifications for the Product. These changes may either be initiated by GSK Canada or may be a requirement resulting from changes in cGMPs. Notwithstanding the foregoing, GSK Canada shall not have the right to require any change to the label that is etched on the glass vials for the Iodine I 131 Tositumomab. GSK Canada may request such a change, but it will only be implemented with the consent of Corixa, SB and all of Corixa's other licensees in the Corixa Territory who receive Iodine I 131 Tositumomab from Nordion.

                           (c)      CHANGE CONTROL OPERATING PROCEDURE. The
procedure to be followed if either GSK Canada or Corixa desires to change any aspect of the Product, including without limitation, any change in validation requirements, or the Specifications, shall be set forth in the Quality Policy Manual (such procedure is hereinafter referred to as the "Change Control Operating Procedure"). The Parties agree to comply with the terms of the Quality Policy Manual including, without limitation, the Change Control Operating Procedure.

                           (d)      POST INITIAL APPROVAL REGULATORY COMPLIANCE.
Corixa shall provide GSK Canada with as much advance notice as reasonably possible before making any proposed changes in the Product safety labeling, Product Specifications or manufacturing procedures for the Product that pertain to the Territory and differ from that described in the NDS. Corixa shall promptly allow GSK Canada to review the documentation required to support any

                                       35.

such proposed change. Corixa shall also promptly notify GSK Canada of any request that Corixa receives from the FDA or any other regulatory authority to change the safety labeling or Product Specifications or manufacturing procedures for the Product in the United States.

                           (e)      DIFFERENT SPECIFICATIONS.

                                    (i)      This Section 4.12(e) shall apply if
(A) as a result of changes requested pursuant to this Section 4.12 or mandated by Health Canada or the FDA, the specifications for the Product in the Territory (which specifications shall include without limitation the Specifications, the etched label for the glass vials holding Iodine I 131 Tositumomab, [*]) become different from the specifications for the Product in the United States, and (B) such difference would require a Third Party supplier of the Product to perform procedures (other than labeling or packaging) with respect to Product intended for use in the Territory that are different from the procedures it performs with respect to Product intended for use in the Corixa Territory.

                                    (ii)     If under the circumstances set
forth in Section 4.12(e)(i), (A) such Third Party supplier agrees to perform such different procedures, (B) GSK Canada agrees to pay all costs associated with such different procedures, and (C) the implementation of such different procedures will not delay or impair the production of Product for use in the Corixa Territory, then Corixa's obligation to supply Product to GSK Canada in accordance with this Article 4 shall persist (but shall be amended as appropriate to accommodate the ramifications of the implementation of such different procedures for the Territory).

                                    (iii)    If under the circumstances set
forth in Section 4.12,(e)(i), one or more of the items described in Sections 4.12(e)(ii)(A), 4.12(e)(ii)(B) and 4.12(e)(ii)(C) do not occur, then Corixa may, upon [*] prior written notice to GSK Canada, terminate Article 4 in its entirety. However, if the above circumstance arises within [*] of the proposed implementation date of the relevant specification change, the notice period shall be shortened accordingly so that in no event will such termination of
Article 4 be effective later than the proposed implementation date of the relevant specification change. At any time following receipt of such notice, either Corixa or GSK Canada may terminate this Agreement pursuant to Section 10.4(e).

                  4.13 ADVERSE EVENT REPORTING. Each of GSK Canada and Corixa shall, at its own cost and expense, adopt and comply with the standard policies and procedures, as set out in the Safety Data Exchange Protocol attached as Exhibit G hereto, as that Exhibit may be amended from time to time in accordance with the terms of this Agreement, in respect of the safety monitoring of, and exchange of safety information related to, the Product.

                  4.14 PRODUCT COMPLAINTS. Each Party shall maintain a record of all complaints it receives with respect to the Product (each, a "Product Complaint"). For purposes of this Section 4.14, a "Product Complaint" is a report of an actual or potential failure of the Product to meet the standards set forth in regulatory filings or in agreements among the Parties. The responsibilities of the Parties with respect to (a) notification of the Product Complaint from

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the receiving Party to the other Parties and (b) the handling of Product
Complaints shall all be performed in accordance with a procedure to be mutually agreed by the Parties after the Effective Date and set forth in the Quality Policy Manual.

                  4.15 PRODUCT RECALL. The Parties shall immediately inform each other in writing of all information related to (a) any incident relating to the Product and/or any lot of the Product that is the subject of recall, market withdrawal or correction, or (b) any Product that may require, whether based on manufacturing defect, tampering, or otherwise, a recall, field alert, product withdrawal or field correction arising from any defect in any such Product provided under this Agreement. If either Corixa or GSK Canada believes that a recall of Tositumomab and/or Iodine I 131 Tositumomab is desirable or required by law, it will promptly notify the other Party. The Parties will then discuss reasonably and in good faith whether such recall is appropriate or required and the manner in which any recall shall be handled; provided, however, in the event either Corixa or GSK Canada determines that a recall is necessary, such recall shall be implemented. GSK Canada shall be solely responsible for the handling and disposition of such recalls of Product in the Territory, pursuant to procedures set forth in the Quality Policy Manual, and except as provided in the immediately following sentence, GSK Canada shall be responsible for all costs related to any such recall. Notwithstanding the immediately preceding sentence, Corixa shall be responsible for the portion of any recall costs that are directly attributable to (i) Corixa's gross negligence or intentional misconduct or (ii) the act or omission of a Third Party supplier of the Product, but solely to the extent that Corixa has the right, under its supply agreement with such Third Party, to recover such costs from such Third Party, and Corixa shall use commercially reasonable efforts to recover such costs. Corixa shall cooperate with GSK Canada in allowing such recall in the Territory to occur pursuant to the procedures in the Quality Policy Manual.

                  4.16     ALLOCATION IN THE EVENT OF PRODUCT SHORTAGES. This
Section 4.16 shall apply in the event that there is insufficient material to either (1) supply to GSK Canada the number of Therapies it ordered pursuant to Sections 4.3(b) and 4.3(c) or (2) fulfill Corixa's pending orders for Therapies for use in the Corixa Territory. It shall also apply if the combined number of Therapies that GSK Canada, Corixa, SB and Corixa's other licensees in the Corixa Territory wish to obtain exceed the capacity of the relevant Third Party manufacturers. If the problem is due to insufficient quantities of Iodine I 131 Tositumomab (arising from radiolabeling constraints rather than Tositumomab shortages), then the available Therapies shall be allocated in accordance with
Section 4.16(a). If the problem is due to insufficient quantities of Tositumomab, then the available Therapies shall be allocated in accordance with
Section 4.16(b). The purpose of these allocation rules is to permit GSK Canada (with respect to the Territory) and Corixa independently (with respect to the Corixa Territory) to make their respective long-term purchase decisions for Therapies, with the benefits and risks of such purchase decisions to be allocated to GSK Canada or Corixa, as the case may be.

                           (a)      IODINE I 131 TOSITUMOMAB.

                                    (i)      Any Iodine I 131 Tositumomab
material from an insufficient batch produced by Nordion, from the facility in Kanata in existence as of the

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

Effective Date, shall be allocated as follows: [*] of the manufactured vials in such batch shall be allocated to the Territory and [*] of the manufactured vials in such batch shall be allocated for use by Corixa in the Corixa Territory (rounded to the nearest whole vial on weekly basis). If after the Effective Date, Corixa ceases to have any obligation to supply Iodine I 131 Tositumomab for use in Europe, then Corixa shall notify GSK Canada in writing and, commencing with the [*], the amount that Corixa had been obligated to allocate to Europe under the circumstances set forth in this Section 4.16(a)(i), shall be [*] between the Territory and the United States portion of the Corixa Territory based on [*]. Such allocation to GSK Canada shall be in addition to the [*] allocation specified in the first sentence of this Section 4.16(a)(i).

                                    (ii)     If after the Effective Date,
Corixa, alone or together with one or more of Corixa's partners in the Corixa Territory, [*] shall not be available to GSK Canada unless (1) GSK Canada [*] or
(2) the [*], provided that such [*]. Corixa shall provide GSK Canada with adequate notice for GSK Canada to decide whether it will [*]. If [*] is provided by GSK Canada, [*] shall be limited to [*].

                           (b)      TOSITUMOMAB. Any orders placed with BI
Pharma shall be a "Vested Order" for purposes of this Section 4.16(b), if it is a firm order which has been accepted by BI Pharma and is scheduled for delivery within [*] after the date of such order.

                                    (i)      If Corixa seeks to place a proposed
Vested Order for Tositumomab and is advised by BI Pharma that it will not accept the full amount of such order (in which case such order does not become a Vested Order), whether such order is for purposes of supply in the Territory or the Corixa Territory, then Corixa shall consult with GSK Canada regarding the allocation of available supply. Unless the Parties otherwise agree, all future Vested Orders shall be allocated [*] to the Territory and [*] to the Corixa Territory so long as such conditions of supply shortage prevail, with each lot being allocated in such pro rata manner. In the event that, over the course of the 12-month period following BI Pharma's refusal to accept the full amount of such order, BI Pharma also refuses to accept the full amount of each and every subsequent order which Corixa attempts to place as a Vested Order, the Parties shall meet to discuss a plan for remedying such shortage of Tositumomab.

                                    (ii)     If BI Pharma is unable to deliver
the full amount of a Vested Order, either because the amount delivered is less than the amount ordered or because some or all of the delivery is not accepted for any reason, including, without limitation, non-compliance with Specifications, then the available Tositumomab in each calendar year in which a shortage of supply prevails shall be allocated as between the Territory and the Corixa Territory [*]. If the shortfall or failure occurs in a batch which is part of a manufacturing campaign, then the acceptable material manufactured as part of that campaign, and all future deliveries in that calendar year, shall be allocated between the Territory and the Corixa Territory so as to [*]. (Such allocation on a campaign basis could require that material already received as part of the same campaign for use in one territory be redesignated for use in a different territory, if such redesignation is necessary in order to achieve the [*]. However, material received as part of previous campaigns shall not be redesignated except by mutual consent.) As used herein, a "manufacturing campaign" shall refer to two or more batches manufactured in the same

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manufacturing plant in temporal proximity to each other. The allocation rule set forth in this Section 4.16(b)(ii) shall restart for each calendar year, without any carryover of shortfalls realized for a particular territory in the prior calendar year.

                  4.17 TERMINATION OF SUPPLY OBLIGATIONS. If Corixa either stops marketing the Product in the United States or stops supplying Product for the United States market, then Corixa may, upon six (6) months' written notice to GSK Canada, terminate Article 4 in its entirety. At any time following receipt of such notice, GSK Canada may terminate this Agreement pursuant to
Section 10.5(b) or may request that the Parties take part in good faith discussions regarding alternative means by which GSK Canada might obtain supply of the Product.

                  4.18 U.N. CONVENTION NOT APPLICABLE. The Parties agree that the U.N. Convention on Contracts for International Sales of Goods shall not apply to this Agreement.

         5.       GREY-MARKET RESTRICTIONS

                  5.1 OVERVIEW. The Parties recognize that the value of the intellectual property rights being conveyed hereunder to each Party will depend on the degree to which products of one Party incorporating the intellectual property rights are sold in areas in which another Party owns the intellectual property rights. To permit the Parties to reach mutual agreement on the value of the rights being conveyed, to minimize transaction costs, and to avoid future litigation for infringement, the Parties have agreed as set forth in Sections
5.2 and 5.3.

                  5.2 NO SALES BY GSK CANADA OUTSIDE THE TERRITORY. GSK Canada, its Affiliates (other than SB) and sublicensees and any successors or assigns of GSK Canada or its Affiliates (other than SB) or sublicensees shall not at any time during the term of this Agreement: (a) sell, market, promote or distribute, directly or indirectly, the Product outside the Territory, or (b) sell or distribute the Product to any person in the Territory if GSK Canada has knowledge that such person intends to sell, or has in the past sold, such Product outside the Territory. To the extent permitted by law, prior to providing the Product to any Third Party distributor or licensee in the Territory, GSK Canada and its Affiliates and sublicensees shall secure from such Third Party its agreement to restrictions relating to outside the Territory contained in this Agreement, including an agreement to refrain from knowingly engaging, directly or indirectly, in parallel importation or dealing in "grey market" products in connection with its sale and distribution of the Product.

                  5.3 NO SALES BY CORIXA INSIDE THE TERRITORY. Corixa, its Affiliates and any successors or assigns of Corixa or its Affiliates shall not at any time during the term of this Agreement enter into an agreement whereby it will: (a) sell, market, promote or distribute, directly or indirectly, the Product in the Territory (except to GSK Canada in accordance with the terms of this Agreement); or (b) sell or distribute the Product to any person outside the Territory if Corixa has knowledge that such person intends to sell, or has in the past sold, such Product in the Territory. To the extent permitted by law, such agreement shall secure from such Third Party its obligation to abide by the restrictions relating to inside the Territory contained in this Agreement, including to refrain from knowingly engaging, directly or indirectly, in parallel importation or dealing in "grey market" products in connection with its sale and distribution of the Product. The Parties acknowledge and agree that the obligations set forth in part (b) of the

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first sentence of this Section 5.3 and the second sentence of this Section 5.3 only pertain to Corixa, its Affiliates and any successors or assigns of Corixa or its Affiliates to the extent that they are parties to such agreements. Such obligations shall not be interpreted to apply to agreements entered into by any licensee or corporate partner of Corixa or its Affiliates in the Corixa Territory.

         6.       ECONOMICS

                  6.1      LICENSE FEE.

                           (a)      GSK Canada shall pay Corixa a non-refundable
license fee of CAD [*] upon the Effective Date.

                           (b)      GSK Canada may deduct from the license fee
set forth in Section 6.1(a) the CAD [*] paid to Corixa pursuant to the LOI.

                  6.2      MILESTONES.

                           (a)      GSK Canada shall pay Corixa the following
non-refundable, non-creditable amounts within five (5) days after occurrence of each of the events specified below:

                                    (i)      CAD $[*] upon Initial Approval of
the Product in the Territory.

                                    (ii)     CAD $[*] upon the earlier of:

                                             (1)      The date that is [*] after
the Initial Approval; and

                                             (2)      The date of issuance of
[*] reimbursements for [*].

                           (b)      GSK Canada shall pay Corixa the following
non-refundable, non-creditable amounts within thirty (30) days after the end of each calendar quarter in which a sale causes an achievement specified below:

                                    (i)      CAD $[*] upon the first time that
Annual Net Sales exceed CAD $[*].

                                    (ii)     CAD $[*] upon the first time that
Annual Net Sales exceed CAD $[*].

                           (c)      In addition to making the milestone payments
specified in Section 6.2(b), GSK Canada shall provide Corixa with written notice of the occurrence of each achievement specified in Section 6.2(b) within fifteen
(15) days after the end of the calendar month in which the relevant sale was made.

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                           (d)      For the avoidance of doubt, in the event
that Annual Net Sales in a particular year exceed more than one amount that gives rise to a milestone payment under Section 6.2(b), then GSK Canada shall make all applicable milestone payments. For example, if Annual Net Sales in a particular year are CAD $[*] and previous Annual Net Sales were less than CAD $[*], GSK Canada shall make the milestone payments set forth in Sections 6.2(b)(i) and 6.2(b)(ii) (for a total of CAD $[*]) with respect to such year.

                  6.3      ROYALTIES.

                           (a)      In partial consideration for the licenses
granted in Section 2.1, GSK Canada shall pay Corixa a running royalty of:

                                    (i)      [*] of Net Sales made during the
Initial Royalty Period;

                                    (ii)     [*] of Net Sales made during the
first (1st) calendar year after the Initial Royalty Period;

                                    (iii)    [*] of Net Sales made during the
second (2nd) calendar year after the Initial Royalty Period;

                                    (iv)     [*] of Net Sales made during the
third (3rd) calendar year after the Initial Royalty Period;

                                    (v)      [*] of Net Sales made during the
fourth (4th) calendar year after the Initial Royalty Period; and

                                    (vi)     [*] of Net Sales made during the
fifth (5th) calendar year after the Initial Royalty Period and all times thereafter during the term of this Agreement. However, if in any given calendar quarter during such period, there is a product [*] sold commercially in the Territory (by a party other than GSK Canada and its Affiliates and sublicensees) that contains a monoclonal antibody conjugated with an isotope or toxic moiety and that is approved for at least one indication for which the Product is approved, then the royalty rate for such calendar quarter shall be [*] of Net Sales rather than [*] of Net Sales.

Such royalties do not include the royalties that GSK Canada is obligated to pay in respect of the Dana-Farber Agreement and the Michigan Agreement, pursuant to
Section 6.4, or the Third Party Royalties that GSK Canada is obligated to pay pursuant to Section 6.5. In addition to making the royalty payments specified in
Section 6.3(a), GSK Canada shall provide in writing to Corixa, within fifteen
(15) days after the end of each calendar month, the Net Sales amount for such month, unless no sales were made in such month.

                           (b)      Subject to Section 6.3(c), if the aggregate
royalty payments received by Corixa pursuant to Section 6.3(a) for Net Sales made in calendar year [*] or any subsequent calendar year are not at least CAD[*], then on the date upon which the last royalty payment pursuant to Section 6.3(a) is due for such calendar year, GSK Canada shall make an

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additional payment to Corixa equal to the difference between CAD[*] and such aggregate royalty payments for such calendar year.

                           (c)      The payments set forth in Section 6.3(b)
shall be adjusted as set forth in this Section 6.3(c) if the following circumstances take place:

                                    (i)      GSK Canada places orders pursuant
to Sections 4.3(b), 4.3(c) and 4.3(d) for delivery of a number of Therapies during a particular calendar year in which GSK Canada has a minimum royalty obligation of CAD $[*] under Section 6.3(b);

                                    (ii)     the sale of such ordered number of
Therapies would have yielded (based upon the average Net Sales per Therapy in the Territory in the preceding calendar year, as adjusted to reflect any published Product price changes in the Territory that pertain to the entire current calendar year) royalty payments under Section 6.3(a) equal to or greater than CAD $[*];

                                    (iii)    the number of Therapies actually
supplied to GSK Canada in such calendar year is less than such ordered number of Therapies; and

                                    (iv)     the aggregate royalty payments due
under Section 6.3(a) for such calendar year are less than CAD $[*].

If the foregoing circumstances all take place in respect to a particular calendar year under which GSK Canada has a minimum royalty obligation of CAD $[*] under Section 6.3(b), then such minimum royalty obligation in such calendar year shall be reduced by an amount equal to the product of the following equation:

                                  A x B x (C-D)

              A   =   the average Net Sales per Therapy in the Territory in
                        the preceding calendar year, as adjusted to reflect any published Product price changes in the Territory that pertain to the entire current calendar year (in CAD$)

              B   =   the applicable royalty rate under Section 6.3(a) for such
                        calendar year

              C   =   the number of Therapies ordered by GSK Canada pursuant
                        to Sections 4.3(b), 4.3(c) and 4.3(d) for delivery during such calendar year

              D   =   the number of Therapies actually delivered to GSK Canada
                        during such calendar year.

                  6.4 DANA-FARBER AND UNIVERSITY OF MICHIGAN ROYALTIES. In partial consideration for the sublicenses under the Dana-Farber Agreements and the Michigan Agreement granted to GSK Canada pursuant to Section 2.1(a), GSK Canada shall pay Corixa a running royalty of [*] of Net Sales throughout the term of this Agreement, unless Corixa ceases

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to have any royalty obligations under either the Dana-Farber Agreements or the
Michigan Agreement (at which time GSK Canada's payment obligations under this Section 6.4 shall expire). Such payments shall be made to Corixa within sixty
(60) days after the end of the calendar quarter in which such sales were made and shall be accompanied by copies of all royalty-related documentation (either originals or photocopies) and calculations required by the Dana-Farber Agreements and the Michigan Agreement. Corixa shall include all amounts received from GSK Canada pursuant to this Section 6.4 in the payments it makes under the Dana-Farber Agreements or the Michigan Agreement, as applicable, unless such amounts received from GSK Canada exceed Corixa's payment obligations under the Dana-Farber Agreements and the Michigan Agreement. To the extent that the amounts owed by GSK Canada pursuant to this Section 6.4 are not sufficient to satisfy Corixa's payment obligations under the Dana-Farber Agreements or the Michigan Agreement, respectively, as a result of the development, manufacture (including manufacture outside the Territory for use, offer for sale, or sale in the Territory), importation, use, offer for sale or sale of the Product in the Territory after the Effective Date, Corixa shall supplement such amounts as necessary to satisfy such payment obligations.

                  6.5 THIRD PARTY ROYALTIES. The Parties shall [*] all Third Party Royalties. GSK Canada shall calculate the amounts and due dates of all Third Party Royalty payments. GSK Canada shall pay Corixa [*] of each Third Party Royalty payment at least fifteen (15) days before its due date. GSK Canada shall include with such payment all calculations and documentation (either originals or photocopies) required to be provided in conjunction with such payment pursuant to the Third Party license agreement. Provided that Corixa receives such calculations and documentation and GSK Canada's [*] the Third Party Royalty payment by the date specified above in this Section 6.5, Corixa shall submit to the Third Party licensor, by the due date calculated by GSK Canada, (a) a payment equal to [*] the amount received from GSK Canada and (b) all calculations and documentation provided by GSK Canada.

                  6.6 QUARTERLY PAYMENTS AND PAYMENT REPORTS. All payments due under Section 6.3 shall be made to Corixa or its designee quarterly within 30 days following the end of each calendar quarter for which payments are due. Each such payment shall be accompanied by a statement stating the number of Therapies sold during the relevant calendar quarter and the aggregate Net Sales for such calendar quarter.

                  6.7      TRANSFER PRICE.

                           (a)      CLINICAL AND COMMERCIAL SUPPLY.

                                    (i)      Subject to Sections 6.7(b) and
6.7(e), for each Cold Component provided to GSK Canada pursuant to Section 4.5(a), GSK Canada shall pay Corixa a transfer price equal to [*] of the Standard Cost of Goods for such Cold Component.

                                    (ii)     Subject to Sections 6.7(b) and
6.7(e), for each Hot Component provided to GSK Canada pursuant to Section 4.5(b), GSK Canada shall pay Corixa a

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transfer price equal to X minus Y, where X is [*] of the Standard Cost of Goods for the Therapy containing such Hot Component and Y is the total amount received by Corixa or invoiced by Corixa within the past thirty (30) days and not yet received, pursuant to Section 6.7(a)(i), for the two Cold Components in such Therapy.

                           (b)      SEPARATE BATCH CHARGES. The prices set forth
in Section 6.7(a) shall apply only when the Therapies provided to GSK Canada were manufactured (both at BI Pharma and at Nordion) as part of a batch that contained Therapies ordered by Corixa or another licensee or corporate partner of Corixa. In the event that GSK Canada orders Therapies, pursuant to Section 4.3(b) or 4.3(c), to be manufactured at a time when there are no other orders for Therapies, then GSK Canada shall pay all costs associated with manufacturing such Therapies, regardless of the number of Therapies ordered. By way of example, if GSK Canada places an order pursuant to Section 4.3(c) that results in Nordion manufacturing a batch of Iodine I 131 Tositumomab solely for GSK Canada, then Corixa shall charge GSK Canada for the Therapies derived from such batch, an amount that includes (i) all of Nordion's charges for such batch, (ii) [*] of the Standard Cost of Goods for the Cold Components in each such Therapy, and (iii) [*] of the Standard Cost of Goods for the Packaged Bulk Drug Substance used by Nordion to make the Hot Component in each such Therapy.

                           (c)      INCREASED BATCH SIZE CHARGES. In the event
that GSK Canada orders, pursuant to Section 4.3(b), a number of Therapies that requires a larger batch size to be made than would have been made without GSK Canada's order, then GSK Canada shall bear, in addition to the amounts set forth in Section 6.7(a), all incremental costs associated with such increase in batch size and not recovered in the Standard Cost of Goods.

                           (d)      PAYMENT TERMS. GSK Canada shall pay the
amounts described in this Section 6.7 within 30 days after the date of Corixa's invoice therefor. Corixa shall send GSK Canada monthly invoices for Cold Components, Hot Components or Therapies, as applicable, if there is a payment due for such month.

                           (e)      CREDIT. Corixa shall credit GSK Canada,
against any invoice for Cold Components, Hot Components or Therapies provided to GSK Canada hereunder for use in a [*] pursuant to Section 3.9, an amount equal to any payments made to Corixa by [*] for such Cold Components, Hot Components or Therapies.

                  6.8 ACCOUNTING FOR EXCESS TOSITUMOMAB. The quantities of Packaged Bulk Drug Substance that were manufactured by BI Pharma pursuant to GSK Canada's BI Pharma Forecast but not made into Iodine I 131 Tositumomab shall be stored by McKesson and/or Nordion until (a) such time as GSK Canada places an order pursuant to Section 4.3(c)(v) for them to be made into Iodine I 131 Tositumomab, or (b) the expiration of the inventory period specified by Health Canada (or a shorter time set forth in the Quality Policy Manual), whichever is sooner. Corixa reserves the right to perform a quarterly assessment of the amount of GSK Canada-earmarked Tositumomab and Packaged Bulk Drug Substance being stored by McKesson and Nordion and the length of time that such Tositumomab and Packaged Bulk Drug Substance has been stored by McKesson and Nordion. For all such Tositumomab that has been stored for

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more than [*], Corixa reserves the right to invoice GSK Canada for [*] of the
Standard Cost of Goods for such Tositumomab. For all such Packaged Bulk Drug Substance that has been stored for more than [*], Corixa reserves the right to invoice GSK Canada for [*] of the Standard Cost of Goods for such Packaged Bulk Drug Substance. Corixa also reserves the right to invoice GSK Canada for all costs incurred by Corixa in connection with the storage of such Tositumomab or Packaged Bulk Drug Substance. GSK Canada shall pay each such invoice within 30 days. If any such Tositumomab or Packaged Bulk Drug Substance is subsequently converted into one or more Therapies, Corixa's invoice for the purchase of such Therapies, as calculated in accordance with Section 6.7, shall include a credit for the amount already paid by GSK Canada with respect to such Tositumomab or Packaged Bulk Drug Substance.

                  6.9 PAYMENT METHOD. All payments due under this Agreement to Corixa shall be made by bank wire transfer in immediately available funds to an account designated by Corixa. All payments hereunder shall be made in U.S. dollars. All payment amounts specified in Canadian dollars in this Agreement shall be converted into U.S. dollars using the average selling exchange rate for conversion as published in the Wall Street Journal for the last business day of each of the last two months which precede the due date for such payment. All payments hereunder shall be noncreditable (unless otherwise specifically noted) and nonrefundable, unless required in order to provide for the correction of mistakes or errors in calculations.

                  6.10 TAXES. GSK Canada shall be entitled to deduct from amounts otherwise due and payable hereunder, any withholding taxes in the Territory, value-added taxes or other taxes, levies or charges with respect to amounts payable hereunder, other than United States taxes, payable by GSK Canada (except, with respect to payments made pursuant to Section 6.3, 6.4 or 6.5, taxes that have already been deducted during the course of calculating Net Sales), or any taxes required to be withheld by GSK Canada, to the extent GSK Canada pays to the appropriate governmental authority on behalf of Corixa such taxes, levies or charges. GSK Canada shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Corixa by GSK Canada. GSK Canada promptly shall deliver to Corixa proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto. GSK Canada shall cooperate with Corixa in efforts required for Corixa to receive any reimbursement or refund of amounts so paid or withheld, and shall reimburse Corixa for all out-of-pocket and personnel expenses incurred in connection with such efforts.

                  6.11 CURRENCY OF PAYMENT. All dollar amounts contained in this Agreement are in United States Dollars (US$) unless specifically designated as Canadian Dollars (CAD$).

                  6.12 FOREIGN EXCHANGE. Conversion to U.S. dollars of sales or other payments recorded in local currencies shall be made using the average selling exchange rate for conversion as published in the Wall Street Journal for the last business day of each of last two months of the calendar quarter in which such sales or payments occurred.

                  6.13 RECORDS; INSPECTION. GSK Canada shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made

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under this Agreement. Such books and records shall be kept for at least three years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. GSK Canada shall promptly pay to Corixa any unpaid amounts (plus interest) that are discovered in the course of an inspection conducted under this Section 6.13. Such inspections shall be at the expense of Corixa, unless a variation or error producing an increase exceeding [*] of the royalty amount stated for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by GSK Canada. Corixa shall refund GSK Canada any overpaid amounts that are discovered in the course of an inspection conducted under this Section 6.13, to the extent that such overpaid amounts exceed all costs relating to the inspection that led to the discovery of such overpayment.

                  6.14     LATE PAYMENT PENALTY. Any payment due under this
Article 6 that is not paid by fourteen (14) days after the payment's due date shall accrue interest, which must be paid by the Party with the payment obligation to the recipient Party, on a daily basis at a rate equal to two (2) percent above the then-applicable reference rate of CitiBank, N.A. San Francisco, California (or the maximum amount permitted by law, if less), from the date first owed until paid.

                  6.15 SUBLICENSES. In the event GSK Canada grants sublicenses to others to sell the Product, such sublicenses shall include an obligation for the sublicensee to account for and report its sales of the Product on the same basis as if such sales were Net Sales by GSK Canada, and GSK Canada shall pay to Corixa, with respect to such sales, royalties as if such sales of the sublicensee were Net Sales of GSK Canada.

         7.       INTELLECTUAL PROPERTY.

                  7.1      OWNERSHIP.

                           (a)      Corixa shall own the entire right, title and
interest in and to any and all Product Inventions, and Patents covering such Product Inventions. GSK Canada hereby assigns to Corixa any and all interest GSK Canada would otherwise have in each Product Invention which is made solely or jointly by GSK Canada or its sublicensees during the term of this Agreement. GSK Canada hereby covenants that it shall obtain from each sublicensee hereunder an assignment to GSK Canada of any and all interest such sublicensee would otherwise have in each Product Invention which is made solely or jointly by such sublicensee; title to such Product Inventions shall pass from GSK Canada to Corixa pursuant to the preceding sentence. For clarity, for purpose of this
Section 7.1(a), the term sublicensee shall not include physicians or other end users who administer the Product to patients. GSK Canada and its sublicensees and the inventors affiliated with GSK Canada or its sublicensees shall execute any documents required by Corixa to confirm Corixa's ownership of such Product Inventions and shall cooperate with all efforts by Corixa to obtain Patents claiming such Product Inventions. Each Party shall own the entire right, title and interest in and to any and all of its Sole Other

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Inventions, and Patents covering such Sole Other Inventions. GSK Canada and
Corixa shall each own an undivided one-half interest in and to any and all Joint Other Inventions and Patents covering such Joint Other Inventions (the "Joint Other Patents"), with inventorship to be determined under the patent laws of the United States. GSK Canada and Corixa, as joint owners, shall each have the right to practice and to grant licenses under such Joint Other Patents without a duty of accounting, except as otherwise provided in this Agreement.

                           (b)      GSK Canada hereby covenants that it will
[*].

                  7.2 DISCLOSURE. GSK Canada shall submit a written report to Corixa within 60 days of the end of each calendar quarter describing any Product Invention arising during the prior quarter. Corixa and GSK Canada shall each submit a written report to the other within 60 days of the end of each quarter describing any Joint Other Invention arising during the prior quarter which it believes may be patentable. The Parties shall mutually decide whether to file a patent application for a Joint Other Invention, as discussed in
Section 7.3.

                  7.3      PATENT PROSECUTION AND MAINTENANCE; ABANDONMENT.

                           (a)      Each Party shall retain control over and
bear all expenses associated with the filing, prosecution and maintenance of all Patents claiming its Sole Other Inventions.

                           (b)      Corixa shall retain control over the filing,
prosecution and maintenance of all Patents claiming Product Inventions and shall bear all expenses associated therewith with respect to the Corixa Territory, to the extent that such expenses are not reimbursed by GSK Canada pursuant to
Section 7.3(d).

                           (c)      The Parties' rights and obligations with
respect to the filing, prosecution and maintenance of Joint Other Patents shall be decided on a case-by-case basis.

                           (d)      Subject to Sections 7.3(e) and 7.3(f), GSK
Canada shall reimburse Corixa for the following percentages of expenses incurred by Corixa after the Effective Date with respect to the filing, prosecution and maintenance of Patents disclosing or claiming Corixa Intellectual Property
Rights:

                                    (i)      [*] of the expenses incurred by
Corixa for the filing and prosecution (solely to the extent that such prosecution is prior to the filing date of the related PCT application) of each United States patent application disclosing or claiming Corixa Intellectual Property Rights, provided that such application is intended to be used as the basis for a priority date for a PCT patent application claiming such Corixa Intellectual Property Rights;

                                    (ii)     [*] of the expenses incurred by
Corixa for the filing and prosecution of each PCT patent application claiming Corixa Intellectual Property Rights;

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                                    (iii)    [*] of the expenses incurred by
Corixa after the Effective Date for the prosecution and maintenance of each Patent set forth on Exhibit A as of the Effective Date and all issued Patents arising therefrom; and

                                    (iv)     [*] of the expenses incurred by
Corixa for the filing, prosecution and maintenance of (A) each Canadian patent application filed after the Effective Date and arising from the entry into the national phase in Canada of a PCT patent application claiming Corixa Intellectual Property Rights and (B) all issued Patents arising therefrom.

                           (e)      If Corixa receives reimbursement from Third
Parties or SB for expenses described in Section 7.3(d)(i) or 7.3(d)(ii) and the sum of such reimbursement plus the reimbursement that GSK Canada is obligated to make pursuant to such Section would exceed [*] of such expenses, then Corixa shall reduce the amount owed by GSK Canada pursuant to such Section to the extent necessary to make such sum is equal to or less than [*] of such expenses.

                           (f)      If GSK Canada decides, without invoking
patent exhaustion or any other principle related to its purchase of the Product from Corixa, that it does not need to retain its license under Section 2.1(a) with respect to one or more Patents claiming Corixa Intellectual Property Rights, then GSK Canada may provide Corixa with written notice of such decision. If Corixa agrees that GSK Canada does not require a license to such Patents to perform GSK Canada's obligations under this Agreement without infringing such Patents, then it shall inform GSK Canada in writing and such Patents shall be come "Opt-Out Patents." GSK Canada shall not have the obligation to reimburse Corixa for any expenses associated with the Opt-Out Patents that are incurred after the date when Corixa receives such GSK Canada's notice. The Opt-Out Patents, together with the corresponding PCT patent application and all United States patent application(s) to which such corresponding PCT patent application claims priority, shall be excluded from the definition of Corixa Intellectual Property Rights. If Corixa believes in good faith that GSK Canada requires a license to such Patents to perform its obligations under this Agreement, then it shall inform GSK Canada in writing and such dispute shall be resolved as set forth in Section 13.1, with the understanding that patent exhaustion or any other principle related to GSK Canada's purchase of the Product from Corixa shall not be a sufficient basis for a determination that GSK Canada does not require a license to such Patents to perform GSK Canada's obligations under this Agreement without infringing such Patents. If such dispute is resolved in GSK Canada's favor, then such Patents shall be come "Opt-Out Patents." GSK Canada shall not have the obligation to reimburse Corixa for any expenses associated with such Opt-Out Patents that are incurred after the date that such dispute is resolved. Such Opt-Out Patents, together with the corresponding PCT patent application and all United States patent application(s) to which such corresponding PCT patent application claims priority, shall be excluded from the definition of Corixa Intellectual Property Rights. If such dispute is resolved in Corixa's favor, GSK Canada shall continue to pay patent expenses in accordance with Section 7.3(d); failure to pay such expenses shall be deemed a material breach and shall give Corixa the right to terminate this Agreement in accordance with Section 10.6. This Section 7.3(f) shall not apply to the Patents set forth on Exhibit A as of the Effective Date and all issued Patents arising therefrom.

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                  7.4      ENFORCEMENT OF PATENT RIGHTS AND DEFENSE OF PATENT
INVALIDITY CLAIMS.

                           (a)      If any Party becomes aware of any Third
Party activity in the Territory that (i) infringes a Patent in the Corixa Intellectual Property Rights and (ii) falls within the scope of the license granted to GSK Canada in Section 2.1(a), then that Party shall give prompt written notice to the other Parties within thirty (30) days after having knowledge of such infringement. Corixa shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding, with respect to such Third Party activity, by counsel of its own choice.

                           (b)      The notification required by Section 7.4(a)
applies in all cases. All other provisions of this Section 7.4 apply to:

                                    (i)      All Patents that are in the Corixa
Intellectual Property Rights on the Effective Date and that Corixa has or obtains the right to enforce. With respect to those Patents that are in the Corixa Intellectual Property Rights on the Effective Date but that Corixa does not have the right to enforce, Corixa shall use commercially reasonable efforts to obtain such right after the notice described in Section 7.4(a) is provided; and

                                    (ii)     All Patents licensed pursuant to
Section 2.6 of this Agreement, except to the extent that Corixa's rights under such Patents are only by way of a license that denies Corixa or its sublicensee the right to enforce such Patent. Corixa shall use commercially reasonable efforts to avoid such a license that denies such rights.

                           (c)      If Corixa institutes an action or proceeding
described in Section 7.4(a), then (i) GSK Canada shall have the right (at its own expense) to participate in such action or proceeding and to be represented by counsel of its own choice, and (ii) GSK Canada shall, at the request and expense of Corixa, be joined as a party to the suit. Any damages, accounting for profits, payment in settlements, or other monetary recovery arising from such an action or proceeding shall be applied, after deduction of any amounts owed to the Third Party licensor(s) (if any) of such Patent, first to reimburse the reasonable costs and expenses of the Parties in connection with such action or proceeding, on a pro rata basis if the total is insufficient to cover all reasonable costs and expenses, with any balance divided between the Parties with [*] going to Corixa and [*] going to GSK Canada.

                           (d)      If Corixa fails to bring such an action or
proceeding described in Section 7.4(a) within a period of one hundred twenty
(120) days after the notice described in Section 7.4(a) is provided, then GSK Canada shall have the right, but not the obligation, to bring and control such an action or proceeding, with respect to such Third Party activity, by counsel of its own choice, and Corixa shall have the right to participate in such action and to be represented, at its own expense, by counsel of its own choice. Any damages, accounting for profits or settlements, or monetary award recovered shall be applied to reimburse the reasonable costs and expenses of the Parties in connection with such litigation, on a pro rata basis if the total is

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insufficient to cover all reasonable costs and expenses, and the balance shall be divided with [*] going to GSK Canada and [*] going to Corixa.

                           (e)      The allocation of rights and
responsibilities set forth in Sections 7.4(a), 7.4(c) and 7.4(d) shall also apply to the defense of any suit alleging that a Patent in the Corixa Intellectual Property Rights is invalid, with Corixa having the primary right, but not the obligation, to defend such a suit and GSK Canada having the right to do so if Corixa does not take on such defense before the fifth-last day allowed by law for filing a statement of defense. If GSK Canada invokes that right to file a statement of defense or of intent to defend, Corixa shall have until one hundred and twenty (120) days after the suit was filed to take over the defense. If a claim of patent invalidity is made in the course of a patent infringement suit brought by Corixa or GSK Canada pursuant to Section 7.4(c) or 7.4(d), the Party that brought such suit shall be responsible for defending such claim and the role of the other Parties with respect to such claim shall be the same as its role, pursuant to Section 7.4(c) or 7.4(d) (whichever is applicable), with respect to such suit.

                           (f)      If GSK Canada receives a notice of
allegation under the Patented Medicines (Notice of Compliance) Regulations, then GSK Canada shall give written notice to the Corixa within seven (7) days after receipt of the notice. Corixa shall have the primary right, but not the obligation, to institute a proceeding in response to that allegation by counsel of its own choice, and if necessary may do so in the name of GSK Canada. If Corixa has not instituted such a proceeding within thirty (30) days after the date of the notice of allegation, GSK Canada shall have the right, but not the obligation, to institute a proceeding in response to that allegation by counsel of its own choice, and if necessary may do so in the name of Corixa. The other Parties shall fully co-operate with the Party that institutes such a proceeding, and shall execute such documents and do such acts and things as, in the reasonable opinion of the Party that instituted the proceeding, may be necessary or desirable for the purposes of the proceeding. If a Party institutes such proceeding under the written objection of the other Parties, then such instituting Party (i) shall be responsible for all costs of the proceeding, including costs incurred by the other Parties in the course of co-operating, and
(ii) shall indemnify the other Parties for any damages awarded against the other Parties on account of the proceeding. If no such written objection exists at the time a Party institutes such proceeding, then the Parties shall share equally all reasonable costs of the proceeding and any damages that may be awarded against either Corixa or GSK Canada on account of the proceeding.

                           (g)      Neither Corixa nor GSK Canada shall settle
or terminate any proceeding or litigation described in this Section 7.4 in a manner that affects the rights of the other Party without the consent in writing of the other Party, which shall not be unreasonably withheld or delayed.

                  7.5      DEFENSE OF THIRD PARTY PATENT INFRINGEMENT CLAIMS.

                           (a)      Each Party shall give prompt written notice
to the other Parties upon becoming aware of any allegation that the manufacture, use, importation, offer for sale or sale of Product in the Territory infringes the Patent rights of a Third Party in the Territory. This

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applies to both formal allegations by way of legal action, and informal direct or indirect allegations in writing. The Parties shall promptly evaluate the merits of such allegation and decide how they wish to respond to such allegation. If any Party reasonably believes (i) that the Third Party could probably obtain an injunction to halt the manufacture, use, import, offer for sale or sale of Product in the Territory or (ii) that continued manufacture, use, import, offer for sale or sale of Product in the Territory would expose any Party to a substantial risk of liability for damages, the Parties shall discuss reasonably and in good faith whether the Parties shall seek a license to such Third Party Patent or whether the Parties should voluntarily halt their activities under this Agreement.

                           (b)      If the Parties decide to seek a license to
such Third Party Patent, then they shall proceed in accordance with Section 2.6.

                           (c)      If the Parties agree to voluntarily halt
their activities under this Agreement, then they shall halt such activities until they agree otherwise, an event of Force Majeure shall be deemed to have occurred, all Parties shall be entitled to invoke the provisions of Section 13.7, and GSK Canada shall be entitled to suspend payments required by this Agreement for as long as the deemed Force Majeure continues. After such deemed Force Majeure has continued for [*], each Party shall be entitled to terminate this Agreement pursuant to Section 10.7(b).

                           (d)      If Corixa and GSK Canada disagree whether
the activities under this Agreement should be halted, then the Party that wishes to halt activities may do so unless the other Party agrees to indemnify the first Party with respect to all liabilities associated with continuing such activities.

                                    (i)      If the other Party does not agree
to indemnify the first Party, then the first Party shall be entitled to halt its activities under this Agreement. If the first Party does so, then the other Party shall also be entitled to halt its activities under this Agreement, an event of Force Majeure shall be deemed to have occurred, all Parties shall be entitled to invoke the provisions of Section 13.7, and GSK Canada shall be entitled to suspend payments required by this Agreement for as long as the deemed Force Majeure continues. After such deemed Force Majeure has continued for [*], any Party shall be entitled to terminate this Agreement pursuant to
Section 10.7(b).

                                    (ii)     If the other Party agrees to
indemnify the first Party, then all Parties shall continue to carry out all activities under this Agreement (unless such Third Party obtains an injunction prohibiting such activities, in which case Section 7.5(f) shall apply) and the indemnifying Party shall control and bear all expenses associated with, the defense of any infringement suit brought against any or all of the Parties by such Third Party with respect to such Patent in the Territory and shall pay all awards or settlements arising from such suit. The indemnified Party shall, at the expense of the indemnifying Party, provide all assistance reasonably requested by the indemnifying Party with respect to the defense of such suit.

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                                    (e)      If the Parties agree to continue
their activities under this Agreement, they shall cooperate diligently with each other in defending against any such allegation, and shall provide to each other documentation and persons necessary to assist in such defense. Before legal action commences, each Party shall bear its own costs for dealing with the allegation. After legal action commences, GSK Canada shall have the primary responsibility for defending the legal action at its own cost, regardless of whether Corixa is named as a party to the action, but GSK Canada shall be entitled to reduce all royalty payments it owes pursuant to Section 6.3 and all milestone payments it owes pursuant to Section 6.2 by up to [*] percent each until one-half of GSK Canada's cost of defending such action has been deducted from such payments. If only one Party is named in the legal action, it may add the other Parties as co-defendants or third parties if the other Parties' presence is required by law or gives substantial juridical advantage to the defense. Corixa shall have the right to participate in such action and to be represented, at its own expense, by counsel of its own choice. Each Party shall pay fifty percent (50%) of all court-ordered assessments of damages and costs or payments in settlement. GSK Canada may not settle or terminate such a legal action in any manner that affects the rights of Corixa without the written consent of the Corixa.

                                    (f)      If a Third Party obtains an
injunction to halt GSK Canada's sale of the Product in the Territory and/or Corixa's supply of the Product to GSK Canada, the Parties shall comply with such injunction and shall cease all activities under this Agreement, an event of Force Majeure shall be deemed to have occurred, all Parties shall be entitled to invoke the provisions of Section 13.7, and GSK Canada shall be entitled to suspend payments required by this Agreement for as long as the deemed Force Majeure continues. After such deemed Force Majeure has continued for eighteen
(18) months, each Party shall be entitled to terminate this Agreement pursuant to Section 10.7(b).

                  7.6 PATENT MARKING. GSK Canada shall include, on the Product label and packaging in the Territory and all promotional materials regarding the Product in the Territory, all information, regarding the Patents in the Territory in the Corixa Intellectual Property Rights that claim the Product or its manufacture or use, that is necessary or desirable to preserve the rights of the Parties to recover all possible damages from Third Party infringers of such Patents.

         8.       TRADEMARK MATTERS.

                  8.1 OWNERSHIP OF THE LICENSED MARKS. GSK Canada agrees and acknowledges that it has no interest, right, or title in the Licensed Marks other than the license granted in Section 2.1(b) and that it will not obtain any rights in or to the Licensed Marks through their use in connection with the Product. The Parties further agree that Corixa is and will continue to be the sole and exclusive owner of all right, title and interest in and to each Licensed Mark in any form or embodiment thereof and agree that all goodwill associated with or attached to the Licensed Marks arising out of the use thereof by GSK Canada shall inure to the benefit of Corixa.

                  8.2 NO CONTEST. GSK Canada agrees that it will neither contest, oppose or challenge, nor assist any party in contesting, opposing or challenging, Corixa's ownership of the

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Licensed Marks or the distinctiveness or validity of the Licensed Marks. GSK
Canada agrees that it will not at any time do or suffer to be done any act or thing that will in any way impair Corixa's ownership of or rights in and to the Licensed Marks or any registration thereof. GSK Canada will not register or attempt to register any Licensed Mark in the Territory nor oppose Corixa's registration of any Licensed Mark, alone or with other words or designs, in the Territory. GSK Canada shall, on the reasonable request of Corixa, give Corixa or an authorized representative thereof necessary information as to the use of the Licensed Marks pursuant to this Agreement which Corixa may require and will render any assistance reasonably required by Corixa in maintaining the registrations of the Licensed Marks.

                  8.3 USE OF THE LICENSED MARKS. GSK Canada agrees to comply with all applicable laws and regulations pertaining to the proper use and designation of the Licensed Marks. Additionally, GSK Canada shall:

                           (a)      use the Licensed Marks upon or in relation
to the Product only in such manner that the distinctiveness, reputation, and validity of the Licensed Marks shall not be impaired. Without prejudice to the generality of the foregoing, GSK Canada shall ensure in particular that the Licensed Marks are accompanied by words accurately describing the nature of the goods or services to which it relates, and ensure that the Licensed Marks are displayed as set forth in Exhibit C (or any update thereto);

                           (b)      subject to Section 8.3(g), where space and
law permit, comply with the reasonable requirements of Corixa as to the form, manner, scale and context of use of the Licensed Marks, the use of the statements to accompany them, as well as the containers, packaging and related marketing and promotional materials to be used for the Product.

                           (c)      display the proper form of trademark and
service mark notice associated with each Licensed Mark in accordance with instructions received from Corixa;

                           (d)      subject to Section 8.3(g), where space and
law permit, include, on any item which bears a Licensed Mark, a statement identifying Corixa as the owner of such Licensed Mark and stating that GSK Canada is an authorized user of such Licensed Mark;

                           (e)      not conduct, without the written consent of
Corixa, the whole or any part of its business under a business name or trading style which incorporates any of the Licensed Marks or which in the opinion of Corixa might impair the validity, reputation or distinctiveness of any of the Licensed Marks;

                           (f)      neither use nor display any of the Licensed
Marks in such relation to any other mark or marks owned by any Third Party, GSK Canada or an Affiliate of GSK Canada as to suggest that the multiple marks constitute a single or composite trademark, service mark, or are under the same proprietorship; and

                           (g)      where space is limiting, GSK Canada shall
propose to Corixa alternative(s) to the requirements of Sections 8.3(b) and 8.3(d), as applicable, that fit within the available space and achieve, to the extent possible, the goals of Sections 8.3(b) and 8.3(d), as applicable, and GSK Canada shall use the alternative(s) approved by Corixa.

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                  8.4      OBTAINING AND MAINTAINING REGISTRATIONS.

                           (a)      The Parties intend the Licensed Marks to be
the same as the trademarks used in the United States with respect to the Product. In the event that Corixa's efforts to register in the Territory a trademark listed on Exhibit C are not successful with respect to the Product, then Corixa may update Exhibit C to list any substitute trademark(s) applied for by Corixa in the Territory for use in conjunction with the Product. Corixa may also update Exhibit C periodically to reflect changes in registration status.

                           (b)      If GSK Canada wants a Potential Licensed
Mark to be applied for registration in the Territory, it shall notify Corixa in writing by [*]. Corixa shall file such application in the Territory by [*] and such application and any resulting registration shall become a Licensed Mark upon such filing (and shall be added to Exhibit C). If Corixa files a registration application in the Territory by [*] for any other Potential Licensed Mark, it shall notify GSK Canada in writing and such application and any resulting registration shall become a Licensed Mark upon such filing (and shall be added to Exhibit C). If the Parties at any time decide to pursue any other trademarks in the Territory for use in connection with the Product, such trademarks shall be added to Exhibit C and shall thereby become Licensed Marks.

                           (c)      Corixa shall be responsible for the
registration of the Licensed Marks and maintenance of the Licensed Marks after their registration, including, but not limited to, filing all necessary maintenance and use documents, applying for renewal, and payment of any required periodic taxes or fees due in connection with such registration. Provided that GSK Canada is using such Licensed Mark in connection with the Product or is reimbursing Corixa for all registration and maintenance costs it incurs with respect to such Licensed Mark, Corixa shall not allow such Licensed Mark registration to lapse, or the application for registration of such Licensed Mark to be abandoned, unless such application is rejected. Corixa may invoice GSK Canada, in which case GSK Canada shall promptly pay, for reimbursement of costs incurred by Corixa after the Effective Date in relation to obtaining or maintaining the registration of: (i) the Licensed Mark "BEXXAR", (ii) each former Potential Licensed Mark that became a Licensed Mark at the request of GSK Canada, and (iii) any other Licensed Mark for which GSK Canada agreed to pay such costs when the Parties agreed to add such trademark to Exhibit C.

                           (d)      Corixa shall execute any required documents,
to provide upon request any required records, and otherwise to cooperate fully with GSK Canada as may be necessary to accomplish the recordal of the license in
Section 2.1(b) in the Territory if GSK Canada seeks such recordal. In such event, the expenses for recordal will be borne by GSK Canada.

                           (e)      GSK Canada shall execute any documents as
shall reasonably be required by Corixa to confirm Corixa's ownership of the Licensed Marks or to otherwise give effect to the provisions of this Article 8.

                  8.5 QUALITY CONTROL. The nature and quality of the Licensed Product, and all advertising and promotional uses of the Licensed Marks by GSK Canada, shall conform to or

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exceed industry standards during such period for products similar to the
Licensed Product. GSK Canada shall permit Corixa or its duly authorized representative at all reasonable times, and on reasonable notice, to enter the premises of GSK Canada for the purpose of inspecting the Licensed Product and shall at the request of the Corixa or such authorized representative furnish, at GSK Canada's expense, such samples of the Licensed Product for inspection and analysis as may reasonably be requested.

                  8.6      ENFORCEMENT OF LICENSED MARKS.

                           (a)      If any Party becomes aware of actual or
threatened infringement in the Territory of any Licensed Mark or of a mark or name confusingly similar to any Licensed Mark, such Party shall promptly so notify the other Parties in writing. Corixa shall have the first right, but not the obligation, to bring infringement or unfair competition actions in the Territory involving a Licensed Mark. Corixa shall have sole control of the conduct of any such actions which it brings. Corixa shall bear the entire cost and expense associated with such action, and any recovery or compensation resulting from such proceeding, including without limitation non-monetary rights, shall belong entirely to Corixa.

                           (b)      If Corixa fails to take action against such
threatened or actual infringement with respect to any Licensed Mark other than "POWERED BY CORIXA", within a reasonable period and in any case not less than thirty (30) days, the Parties shall meet to discuss whether Corixa intends to proceed and whether steps should be taken to preserve rights, such as filing notices or seeking extensions of time for responses. If Corixa declines to proceed, or if GSK Canada reasonably and in good faith believes that Corixa will not proceed within time limits effective for preserving the full value of such Licensed Mark, GSK Canada may serve written notice to Corixa that GSK Canada intends to proceed. At any time after the service of such notice, GSK Canada may thereafter take such action as it deems necessary to enforce its exclusive rights in and to such Licensed Mark in the Territory, including without limitation the right, but not the obligation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to infringement of such Licensed Mark against any Third Party. Corixa shall, at the request and expense of GSK Canada, cooperate and provide reasonable assistance in any action described in this Section 8.6(b) and, if required by law, join such action. In such events, the expenses for enforcement will be borne by GSK Canada, and GSK Canada shall be entitled to keep [*] of damages recovered by court order or by settlement (after the deduction of GSK Canada's enforcement expenses net of any recovery of such expenses from the Third Party), and shall pay the remaining [*] to Corixa. GSK Canada shall not settle or accept any settlement from any Third Party in connection with the adverse use of any Licensed Mark without the prior written consent of Corixa (such consent not to be unreasonably withheld).

                  8.7      THIRD PARTY TRADEMARK LITIGATION.

                           (a)      Each Party shall give prompt written notice
to the other Parties upon becoming aware of any challenge or likely challenge to the Licensed Marks in the Territory. Such challenges may be: (i) an allegation that any activity involving a Licensed Mark

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infringes the trademark rights of a Third Party in the Territory, (ii) an allegation that a Licensed Mark is invalidly registered, or (iii) an allegation that a Licensed Mark should be expunged from the Register of Trademarks. The Parties shall cooperate diligently with each other in defending against any challenge, and shall provide to each other documentation and persons necessary to assist in such defense.

                           (b)      Before legal action commences with respect
to a Licensed Mark other than (i) "POWERED BY CORIXA" or (ii) a former Potential Licensed Mark that became a Licensed Mark without any request from GSK Canada, each Party shall bear its own costs for dealing with the challenge. After such legal action commences, Corixa shall have the primary right, but not the obligation, for defending such legal action at its own cost, regardless of whether GSK Canada is named as a party to the action. If only one Party is named in the legal action, it may add the other Parties as co-defendants or third parties if the other Parties' presence is required by law or gives substantial juridical advantage to the defense. If Corixa takes control of the defense of such legal action, GSK Canada shall have the right (at its own expense) to participate in such action or proceeding and to be represented by counsel of its own choice. Each Party shall pay fifty percent (50%) of all court-ordered assessments of damages and costs or payments in settlement, unless Corixa agreed, pursuant to Section 8.8, to indemnify GSK Canada with respect to such suit (in which case GSK Canada's participation in such suit shall be limited to that requested by Corixa at Corixa's expense). Corixa may not settle or terminate such a legal action in any manner that affects the rights of GSK Canada without the written consent of the GSK Canada (which shall not be unreasonably withheld).

                           (c)      If Corixa does not take control of the
defense of a legal action described in Section 8.7(b) before the fifth-last day allowed by law for filing a statement of defense, GSK Canada shall have the right but not the obligation to defend such legal action at its own cost. If GSK Canada invokes that right to file a statement of defense or of intent to defend, Corixa shall have until one hundred and twenty (120) days after the suit was filed to take over the defense. When GSK Canada is conducting such a defense, GSK Canada shall be entitled to reduce all royalty payments it owes pursuant to
Section 6.3 and all milestone payments it owes pursuant to Section 6.2 by up to [*] percent each until [*] of GSK Canada's cost of defending such action has been deducted from such payments. Corixa shall have the right (at its own expense) to participate in such action and to be represented by counsel of its own choice. Each Party shall pay fifty percent (50%) of all court-ordered assessments of damages and costs or payments in settlement, unless GSK Canada agreed, pursuant to Section 8.8, to indemnify Corixa with respect to such suit (in which case Corixa's participation in such suit shall be limited to that requested by GSK Canada at GSK Canada's expense). GSK Canada may not settle or terminate such a legal action in any manner that affects the rights of Corixa without the written consent of the Corixa (which shall not be unreasonably withheld).

                           (d)      Corixa shall have the sole right, but not
the obligation, to defend, at its expense, any legal action described in Section 8.7(a) with respect to "Powered by Corixa" or a former Potential Licensed Mark that became a Licensed Mark without any request from GSK Canada. Corixa shall pay all court-ordered assessments of damages and cost or payments in settlement of such action.

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                  8.8      OBLIGATION TO USE LICENSED MARKS. Subject to Section
8.3(b) and the rest of this Section 8.8, GSK Canada and all of its sublicensees permitted by Section 2.1(c) are required to use the Licensed Marks "BEXXAR" and "POWERED BY CORIXA" and all other Licensed Marks agreed upon by the Parties, on and in connection with the Product in the Territory at all times for all purposes and in all contexts. If GSK Canada wishes to discontinue using one of these Licensed Marks in connection with the Product in the Territory, GSK Canada shall have a good faith discussion with Corixa about the reasons it desires to discontinue such use and the likely effects on all Parties and their Affiliates. Corixa shall consider such reasons in good faith and shall agree to such discontinuation if it reasonably believes that such reasons are reasonable and the likely effects are acceptable. If such reason was GSK Canada's good faith concern that continued use of such Licensed Mark in connection with the Product presents an unacceptable level of potential liability for the infringement of a Third Party's trademark, then Corixa may only require such continued use if it indemnifies GSK Canada with respect to a trademark infringement action with respect to such Licensed Mark pursuant to Section 8.7. Similarly Corixa may request that GSK Canada discontinue use of a Licensed Mark in connection with the Product in the Territory if it has a good faith concern that such continued use presents an unacceptable level of potential liability for the infringement of a Third Party's trademark, then GSK Canada may only continue to use such Licensed Mark if it indemnifies Corixa with respect to a trademark infringement action with respect to such Licensed Mark pursuant to Section 8.7.

                  8.9 EXCLUSIVITY OF TRADEMARK. Corixa shall not use in Canada, or authorize others to use in Canada, the Licensed Mark "BEXXAR" or a confusingly similar trademark in association with any goods or services, except pursuant to this Agreement or pursuant to agreements performed in the Territory for the benefit of GSK Canada or the Corixa Territory. GSK Canada acknowledges that, pursuant to the Nordion Agreement, Nordion uses in Canada the Licensed Mark "BEXXAR" with Corixa's permission in conjunction with manufacturing and labeling, on behalf of Corixa or a sublicensee of Corixa, Iodine I 131 Tositumomab intended for use in the Territory or the Corixa Territory, and that such use is not a breach of the previous sentence. GSK Canada further acknowledges that Corixa may participate in one or more Cross-Territory Clinical Trials and that use of the Licensed Mark "BEXXAR" in Canada in connection with a Cross-Territory Clinical Trial is not a breach of the first sentence of this
Section 8.9.

                  8.10 USE OF MARKS OTHER THAN LICENSED MARKS. GSK Canada shall not use, on or with respect to the Product in the Territory, any trademark owned by GSK Canada (other than the GSK Canada name) or a Third Party without obtaining the prior written approval of Corixa, which approval shall not be unreasonably withheld. If GSK Canada wishes to use, on or with respect to the Product in the Territory, any trademark owned by Corixa that is not a Licensed Mark, the Parties shall discuss the matter and GSK Canada shall not use such trademark until such time as Corixa grants GSK Canada a license (on mutually agreeable terms) to do so.

         9.       CONFIDENTIALITY.

                  9.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. All Information disclosed by one Party to another Party pursuant to this Agreement shall be "Confidential Information." The Parties agree that during the term of this Agreement, and for a period of five years after this

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Agreement expires or terminates, a Party receiving Confidential Information of another Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (b) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except for disclosures made in confidence to any Third Party manufacturer of Tositumomab or Iodine I 131 Tositumomab, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

                  9.2 EXCEPTIONS. The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:

                           (a)      Is publicly disclosed by the disclosing
Party, either before or after it is disclosed to the receiving Party hereunder;
or

                           (b)      Was known to the receiving Party, without
obligation to keep it confidential, prior to disclosure by the disclosing Party; or

                           (c)      Is subsequently disclosed to the receiving
Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

                           (d)      Has been published by a Third Party; or

                           (e)      Has been independently developed by the
receiving Party without the aid, application or use of Confidential Information.

                  9.3 AUTHORIZED DISCLOSURE. A Party may disclose the Confidential Information belonging to another Party to the extent such disclosure is reasonably necessary in the following instances:

                           (a)      Filing or prosecuting Patents relating to
Inventions or the Product;

                           (b)      Regulatory filings;

                           (c)      Prosecuting or defending litigation;

                           (d)      Complying with applicable governmental
regulations; and

                           (e)      Disclosure, in connection with the
performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, or agents, and for greater certainty, to investigators (in the case of sharing CIBs, EISRs, research results, etc.) each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

         In addition, Corixa shall have the right to disclose Confidential Information in connection with discussing potential business transactions involving the Product outside of the Territory, provided that Corixa and the party to which Corixa is disclosing the Confidential Information are

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parties to a written confidentiality agreement on terms at least equivalent to that set forth in this Article 9.

         The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of all Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. In addition, a copy of this Agreement may be filed by Corixa with the Securities and Exchange Commission (the "SEC"). Corixa shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to Corixa. In the event of any such filing, Corixa will provide GSK Canada with a copy of the Agreement marked to show provisions for which Corixa intends to seek confidential treatment and shall reasonably consider and incorporate GSK Canada's comments thereon to the extent such comments are (A) consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed and (B) received by Corixa a reasonable amount of time prior to the filing date. GSK Canada recognizes that United States laws and SEC policies and regulations to which Corixa is subject may require Corixa to disclose publicly certain terms of this Agreement that neither of the parties wishes to disclose, and that Corixa is entitled hereunder to make such required disclosures.

         In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.

                  9.4 TERMINATION OF PRIOR AGREEMENTS. This Agreement supersedes all non-disclosure agreements entered into by the Parties prior to the Effective Date, except for the Confidential Information and Non-Disclosure Agreement made as of February 4, 2003 by and between GSK Canada, Corixa Corporation, SB and Coulter Pharmaceutical (the "Four-Way NDA"). All Information exchanged between the Parties prior to the Effective Date, except for Information exchanged pursuant to the Four-Way NDA, shall be deemed Confidential Information and shall be subject to the terms of this Article 9. Notwithstanding Paragraph 11 of the LOI (which paragraph shall not survive termination of the LOI pursuant to Section 13.4), all Information exchanged between the Parties pursuant to the LOI shall be deemed Confidential Information and shall be subject to the terms of this Article 9, rather than the terms of the Four-Way NDA.

                  9.5 PUBLICITY. The Parties have agreed upon the content of a joint public announcement of the execution of this Agreement; such announcement shall be made upon or after the execution of this Agreement. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by all Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party's counsel may be made without the prior consent of the other Parties, although the other Parties shall be given prompt notice of any such legally required disclosure and to the extent practicable the disclosing Party shall provide the other Parties an opportunity to comment on the proposed disclosure.

                                       59.

                  9.6 PUBLICATIONS. GSK Canada shall not publish or present the results of Clinical Trials carried out in the Territory under this Agreement without the opportunity for prior review by Corixa. Subject to Section 9.3, GSK Canada agrees to provide Corixa the opportunity to review any proposed abstracts, manuscripts or presentations which relate to the Product at least 30 days prior to its intended submission for publication or presentation and agrees, upon request, not to submit any such abstract or manuscript for publication or make any such presentation until Corixa is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. All Parties understand that a reasonable commercial strategy may require delay of publication or presentation of information for filing of patent applications. The Parties agree to review and consider delay of publication or presentation and filing of patent applications under certain circumstances. GSK Canada shall follow the procedures set forth in this Section 9.6 with respect to each verbal presentation that contains information not previously reviewed and approved by Corixa pursuant to this
Section 9.6. No Party shall have the right to publish or present Confidential Information of another Party which is subject to Section 9.1. Nothing contained in this Section 9.6 shall prohibit the inclusion of information necessary for a patent application, except for Confidential Information of the nonfiling Party, provided the nonfiling Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application.

         10.      TERM AND TERMINATION.

                  10.1 TERM. This Agreement shall become effective on the Effective Date and shall remain in effect until it is terminated pursuant to
Section 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 or 13.18.

                  10.2 TERMINATION FOR EXCLUSIVITY BREACH. If the events set forth in Section 2.7 occur, then Corixa may terminate this Agreement by providing written notice thereof to GSK Canada. Such termination shall be effective six (6) months after GSK Canada's receipt of such notice.

                  10.3 TERMINATION FOR DILIGENCE FAILURE. If GSK Canada fails to achieve any of the diligence obligations set forth in Section 3.4(b) by the date specified (including any extensions of such date provided in such Section 3.4(b) as a result of Force Majeure), then Corixa may terminate this Agreement by providing written notice thereof to GSK Canada. Such termination shall be effective upon GSK Canada's receipt of such notice.

                  10.4 MUTUAL TERMINATION FOR CAUSE. If any of the events described in this Section 10.4 occur, then the Party having knowledge of such occurrence shall immediately provide written notice thereof to the other Parties and each Party may terminate this Agreement by providing written notice of termination to the other Parties, which termination notice shall be provided no more than sixty (60) days after the notice of occurrence. Failure to provide such notice of occurrence shall not prevent any Party from terminating this Agreement in accordance with the terms of this Section 10.4. If only one Party has knowledge of the occurrence of an event described in this Section 10.4 and such Party fails to provide immediate notice of its occurrence, then such Party shall only have sixty (60) days from the date of occurrence of such event in which to notify the other Parties that it is terminating this Agreement, whereas each of the other Parties shall have sixty (60) days from the date it becomes aware of the occurrence of

                                      60.

such event in which to notify the first Party that it is terminating this Agreement. If all Parties have knowledge of the occurrence of an event described in this Section 10.4 and none of the Parties provides immediate notice of its occurrence, then each Party shall only have sixty (60) days from the date of occurrence of such event in which to notify the other Parties that it is terminating this Agreement.

                           (a)      Corixa receives written notice from SB that
SB is terminating the SB Agreement;

                           (b)      Despite GSK Canada's Diligent Efforts to
achieve reimbursement of the Product in the provinces of Ontario, Quebec, British Columbia and Alberta, such reimbursement is not achieved in one or more of such provinces by twenty-four (24) months after Initial Approval;

                           (c)      The price set by the Patented Medicines
Prices Review Board for the Product is less than CAD $[*] and GSK Canada has exhausted all rights to appeal such price;

                           (d)      [*] sets the price of [*] in the Territory
at or below CAD $[*];

                           (e)      GSK Canada receives notice from Corixa,
pursuant to Section 4.12(e)(iii), that Corixa is terminating its supply obligations under Article 4;

                           (f)      There is a Force Majeure event that results
in an interruption of Product supply that persists for at least ninety (90) days; or

                           (g)      Despite GSK Canada's Diligent Efforts to
promote and sell the Product in the Territory, fewer than [*] patients are treated with the Product in the Territory during the third (3rd) year after Initial Approval.

Any termination pursuant to this Section 10.4 shall be effective six (6) months after the other Party's receipt of the terminating Party's notice of termination, except for termination pursuant to Section 10.4(a) which shall be effective four (4) months after such receipt and termination pursuant to Section 10.4(f) which shall be effective thirty (30) days after such receipt.

                  10.5 GSK CANADA TERMINATION FOR CAUSE. If any of the following events occur, then GSK Canada may terminate this Agreement within sixty (60) days of such event by providing written notice thereof to Corixa:

                           (a)      GSK Canada is materially adversely affected
by the terms of a new supply agreement entered into by Corixa pursuant to
Section 4.1(b), the amendment of an Existing Supply Agreement, or the corresponding amendment of this Agreement pursuant to Section 4.1(b). GSK Canada's notice shall document the materially adversely affect upon GSK Canada. If there is a dispute over whether GSK Canada was materially adversely affected by such new supply agreement or such amendment of this Agreement, such dispute shall be resolved in accordance with Section 13.1 and this Agreement shall only be terminated if such dispute is resolved in GSK Canada's favor;

----------------------------------
* Confidential Treatment requested.

                                       61.

                           (b)      GSK Canada receives notice from Corixa,
pursuant to Section 4.17, that Corixa is terminating its supply obligations under Article 4; or

                           (c)      GSK Canada's aggregate share of Third Party
Royalties pursuant to Section 6.5 exceeds [*] of Net Sales.

Termination pursuant to Section 10.5(a) or 10.5(c) shall be effective ninety
(90) days after Corixa's receipt of GSK Canada's notice of such termination. Termination pursuant to Section 10.5(b) shall be effective on the date specified in GSK Canada's notice of Agreement termination, provided that such date is not prior to the effective date of Corix's termination of Article 4.

                  10.6     TERMINATION FOR MATERIAL BREACH.

                           (a)      If any Party believes that another Party is
in material breach of a material obligation of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to such other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. The allegedly breaching Party shall have 60 days either to cure such breach or, if cure cannot be reasonably effected within such 60 day period, to deliver to the other Parties a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as rapidly as practicable. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach. In the event of breach for failure to meet any payment obligations under this Agreement, the breaching Party shall have fifteen (15) business days to cure such breach for nonpayment.

                           (b)      If the Party receiving notice of breach
fails to cure such breach within the 60-day period, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may terminate this Agreement upon 30 days advance written notice.

                  10.7 FORCE MAJEURE TERMINATION. If a Force Majeure event that prevents the performance of one Party persists for the applicable duration stated in this Section 10.7, then the other Parties shall have the right to terminate this Agreement upon thirty (30) days' prior written notice to the non-performing Party:

                           (a)      12 months, if such Force Majeure is due to
regulatory delays (including delays attributable to Health Canada or the FDA) or is a Force Majeure that entitles GSK Canada to an extension of time under
Section 3.4(c); or

                           (b)      18 months, with respect to any other Force
Majeure (including those described in Sections 7.5(c), 7.5(d)(i) and 7.5(f)), except for a supply interruption Force Majeure that is described in Section 10.4(f).

----------------------------------
* Confidential Treatment requested.

                                       62.

                  10.8 TERMINATION-RELATED REMEDIES. Termination is the sole remedy available to any Party who terminates this Agreement pursuant to Section 10.2, 10.4, 10.5 or 10.7. The non-terminating Party shall not have the right to seek or obtain any remedy for any loss arising from such termination, provided that such termination was carried out in accordance with the terms of this Agreement. The non-terminating Party may nevertheless pursue and obtain all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement by the terminating Party.

                  10.9 TERMINATION DISPUTES. If a Party gives notice of termination under this Article 10 and another Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 13.1. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective thirty (30) days following the resolution of such dispute. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

                  10.10    EFFECT OF TERMINATION; SURVIVAL.

                           (a)      In the event of termination of this
Agreement for any reason other than (i) Corixa's termination pursuant to Section
10.4 or 10.7 or (ii) GSK Canada's termination pursuant to Section 10.6, the following provisions of this Agreement shall survive: Sections 2.3, 2.4, 3.12, 6.12, 6.13, 7.1, 7.3(a)-(c), 7.5, 8.7, 9.1, 9.2, 9.3, 9.4, 9.5, 10.8, 10.10,
11.6, 13.1, 13.2, 13.3, 13.4, 13.11, 13.12, 13.19, 13.20 and 13.21, and Articles
1 and 12, and GSK Canada shall, within 60 days of such termination, transfer and assign to Corixa, at no cost to Corixa, all clinical data, manufacturing data, regulatory filings (including without limitation all NDSs), regulatory approvals and licenses (including without limitation all DINs and DELs), and other documents owned by GSK Canada that pertain to the Product in the Territory. The provisions of Sections 7.5 and 8.7 shall only survive termination with respect to suits filed during the term of the Agreement.

                           (b)      In the event of termination of this
Agreement by Corixa pursuant to Section 10.4 or 10.7 or by GSK Canada pursuant to Section 10.6, the following provisions of this Agreement shall survive:
Sections 3.12, 6.12, 6.13, 7.1, 7.3(a)-(c), 7.5, 8.7, 9.1, 9.2, 9.3, 9.4, 9.5,
10.8, 10.10, 11.6, 13.1, 13.2, 13.3, 13.4, 13.11, 13.12, 13.19, 13.20 and 13.21,
and Articles 1 and 12. The provisions of Sections 7.5 and 8.7 shall only survive termination with respect to suits filed during the term of the Agreement.

                           (c)      In the event of termination of this
Agreement for any reason, GSK Canada shall (i) promptly return to Corixa or destroy, as instructed by Corixa, all Tositumomab in the possession of GSK Canada, its Affiliates or sublicensees; and (ii) destroy, pursuant to the Quality Policy Manual, all Iodine I 131 Tositumomab in the possession of GSK Canada, its Affiliates or sublicensees.

                           (d)      In any event, termination of this Agreement
shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor, subject to Section 10.8, preclude any Party from pursuing all rights and remedies it may

                                       63.

have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party's right to obtain performance of any obligation.

         11.      REPRESENTATIONS AND COVENANTS

                  11.1 REPRESENTATIONS AND WARRANTIES OF CORIXA. Corixa represents and warrants to GSK Canada that, as of the Effective Date:

                           (a)      Corixa is duly organized, validly existing,
and in good standing under the laws of the State of Delaware.

                           (b)      Corixa has all requisite corporate power and
authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein.

                           (c)      The execution, delivery, and performance of
this Agreement by Corixa do not, and the consummation of the transactions contemplated herein will not, (i) violate any provisions of Corixa's organizational documents, bylaws, any law or regulation applicable to Corixa and in effect on the Effective Date, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Corixa is a party or is bound or (ii) result in the creation or acceleration of any lien charge, security interest, or other encumbrance on the Corixa Intellectual Property Rights in the Territory in the Field, except for the licenses set forth in Section 2.1(a) and the right of first negotiation set forth in Section 2.8.

                           (d)      Corixa has duly and properly taken all
action required by laws or its organizational documents, to authorize the execution, delivery, and performance by Corixa of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Corixa and constitutes legal, valid, and binding obligations of Corixa enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

                           (e)      No consent, authorization, permit or
approval of, or filing with or notice to, any regulatory authority or any other person not a party to this Agreement is required or necessary to be obtained by Corixa or on its behalf in connection with the execution, delivery, and performance by Corixa of this Agreement or to consummate the transactions contemplated hereby, except for any consents, authorizations, permits or approvals of, or filings with or notices in connection with the Dana-Farber Agreements, Michigan Agreement, BI Pharma Agreements, McKesson Agreement and Nordion Agreements. Notwithstanding the foregoing, Corixa or its Affiliate has obtained prior to the Effective Date, all consents (if any) that are required, pursuant to the Dana-Farber Agreement and the Michigan Agreement, to be obtained prior to the granting of the licenses set forth in Section 2.1(a).

                           (f)      From January 1, 2002 until the Effective
Date, except for the letter agreement dated January 11, 2002 amending the BI Pharma Agreement, another amendment to the BI Pharma Agreement dated February 24, 2003, and the Bexxar Supply Agreement with Nordion expected to be dated in June, 2003, neither Corixa nor any Affiliate of Corixa has (i) entered into any material agreement with respect to (A) the Corixa Intellectual Property Rights in the Territory in the Field or (B) the Licensed Mark "BEXXAR" in the Territory, (ii) modified

                                       64.

any material agreement with respect to (A) the Corixa Intellectual Property Rights in the Territory in the Field or (B) the Licensed Mark "BEXXAR" in the Territory, or (iii) entered into or amended any contract, agreement, commitment or arrangement (other than the LOI) to effect any of the matters referred to in this paragraph.

                           (g)      Except as otherwise disclosed in this
Agreement, Corixa or its Affiliates are the owners, licensees or sublicensees of the Corixa Intellectual Property Rights in the Territory in the Field and of the Licensed Marks in the Territory. As of the Effective Date, the (i) Corixa Intellectual Property Rights in the Territory in the Field that are owned by Corixa or its Affiliates and (ii) the Licensed Marks in the Territory, are free and clear of all liens and encumbrances, except for liens for taxes not yet due and payable and a lien by Banque Nationale de Paris.

                           (h)      To Corixa's knowledge (without any duty to
inquire with any person or source of information outside Corixa), as of the Effective Date, there is no claim, outstanding commitment to any governmental regulatory agency (other than an agency that reviews patent or trademark applications or grants patent or trademark rights), action, suit, proceeding, investigation, or arbitration pending or threatened against Corixa relating to the validity or enforceability of (i) the Corixa Intellectual Property Rights in the Territory in the Field or (ii) the Licensed Marks in the Territory.

                  11.2 REPRESENTATIONS AND WARRANTIES OF CORIXA RELATING TO INTELLECTUAL PROPERTY. Corixa represents and warrants to GSK Canada that to its knowledge as of the Effective Date (without any duty to inquire with any person or source of information outside Corixa):

                           (a)      Neither Corixa nor its Affiliates has
received any written notice of any claim or allegation that any of the development, manufacture, importation, use or sale by Corixa or its Affiliate, agent or (sub)licensee of the Product in the Territory in the Field infringes on any patents or other intellectual property rights of any Third Party, or that the manufacture of the Product in Germany by BI Pharma infringes on any patents or other intellectual property rights of any Third Party.

                           (b)      There is no claim, action, suit, or
proceeding, pending or threatened in writing, alleging that the development, manufacture, importation, use or sale by Corixa or its Affiliate, agent or
(sub)licensee of the Licensed Product in the Territory in the Field infringes any patents or other intellectual property rights of Third Parties.

                           (c)      Neither Corixa nor any of its Affiliates has
granted any licenses to, authorized, or permitted any Third Party (other than Nordion) to use any of the Corixa Intellectual Property Rights in the Territory in the Field with respect to the Product or to use the Licensed Mark "BEXXAR" in the Territory, except that Coulter Pharmaceutical granted a license, under certain Corixa Intellectual Property Rights, to SB pursuant to the SB Agreement, but such license was terminated by a letter agreement between Coulter Pharmaceutical and SB dated April 20, 2000.

                                       65.

                           (d)      As of the Effective Date, and excluding (i)
any manufacturing know-how, (ii) any trademarks, and (iii) any intellectual property rights pertaining to the manufacture or purification of monoclonal antibodies, there are not, any intellectual property rights, including without limitation any Patents, trade secrets, or know-how, (A) that are either owned by or licensed to Corixa or its Affiliates, (B) that are not included in the Corixa Intellectual Property Rights and (C) that would be infringed by the development, use, importation or sale of the Product in the Territory in the Field by or on behalf of GSK Canada.

                           (e)      The clinical and regulatory data regarding
the Product that Corixa has provided to GSK Canada is true and accurate in all material respects as of the date provided to GSK Canada, and Corixa has to its knowledge provided GSK Canada with access to all clinical and regulatory data regarding the Product that (i) was in Corixa's possession prior to the Effective Date and could be disclosed to GSK Canada without breaching any confidentiality obligations and (ii) would reasonably be believed to be material to GSK Canada's decision to enter into this Agreement.

                  11.3 REPRESENTATIONS AND WARRANTIES OF GSK CANADA. GSK Canada represents and warrants to Corixa that, as of the Effective Date:

                           (a)      GSK Canada is duly organized, validly
existing, and in good standing under the laws of Canada.

                           (b)      GSK Canada has all requisite corporate power
and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein.

                           (c)      The execution, delivery, and performance of
this Agreement by GSK Canada do not, and the consummation of the transactions contemplated herein will not violate any provisions of GSK Canada's organizational documents, bylaws, any law or regulation applicable to GSK Canada and in effect on the Effective Date, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which GSK Canada is a party or is bound.

                           (d)      GSK Canada has duly and properly taken all
action required by laws or its organizational documents, to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by GSK Canada and constitutes legal, valid, and binding obligations of GSK Canada enforceable against it in accordance with their terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

                           (e)      No consent, authorization, permit or
approval of, or filing with or notice to, any regulatory authority or any other person not a party to this Agreement is required or necessary to be obtained by GSK Canada or on its behalf in connection with the execution, delivery, and performance by GSK Canada of this Agreement or to consummate the transactions contemplated hereby.

                                       66.

                           (f)      GSK Canada has not assigned or licensed, nor
does it owe a duty to assign or license, any Invention to any of its Affiliates or any Third Party, and all Product Inventions assigned by GSK Canada to Corixa pursuant to Section 7.1 will, as a result of such assignment, be solely owned by Corixa and not be subject to any liens, security interests or other encumbrances.

                  11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article 11 and the indemnification with respect thereto pursuant to Article 12 shall survive the Effective Date and continue for the Term of this Agreement.

                  11.5 PERFORMANCE BY AFFILIATES. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

                  11.6 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2 AND 11.3, NONE OF THE PARTIES GRANTS AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

         12.      INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY.

                  12.1     INDEMNIFICATION.

                           (a)      GSK Canada hereby agrees to defend and hold
harmless Corixa and its agents, directors and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys' fees ("Losses") resulting directly or indirectly from (i) labeling or packaging, use or storage by GSK Canada or its Affiliates, sublicensees or agents of Tositumomab, Iodine I 131 Tositumomab or the Product, (ii) sale of the Product in the Territory, or
(iii) the breach of any representation or warranty made by GSK Canada in, or the breach of any other covenant or provision of, this Agreement, except to the extent such Losses result from an activity as to which Corixa is obliged to indemnify GSK Canada pursuant to Section 12.1(b).

                           (b)      Corixa hereby agrees to defend and hold
harmless GSK Canada and its agents, directors and employees from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys' fees ("Losses") resulting directly or indirectly from (i) the failure of Tositumomab or Iodine I 131 Tositumomab provided to GSK Canada by Corixa to comply with the relevant Specifications at the time of delivery to GSK Canada, (ii) the failure of Corixa to comply with GMP during its manufacture of Tositumomab or Iodine I 131 Tositumomab, or (iii) the breach of any representation or warranty made by Corixa in, or the breach of any other covenant or provision of, this Agreement, except to the extent such Losses result from an activity as to which GSK Canada is obliged to indemnify Corixa pursuant to Section 12.1(a).

                                       67.

                           (c)      In the event that a Party (the "Indemnified
Party") is seeking indemnification under Section 12.1(a) or (b), the Indemnified Party shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after the Indemnified Party receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by the Indemnifying Party (at the expense of the Indemnifying Party) in the defense of the claim.

                  12.2 INSURANCE. Corixa and GSK Canada shall each procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent corporations similarly situated at all times during which the Product is being clinically tested with human subjects or commercially distributed or sold. The Parties acknowledge and agree that such insurance shall not be construed to create a limit of Corixa's or GSK Canada's liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other with written evidence of such insurance upon request. Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

                  12.3 LIMITATION OF LIABILITY. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 12.1 AND EXCEPT IN THE EVENT OF THE BREACH OF AN OBLIGATION SET FORTH IN SECTION 2.2, 2.4 OR 9.1, IN NO EVENT SHALL ANY PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTIES FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.

         13.      MISCELLANEOUS.

                  13.1 DISPUTE RESOLUTION. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the respective heads of commercial operations of each Party and, if not resolved by the commercial operations heads, by referring the disputed matter to the respective Chief Executive Officers of each Party. Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Parties, and, within 20 days after such notice, such representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve a dispute within 30 days of their first meeting of such negotiations, except as provided in Section 13.3, any Party may seek to have such dispute resolved by binding arbitration with a single arbitrator (or three arbitrators, if a Party so requests) under the commercial rules of the American Arbitration Association. The Parties hereby consent to conduct such binding arbitration procedures in English in Chicago, Illinois, U.S.A.

                                       68.

                  13.2 GOVERNING LAW. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware by residents of the State of Delaware, without giving effect to conflicts of law rules that would require the application of laws of a different state.

                  13.3 PATENTS AND TRADEMARKS. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of the Product or of the Licensed Marks shall be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

                  13.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties (including the LOI), with the exception of the Four-Way NDA described in Section 9.4. Paragraphs 2(d), 7 and 8 of the LOI shall survive such termination, and Corixa may retain all amounts received from GSK Canada pursuant to the LOI. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

                  13.5 EXPORT CONTROL. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Corixa or GSK Canada from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from another Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

                  13.6     BANKRUPTCY.

                           (a)      All rights and licenses granted under or
pursuant to this Agreement, including amendments hereto, by each Party to another Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Corixa or GSK Canada (the "Bankrupt Party") under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be

                                       69.

performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

                           (b)      If a Title 11 case is commenced by or
against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party's written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.6, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

                           (c)      All rights, powers and remedies of the
non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 13.6 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

                  13.7 FORCE MAJEURE. All Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Parties. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, Force Majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, revolution, acts of public enemies, blockade

                                       70.

or embargo, terrorist act, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor disruption, strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, flood, explosion, storm or like catastrophe, casualty or accident, failure of suppliers to provide materials, services, equipment or machinery, interruption of or delay in transportation; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a Force Majeure affecting the payer, unless such Force Majeure specifically precludes the payment process.

                  13.8 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

                           For Corixa:       Corixa Corporation
                                             1124 Columbia Street, Suite 200
                                             Seattle, WA 98104, U.S.A.
                                             Attention: General Counsel

                           With a copy to:   Cooley Godward LLP
                                             Five Palo Alto Square
                                             3000 El Camino Real
                                             Palo Alto, CA  94306
                                             Attention: Robert L. Jones, Esq.

                           For GSK Canada:   GlaxoSmithKline Inc.
                                             7333 Mississauga Road North
                                             Mississauga, Ontario
                                             Canada L5N 6L4
                                             Attention: General Counsel

                           With a copy to:   Blake, Cassels & Graydon LLP
                                             World Exchange Plaza
                                             45 O'Connor Street, 20th Floor
                                             Ottawa, Ontario
                                             Canada K1P 1A4
                                             Attention: Eric R. Elvidge

                  13.9 CONSENTS NOT UNREASONABLY WITHHELD OR DELAYED. Whenever provision is made in this Agreement for any Party to secure the consent or approval of another Party, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

                                       71.

                  13.10 MAINTENANCE OF RECORDS. Each Party shall keep and maintain all records required by law or regulation with respect to the Product and shall make copies of such records available to the other Parties upon request.

                  13.11 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

                  13.12 ENGLISH. This Agreement has been prepared in English and shall be interpreted solely in English.

                  13.13 ASSIGNMENT. None of the Parties may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties, except a Party may make such an assignment without the other Parties' consent to an Affiliate or to a successor to substantially all of the business of such Party, whether in merger, a sale of stock, sale of assets or other transaction. In addition, this Agreement shall be binding upon the successors of any of the Parties hereto, whether occasioned by statutory merger, amalgamation, arrangement or other statutory procedure under which one legal entity takes title to the assets of the other legal entity which in turn loses its existence by operation of law. Any such successor, permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Parties, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this Section 13.13 shall be null and void and of no legal effect.

                  13.14 HARDSHIP. If, during the term of the Agreement, performance of the Agreement should lead to unreasonable hardship for any of the Parties, taking the interests of all Parties into account, all Parties shall endeavor to agree in good faith to amend the Agreement in the light of the change in circumstances.

                  13.15 ELECTRONIC DATA INTERCHANGE. If all Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or "EDI") in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.

                  13.16 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.17 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

                  13.18 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized. If the

                                       72.

Parties, after making good faith effort, are unable to effectively replace an invalid or unenforceable provision pursuant to this Section 13.18, and a Party is suffering or reasonably expects to suffer significant economic harm as a result of the invalidity or unenforceability of an original provision of this Agreement, such Party shall have the right to terminate this Agreement upon six months prior written notice to the other Parties. Such termination shall be in accordance with the provisions of Sections 10.10(a), 10.10(c) and 10.10(d) of this Agreement.

                  13.19 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

                  13.20 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

                  13.21 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                  13.22 TIME IS OF THE ESSENCE. Time shall be of the essence hereof.

         IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

GLAXOSMITHKLINE INC.                    CORIXA CORPORATION

By: /s/ B. Markowsky                   By: /s/ Steven Gillis
    ----------------------------           -------------------------------------

Title: V.P. Business Deveopment        Title: Steven Gillis, Ph.D Chairman &CEO

Date: May 27, 2003                     Date: 5-27-2003

                                       COULTER PHARMACEUTICAL, INC.

                                       By: /s/ Steven Gillis
                                           -------------------------------------

                                       Title: Steven Gillis, Ph.D President

                                       Date: 5-27-2003

                                       73.

                                    EXHIBIT A

                                     PATENTS

---------------------------------------------------------------------------------------------------------------
               APPLICATION                        PATENT               APPLICATION
  CASE NO.       NUMBER          FILING DATE      NUMBER   ISSUE DATE    STATUS         OWNER          CO-OWNER
---------------------------------------------------------------------------------------------------------------
   [*]            [*]               [*]                                  Pending         [*]             [*]
---------------------------------------------------------------------------------------------------------------
   [*]            [*]               [*]                                  Pending         [*]             [*]
---------------------------------------------------------------------------------------------------------------
   [*]            [*]               [*]                                  Pending         [*]             [*]
---------------------------------------------------------------------------------------------------------------

----------------------------------
* Confidential Treatment requested.

                                       1.

           EXHIBIT B PROCEDURE FOR CALCULATING STANDARD COST OF GOODS

The calculation described in this Exhibit B was performed by the Parties prior to the Effective Date. Based on such calculation, the Parties have agreed that the Standard Cost of Goods for a complete Therapy will be US[*] from the Effective Date until the earlier [*] If [*] takes place before [*], the Standard Cost of Goods computed for [*] (in accordance with the next paragraph) shall be applied for the portion of [*].

The calculation described in this Exhibit B shall be performed annually by [*] of each year, to determine the Standard Cost of Goods for the following year. Such new Standard Cost of Goods shall be implemented on January 1st of the applicable year (except for [*] and shall serve as a non-binding estimate for future years.

The number of clinical and commercial Therapies anticipated to be supplied for the US, Canadian, and other markets during a particular year shall be the "Forecast Volume" for such year. Such number shall be determined based upon forecasts provided by the JMC (with respect to the Territory), Corixa and SB (with respect to the United States), and Corixa (with respect to the rest of the Corixa Territory). The costs of producing those Therapies will be estimated and divided by the number of Therapies to arrive at a Standard Cost of Goods. In estimating the costs to produce the "Forecast Volume", appropriate allowances shall be made for extra therapeutic vials needed in certain Therapies, losses of Packaged Bulk Drug Substance in processing, QA and retention requirements, and other factors affecting yields.

Cost of Cold Component will be the estimated US dollar purchase price for the forecast year for two 16 ml and one 3 ml Tositumomab vials (regardless whether used in conjunction with the dosimetric or therapeutic doses of Iodine I 131 Tositumomab), plus a [*] to account for shipping costs and handling costs. Should experience indicate a provision for handling losses is required, appropriate adjustment will be made.

Cost of the Packaged Bulk Drug Substance for the Hot Component will be the estimated US dollar purchase price for the forecast year for the Packaged Bulk Drug Substance required to support the Forecast Volume, allowing for losses due to batch and container sizes as well as other production related losses, plus a [*] to account for shipping costs and handling costs.

Cost of (131) Iodine will be the estimated annual cost, [*] computed as the total direct cost of acquisition for the year divided by the Forecast Volume.

Cost of conjugation will be the total forecast cost for the Forecast Volume, including batch costs and incremental per unit package costs, at a forecast production schedule based on the forecasts provided by the Parties and SB.

Indirect costs will be the sum of forecasted costs for QA and Materials Management FTE's as provided in the SB Agreement, divided by the Forecast Volume.

Distribution costs will be the sum of all forecasted Third Party costs to transport Cold Components in bulk from the labeling facility to GSK Canada's storage facility and Hot Components from Nordion to their final destinations, divided by the Forecast Volume.

----------------------------------
* Confidential Treatment requested.

                                       1.

                                    EXHIBIT C

                                 LICENSED MARKS

-------------------------------------------------------------------------------------------------------------------
              FILING                                ISSUE             APPLICABLE GOODS/
 MARK          DATE       APP. NO.     REG. NO.     DATE                 SERVICES                     STATUS
-------------------------------------------------------------------------------------------------------------------
BEXXAR       9/17/97      856,386                             5; Pharmaceuticals for the        Allowed.
                                                              treatment of cancer               Extension of Time to
                                                                                                file Dec. of Use
                                                                                                granted. Dec. of Use
                                                                                                due: 9/17/03.
--------------------------------------------------------------------------------------------------------------------
POWERED      1/26/01    1,090,895                            5; Vaccines, pharmaceuticals,      Allowed.
BY                                                            and therapeutic chemical          Dec. of Use Due:
CORIXA                                                        compositions for the treatment    1/26/2004.
                                                              of cancer, infectious diseases,
                                                              viral diseases and autoimmune
                                                              disorders; medical diagnostic
                                                              preparations; immunostimulants,
                                                              and vaccine adjuvants, all for
                                                              human and veterinary use.
--------------------------------------------------------------------------------------------------------------------

USE OF LICENSED MARKS
       "Bexxar(TM) therapy"
       "Powered by Corixa(TM)technology"

                                       1.

                                    EXHIBIT D

                            POTENTIAL LICENSED MARKS

-------------------------------------
 MARK         CLASS/GOODS     REMARKS
-------------------------------------
 [*]             [*]            [*]
 ------------------------------------
 [*]             [*]            [*]
-------------------------------------
 [*]             [*]            [*]
 ------------------------------------
 [*]             [*]            [*]
-------------------------------------
 [*]             [*]            [*]
-------------------------------------
 [*]             [*]            [*]
-------------------------------------

USE OF POTENTIAL LICENSED MARKS
         [*]

----------------------------------
* Confidential Treatment requested.

                                       1.

                                    EXHIBIT E

                       FORECASTS AND FIRM ORDER SCHEMATIC

[*]      [*]                 [*]
------------------------------------------
         [*]        [*]      [*]       [*]
------------------------------------------
[*]      [*]
------------------------------------------
[*]      [*]                           [*]
------------------------------------------
[*]      [*]        [*]      [*]       [*]
------------------------------------------
[*]      [*]        [*]      [*]       [*]
------------------------------------------
[*]      [*]        [*]      [*]       [*]
------------------------------------------
[*]      [*]        [*]      [*]       [*]
------------------------------------------
[*]      [*]        [*]      [*]       [*]
------------------------------------------
[*]      [*]        [*]      [*]       [*]
------------------------------------------
[*]      [*]        [*]      [*]       [*]
------------------------------------------
[*]                 [*]      [*]       [*]
------------------------------------------
[*]                 [*]      [*]       [*]
------------------------------------------

----------------------------------
* Confidential Treatment requested.

                                       1.

                                   EXHIBIT F
                            SUPPLY CHAIN FLOW CHARTS

 FOR ILLUSTRATIVE PURPOSES ONLY. THESE CHARTS ARE NOT CONTRACTUALLY BINDING AND
                   MAY BE REVISED BY THE PARTIES AT ANY TIME.

                    BEXXAR CANADIAN ORDERING PROCESS - MANUAL
                                       [*]

----------------------------------
* Confidential Treatment requested.

                                       1.

                       BEXXAR CANADIAN ORDERING PROCESS -
                              ELECTRONIC INTERFACES

                                      [*]

----------------------------------
* Confidential Treatment requested.

                                       2.

                                    EXHIBIT G

                          SAFETY DATA EXCHANGE PROTOCOL

INTENT:

GlaxoSmithKline Inc. ("GlaxoSmithKline Canada") and Corixa Corporation ("Corixa", and collectively with GlaxoSmithKline Canada, the "Parties" or individually, a "Party") agree that this Safety Data Exchange Protocol ("SDE Protocol") is required to specify the safety-related data which must be provided by each Party in order to fulfill reporting obligations for BEXXAR therapy. The SDE Protocol specifies the timelines for exchange of all safety data.

1.       DEFINITIONS (CONSISTENT WITH ICH GUIDELINE E2A)

All definitions relating to this SDE agreement are included below. The original sources of reference for these definitions are the ICH-E2A guidelines. Where a term is not defined or further clarified in the E2A document, GlaxoSmithKline Canada has provided a definition taking into account FDA and other relevant regulatory guidelines.

ADVERSE EVENT (AE)

Any untoward medical occurrence in a patient or clinical investigation subject, temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

An AE can therefore be any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease (new or exacerbated) temporally associated with the use of a medicinal product. For marketed medicinal products, this also includes failure to produce expected benefits (i.e. lack of efficacy), abuse or misuse.

SERIOUS ADVERSE EVENT (SAE)

A serious adverse event is any untoward medical occurrence that, at any dose:\

  a) Results in death.

  b) Is life-threatening.

        NOTE: The term 'life-threatening' in the definition of 'serious' refers to an event in which the subject was at risk of death at the time of the event. It does not refer to an event, which hypothetically might have caused death, if it were more severe.

  c) Requires hospitalisation or prolongation of existing hospitalisation.

        NOTE: In general, hospitalisation signifies that the subject has been detained (usually involving at least an overnight stay) at the hospital or emergency ward for observation and/or treatment that would not have been appropriate in the physician's office or out-patient setting. Complications that occur during hospitalisation are AEs. If a complication prolongs hospitalisation or fulfils any other serious criteria, the event is

                                       1.

        serious. When in doubt as to whether "hospitalisation" occurred or was necessary, the AE should be considered serious.

        Hospitalisation for elective treatment of a pre-existing condition that did not worsen from baseline or increase in frequency or severity is not considered an AE.

  d) Results in disability/incapacity, or

        NOTE: The term disability means a substantial disruption of a person's ability to conduct normal life functions. This definition is not intended to include experiences of relatively minor medical significance such as uncomplicated headache, nausea, vomiting, diarrhoea, influenza, and accidental trauma (e.g. sprained ankle) which may interfere or prevent everyday life functions but do not constitute a substantial disruption.

  e) Is a congenital anomaly/birth defect in a child from a parent who was exposed to BEXXAR therapy.

  f) Medically significant: Other medically important conditions (e.g., the AE does not meet any of the above serious criteria but based on appropriate medical judgment, may have jeopardized the patient or required medical or surgical intervention to prevent one of the serious outcomes listed in these criteria). These should also be considered serious. Examples of such events are invasive or malignant cancers, intensive treatment in an emergency room or at home for allergic bronchospasm, blood dyscrasias or convulsions that do not result in hospitalisation, or development of drug dependency or drug abuse.

     For spontaneous AE reports:

     An adverse event will also be considered serious if a health professional reporter or a company safety physician or designee indicates that he/she considers the event to be serious (e.g. if he/she indicates the event to be incapacitating even if it does not fulfill the definition given above).

SPONTANEOUS AE REPORTS

Includes all Adverse Event reports associated with marketed medicinal products from any source (health professional, consumer, patient, lawyer, company sales representative, relative, etc.) regardless of how well documented as long as the four minimum data requirements are present (i.e., an identifiable patient, an identifiable reporter, BEXXAR therapy, and an adverse event). All such reports are included, not just those that meet the definition of "serious". Non-serious adverse event reports are subject to regulatory reporting in the post-marketing setting. A causal relationship does not need to be established. Spontaneous reports may also be of the following types: literature reports, mass communication media reports, reports in unpublished manuscripts, reports received from regulatory authorities, etc.

CORE SAFETY INFORMATION

Core Safety Information (CSI) is the minimum essential clinical safety information for a medicinal product, approved by Corixa on prescribing information (labeling), which is included in the prescribing information in all geographic locations where the medicinal product is marketed.

IDENTIFIABLE PATIENT

                                       2.

A patient is considered identifiable in an Adverse Event or pregnancy report when it is clear that an individual is involved. Such reports are notified to Corixa even if no formal patient identity is available.

2. GLOBAL SAFETY DATABASE

Corixa will be the designated world-wide safety database for BEXXAR therapy. Corixa will hold the international safety database of AE reports and pregnancy reports received by either company or its affliates/licensees worldwide for BEXXAR therapy. Direct access will not be granted to GlaxoSmithKline Canada but all reasonable assistance {e.g. line listings/ Periodic Safety Update Reports (PSURs)} in responding to safety inquiries will be provided upon request.

3. PERIODIC REPORTING

The responsibility for compilation of PSURs for BEXXAR therapy will lie with Corixa. GlaxoSmithKline Canada will promptly on request provide Corixa with all the necessary data (i.e. relevant sales and/or usage figures from the company's territories) required for PSUR production.

Two weeks prior to submission of the PSUR, Corixa will provide confidential copies of the near-final draft PSUR to GlaxoSmithKline Canada for review and comments. GlaxoSmithKline Canada will provide comments to Corixa within one week of receipt to avoid delay of submission. Corixa will supply GlaxoSmithKline Canada with an electronic copy of each final PSUR generated in accordance with ICH guidelines for regulatory reporting within 60 days of the data lock point.

Both parties will be responsible for regulatory submission of the PSURs in their own territories in order to maintain marketing authorizations.

PSURs are under no circumstances to be quoted in any marketing presentation or publication.

4. LANGUAGE AND MEANS OF EXCHANGE

Exchange of all safety data including Core Safety Information changes will be in English.

All adverse event (AE) reports according to this protocol will be exchanged in formats specified in section - called Expedited Reporting

AE data will be exchanged by fax only. As technology permits, alternative mechanisms for exchange of safety information may be negotiated as long as the exchange of information remains secure, proprietary, and within regulatory expectations.

                                       3.

Date of first receipt by the original recipient of any AE report must be recorded on each report exchanged. This includes initial and follow-up receipt dates.

Exchange of all updates to the Core Safety Information and supporting data will be by e-mail to the appropriate contact person (see section entitled Contacts).

5. CORE SAFETY INFORMATION

The Core Safety Information will be written and maintained by Corixa. Comments on the Core Safety Information must be submitted to Corixa by GlaxoSmithKline Canada within two weeks of receipt of the document. Updated Core Safety Information and supporting data will be sent from Corixa to GlaxoSmithKline Canada Regulatory Affairs for consideration according to agreed timelines.

For changes related to major safety issues, Corixa will send the updated Core Safety Information and supporting data to the appropriate contact person in Regulatory Affairs, GlaxoSmithKline Canada within 24 hours of the updated Core Safety Information being approved internally. For all other changes, Corixa will send the updated Core Safety Information and supporting data to the appropriate contact person in Regulatory Affairs, GlaxoSmithKline Canada within 30 days of being approved internally.

6. EXPEDITED REPORTING

AE data (CIOMS l - Council for International Organization of Medical Sciences) will be exchanged via the Safety/Pharmacovigilance departments of the companies involved as identified in section called Contacts.

The Marketing Authorization/Licence Holder (GlaxoSmithKline Canada) will be responsible for expedited reporting of AE reports to Canadian regulatory authority.

Corixa will be responsible to have a safety physician, or designee, assess medical seriousness of all AEs to meet the requirements for section f) of the serious adverse event definition.

All regulatory authority sourced reports will be exchanged within the same timelines as for spontaneous or clinical trial reports as appropriate.

In all countries the "clock start" date for regulatory reporting and exchange of AE data for expedited reporting will be when either company receives first notification of a report.

a) SPONTANEOUS REPORTS (FROM ANY SOURCE)

   GlaxoSmithKline Canada and Corixa will exchange spontaneous AE data (foreign and domestic) with BEXXAR therapy according to the timelines below:

                                       4.

-------------------------------------------------------------------------------------
            ADVERSE EVENT TYPE
      (INITIAL AND FOLLOW-UP REPORTS)          GLAXOSMITHKLINE CANADA AND CORIXA
-------------------------------------------------------------------------------------
All serious AEs and                          GlaxoSmithKline Canada will
GlaxoSmithKline Canada                       provide Corixa with source documents
identified lack of efficacy reports          within 3 calendar days.

                                             Corixa will provide GlaxoSmithKline
                                             Canada with CIOMS 1 documents for all
                                             serious events and GlaxoSmithKline
                                             Canada identified lack of efficacy
                                             reports within 12 calendar days.
-------------------------------------------------------------------------------------
Non-serious AEs and pregnancies              GlaxoSmithKline Canada will provide
without serious complications*               Corixa with source documents for all
                                             Canadian non-serious events within 7
                                             calendar days of initial notification.
                                             Corixa is not required to provide the
                                             CIOMS 1 reports for non-serious AEs **to
                                             GlaxoSmithKline Canada for expedited
                                             reporting purposes.
-------------------------------------------------------------------------------------

* pregnancies with complications which fall into the definition of an SAE must be exchanged according to the timelines of SAEs

**Not including GlaxoSmithKline Canada identified lack of efficacy reports.

b) CLINICAL TRIAL REPORTS

   Should any Party or its affiliates conduct clinical trials with BEXXAR therapy or provide BEXXAR therapy for named patient use, GlaxoSmithKline Canada and Corixa will exchange AE data (foreign and domestic) according to the timelines below:

----------------------------------------------------------------------------------
          ADVERSE EVENT TYPE
   (INITIAL AND FOLLOW-UP REPORTS)            GLAXOSMITHKLINE CANADA TO CORIXA
----------------------------------------------------------------------------------
Serious attributable fatal or                24 hours or within 3 calendar days if
life-threatening AEs                         this period includes a weekend or
                                             public holiday
----------------------------------------------------------------------------------
All other SAEs and pregnancies               48 hours or within 3 calendar
                                             days if this period includes a
                                             weekend or public holiday
----------------------------------------------------------------------------------
Non-serious AEs from named                   5 calendar days
patients/compassionate use
----------------------------------------------------------------------------------
Non-serious AEs from clinical studies        not required to send to Corixa
----------------------------------------------------------------------------------

-----------------------------------------------------------------------------
            ADVERSE EVENT TYPE
      (INITIAL AND FOLLOW-UP REPORTS)        CORIXA TO GLAXOSMITHKLINE CANADA
-----------------------------------------------------------------------------
Serious attributable unexpected fatal or            5 calendar days
life-threatening AEs
-----------------------------------------------------------------------------
All other serious attributable unexpected          12 calendar days
AEs
-----------------------------------------------------------------------------

                                       5.

     Corixa will be responsible for creating Expedited Investigator Safety Reports (EISRs) / Investigational New Drug Safety Reports with Analysis of Similar Events (INDSR with ASIME investigator safety letters) and providing them to GlaxoSmithKline Canada within 12 calendars for expedited reporting.

     GlaxoSmithKline Canada and Corixa will each be responsible for notifying investigators in their own studies of serious AE reports as necessary, within their own territories, according to the respective company standard operating procedure and local regulations.

     FOLLOW-UP

     The Marketing Authorisation/Licence Holder (GlaxoSmithKline Canada) is responsible for appropriate follow-up of an AE report and timely transmission of relevant new information to Corixa. Corixa would be required to indicate to GlaxoSmithKline Canada if any follow up is required on clinical trial SAE reports.

     Information on follow-up will be forwarded within the timelines specified for initial information unless the follow-up data changes the status of the AE (i.e. if the follow-up data changes a non-serious AE to serious, the timeframe for reporting serious AEs should be observed).

     LITERATURE

     Corixa will review relevant medical/scientific literature worldwide for AE reports with BEXXAR therapy and provide CIOMS I reports with a copy of the publication attached, to GlaxoSmithKline Canada. Corixa will send these data forward within the same timelines as for spontaneous or clinical trial case reports as appropriate.

     ACKNOWLEDGEMENTS

     Corixa will send an acknowledgement to GlaxoSmithKline Canada as soon as a report is received. Corixa will acknowledge serious cases within 7 days. Acknowledgements of serious cases should include dates of receipt and Corixa reference numbers. These acknowledgements will be used to confirm receipt of reports. If no acknowledgement is received by GlaxoSmithKline Canada the report will be resent as soon as possible.

     PRODUCT COMPLAINTS

     GlaxoSmithKline Canada will send to Corixa all Canadian medical product complaints associated with AE or pregnancy reports with BEXXAR therapy.

     Follow-up of medical product complaints involving AE or pregnancy reports must be carried out as for any other AE or pregnancy report.

7.   REGULATORY ENQUIRIES

Each company will keep the other informed of any safety-related regulatory enquiries with BEXXAR therapy as soon as possible and will co-operate in providing requested information promptly. The company holding the global safety database (Corixa) will draft a joint statement for review and comment by GlaxoSmithKline Canada before submission.

                                       6.

8.   REVIEW AND REVISIONS

This SDE protocol may be amended from time to time to improve compliance with regulatory reporting or as necessary, or as and when required by agreement between the parties. Each party may recommend a change in the protocol.

9.   TERMINATION OF THE SDE PROTOCOL

This Protocol will be co-terminous with the Licensing and Supply Agreement between the Parties and Coulter Pharmaceutical, Inc.

10.  GENERAL MANAGEMENT OF SAFETY

If either company becomes aware of a safety issue with BEXXAR therapy, that company will alert the other/s as soon as possible. Supporting documentation will be sent as soon as possible thereafter.

Public statements by either company on the safety of BEXXAR therapy, which go beyond the scope of the Core Safety Information, must, as far as practical, be approved by both parties before publication.

Each company will inform the other when involving an external expert for an opinion on any safety matter relating to BEXXAR therapy. This does not include consultation on single case reports for clinical guidance where this is only to be used within the company requesting the opinion.

11.  CONTACTS

     GlaxoSmithKline Canada Contacts

-------------------------------------------------------------------
General Enquiries             [*]         GlaxoSmithKline Canada
                                          7333 Mississauga, ON
                                          Canada L5N 6L4
                                          Tel: [*]
                                          Fax: [*]
                                          E-mail: [*]
-------------------------------------------------------------------
Spontaneous and clinical      [*]         GlaxoSmithKline Canada
trial cases                               7333 Mississauga, ON
                                          Canada L5N 6L4
                                          Tel: [*]
                                          Fax: [*]
                                          E-mail: [*]
-------------------------------------------------------------------
Regulatory Affairs            [*]         GlaxoSmithKline Canada
                                          7333 Mississauga, ON
                                          Canada L5N 6L4

----------------------------------
* Confidential Treatment requested.

                                       7.

                                          Tel: [*]
                                          Fax: [*]
                                          E-mail: [*]

Corixa Contacts

----------------------------------------------------------------------
General Enquiries             [*]         Corixa Corporation
                                          630 Gateway Blvd.
                                          So. San Francisco, CA 94080
                                          Tel: [*]
                                          Fax: [*]
                                          E-mail: [*]
----------------------------------------------------------------------
Spontaneous and clinical      [*]         Corixa Corporation
trial cases                               630 Gateway Blvd.
                                          So. San Francisco, CA 94080
                                          Tel: [*]
                                          Fax: [*]
                                          E-mail: [*]
----------------------------------------------------------------------
Regulatory Affairs            [*]         Corixa Corporation
                                          630 Gateway Blvd.
                                          So. San Francisco, CA 94080
                                          Tel: [*]
                                          Fax: [*]
                                          E-mail: [*]

----------------------------------
* Confidential Treatment requested.

                                       8.

                                TABLE OF CONTENTS

                                                                                                      PAGE
1.       DEFINITIONS................................................................................    1

         1.1      "Affiliate".......................................................................    1

         1.2      "Annual Clinical FTE Rate"........................................................    2

         1.3      "Annual Net Sales"................................................................    2

         1.4      "Batch Certificate"...............................................................    2

         1.5      "BI Pharma".......................................................................    2

         1.6      "BI Pharma Agreements"............................................................    2

         1.7      "BLA".............................................................................    2

         1.8      "Business Day" or "business day"..................................................    2

         1.9      "Certificate of Analysis".........................................................    2

         1.10     "Certificate of Manufacture"......................................................    3

         1.11     "Clinical Trial"..................................................................    3

         1.12     "Cold Component"..................................................................    3

         1.13     "Confidential Information"........................................................    3

         1.14     "Controlled"......................................................................    3

         1.15     "Corixa Intellectual Property Rights".............................................    3

         1.16     "Corixa Post-Approval Trial"......................................................    3

         1.17     "Corixa Territory "...............................................................    3

         1.18     "Cross-Territory Clinical Trial"..................................................    4

         1.19     "Dana-Farber Agreements"..........................................................    4

         1.20     "DEL".............................................................................    4

         1.21     "Diligent Efforts"................................................................    4

         1.22     "DIN".............................................................................    4

         1.23     "Existing Supply Agreements"......................................................    4

         1.24     "FD&C Act"........................................................................    4

         1.25     "FDA".............................................................................    4

         1.26     "Field"...........................................................................    4

         1.27     "First Commercial Sale"...........................................................    4

         1.28     "Force Majeure"...................................................................    5

         1.29     "FTE".............................................................................    5

                                       i.

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
         1.30     "Good Clinical Practice" or "GCP".................................................    5

         1.31     "Good Laboratory Practice" or "GLP"...............................................    5

         1.32     "Good Manufacturing Practice" or "GMP"............................................    5

         1.33     "GSK Canada Intellectual Property Rights".........................................    5

         1.34     "Health Canada"...................................................................    5

         1.35     "Hot Component"...................................................................    5

         1.36     "Information".....................................................................    5

         1.37     "Initial Approval"................................................................    5

         1.38     "Initial Royalty Period"..........................................................    6

         1.39     "Intellectual Property Rights"....................................................    6

         1.40     "Invention".......................................................................    6

         1.41     "Iodine I 131 Tositumomab"........................................................    6

         1.42     "Joint Marketing Committee".......................................................    6

         1.43     "Joint Other Inventions"..........................................................    6

         1.44     "Licensed Mark"...................................................................    6

         1.45     "Licensed Product"................................................................    7

         1.46     "Licensed Services"...............................................................    7

         1.47     "LOI".............................................................................    7

         1.48     "Marketing Plan"..................................................................    7

         1.49     "McKesson"........................................................................    7

         1.50     "McKesson Agreement"..............................................................    7

         1.51     "Michigan Agreement"..............................................................    7

         1.52     "NDS".............................................................................    7

         1.53     "Net Sales".......................................................................    7

         1.54     "Nordion".........................................................................    8

         1.55     "Nordion Agreements"..............................................................    8

         1.56     "Other Invention".................................................................    8

         1.57     "Packaged Bulk Drug Substance"....................................................    8

         1.58     "Patent"..........................................................................    8

         1.59     "Potential Licensed Mark".........................................................    8

                                       ii.

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
         1.60     "Product".........................................................................    8

         1.61     "Product Invention"...............................................................    8

         1.62     "QA/QC Costs".....................................................................    8

         1.63     "Qualifying Clinical Trial" ......................................................    8

         1.64     "Quality Policy Manual"...........................................................    8

         1.65     "Regulatory Approval".............................................................    9

         1.66     "SB"..............................................................................    9

         1.67     "SB Agreement"....................................................................    9

         1.68     "Scheduled Batch Completion Date".................................................    9

         1.69     "Sole Other Inventions"...........................................................    9

         1.70     "Specifications"..................................................................    9

         1.71     "Standard Cost of Goods"..........................................................    9

         1.72     "Taxes"...........................................................................   10

         1.73     "Territory".......................................................................   10

         1.74     "Therapy".........................................................................   10

         1.75     "Third Party".....................................................................   10

         1.76     "Third Party Royalties"...........................................................   10

         1.77     "Tositumomab".....................................................................   11

2.       LICENSES AND EXCLUSIVITY...................................................................   11

         2.1      Licenses to GSK Canada............................................................   11

         2.2      Negative Covenant.................................................................   12

         2.3      Licenses to Corixa................................................................   12

         2.4      Negative Covenant.................................................................   12

         2.5      Existing Third Party Licenses.....................................................   12

         2.6      New Third Party Licenses..........................................................   12

         2.7      Exclusivity.......................................................................   13

         2.8      Right of First Negotiation........................................................   13

         2.9      Conversion to Distributorship.....................................................   14

3.       REGISTRATION AND MARKETING.................................................................   14

         3.1      Overview..........................................................................   14

                                      iii.

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
         3.2      Joint Marketing Committee (JMC)...................................................   14

         3.3      Subteams from SB Agreement........................................................   16

         3.4      Diligence.........................................................................   16

         3.5      Marketing Plan....................................................................   17

         3.6      Transfer of Pre-existing Data.....................................................   17

         3.7      Clinical Trials Solely in the Territory...........................................   18

         3.8      Clinical Trials Solely in the Corixa Territory....................................   19

         3.9      Cross-Territory Clinical Trials...................................................   20

         3.10     Regulatory Filings in the Territory...............................................   21

         3.11     Reporting.........................................................................   22

         3.12     Records...........................................................................   22

         3.13     Pricing...........................................................................   22

         3.14     Reimbursement.....................................................................   23

         3.15     Compliance........................................................................   23

4.       MANUFACTURING AND SUPPLY OF THERAPIES......................................................   23

         4.1      General Understanding.............................................................   23

         4.2      Requirements Contract.............................................................   24

         4.3      Forecasts and Ordering............................................................   24

         4.4      Vial Labeling and Packaging.......................................................   29

         4.5      Delivery; Shipment; Title; Distribution...........................................   30

         4.6      Storage...........................................................................   32

         4.7      Compliance with Specifications....................................................   32

         4.8      Customer Orders...................................................................   34

         4.9      Manufacturing Regulatory Compliance...............................................   34

         4.10     Regulatory Compliance.............................................................   34

         4.11     Quality Policy Manual.............................................................   35

         4.12     Changes...........................................................................   35

         4.13     Adverse Event Reporting...........................................................   36

         4.14     Product Complaints................................................................   36

         4.15     Product Recall....................................................................   37

                                      iv.

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
         4.16     Allocation in the Event of Product Shortages......................................   37

         4.17     Termination of Supply Obligations.................................................   39

         4.18     U.N. Convention Not Applicable....................................................   39

5.       GREY-MARKET RESTRICTIONS...................................................................   39

         5.1      Overview..........................................................................   39

         5.2      No Sales By GSK Canada Outside the Territory......................................   39

         5.3      No Sales By Corixa Inside the Territory...........................................   39

6.       ECONOMICS..................................................................................   40

         6.1      License Fee.......................................................................   40

         6.2      Milestones........................................................................   40

         6.3      Royalties.........................................................................   41

         6.4      Dana-Farber and University of Michigan Royalties..................................   42

         6.5      Third Party Royalties.............................................................   43

         6.6      Quarterly Payments and Payment Reports............................................   43

         6.7      Transfer Price....................................................................   43

         6.8      Accounting for Excess Tositumomab.................................................   44

         6.9      Payment Method....................................................................   45

         6.10     Taxes.............................................................................   45

         6.11     Currency of Payment...............................................................   45

         6.12     Foreign Exchange..................................................................   45

         6.13     Records; Inspection...............................................................   45

         6.14     Late Payment Penalty..............................................................   46

         6.15     Sublicenses.......................................................................   46

7.       INTELLECTUAL PROPERTY......................................................................   46

         7.1      Ownership.........................................................................   46

         7.2      Disclosure........................................................................   47

         7.3      Patent Prosecution and Maintenance; Abandonment...................................   47

         7.4      Enforcement of Patent Rights and Defense of Patent Invalidity Claims..............   49

         7.5      Defense of Third Party Patent Infringement Claims.................................   50

         7.6      Patent Marking....................................................................   52

                                       v.

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
8.       TRADEMARK MATTERS..........................................................................   52

         8.1      Ownership of the Licensed Marks...................................................   52

         8.2      No Contest........................................................................   52

         8.3      Use of the Licensed Marks.........................................................   53

         8.4      Obtaining and Maintaining Registrations...........................................   54

         8.5      Quality Control...................................................................   54

         8.6      Enforcement of Licensed Marks.....................................................   55

         8.7      Third Party Trademark Litigation..................................................   55

         8.8      Obligation to Use Licensed Marks..................................................   57

         8.9      Exclusivity of Trademark..........................................................   57

         8.10     Use of Marks other than Licensed Marks............................................   57

9.       CONFIDENTIALITY............................................................................   57

         9.1      Nondisclosure of Confidential Information.........................................   57

         9.2      Exceptions........................................................................   58

         9.3      Authorized Disclosure.............................................................   58

         9.4      Termination of Prior Agreements...................................................   59

         9.5      Publicity.........................................................................   59

         9.6      Publications......................................................................   60

10.      TERM AND TERMINATION.......................................................................   60

         10.1     Term..............................................................................   60

         10.2     Termination for Exclusivity Breach................................................   60

         10.3     Termination for Diligence Failure.................................................   60

         10.4     Mutual Termination for Cause......................................................   60

         10.5     GSK Canada Termination for Cause..................................................   61

         10.6     Termination for Material Breach...................................................   62

         10.7     Force Majeure Termination.........................................................   62

         10.8     Termination-Related Remedies......................................................   63

         10.9     Termination Disputes..............................................................   63

         10.10    Effect of Termination; Survival...................................................   63

11.      REPRESENTATIONS AND COVENANTS..............................................................   64

                                       vi.

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
         11.1     Representations and Warranties of Corixa..........................................   64

         11.2     Representations and Warranties of Corixa Relating to Intellectual Property........   65

         11.3     Representations and Warranties of GSK Canada......................................   66

         11.4     Survival of Representations and Warranties........................................   67

         11.5     Performance by Affiliates.........................................................   67

         11.6     Disclaimer of Warranties..........................................................   67

12.      INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY.....................................   67

         12.1     Indemnification...................................................................   67

         12.2     Insurance.........................................................................   68

         12.3     Limitation of Liability...........................................................   68

13.      MISCELLANEOUS..............................................................................   68

         13.1     Dispute Resolution................................................................   68

         13.2     Governing Law.....................................................................   69

         13.3     Patents and Trademarks............................................................   69

         13.4     Entire Agreement; Amendment.......................................................   69

         13.5     Export Control....................................................................   69

         13.6     Bankruptcy........................................................................   69

         13.7     Force Majeure.....................................................................   70

         13.8     Notices...........................................................................   71

         13.9     Consents Not Unreasonably Withheld or Delayed.....................................   71

         13.10    Maintenance of Records............................................................   72

         13.11    No Strict Construction............................................................   72

         13.12    English...........................................................................   72

         13.13    Assignment........................................................................   72

         13.14    Hardship..........................................................................   72

         13.15    Electronic Data Interchange.......................................................   72

         13.16    Counterparts......................................................................   72

         13.17    Further Actions...................................................................   72

         13.18    Severability......................................................................   72

         13.19    Ambiguities.......................................................................   73

                                      vii.

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
         13.20    Headings..........................................................................   73

         13.21    No Waiver.........................................................................   73

         13.22    Time is of the Essence............................................................   73

                                     viii.